  As filed with the Securities and Exchange Commission on September 10, 2001


                                                      Registration No. 333-68014


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               -----------------


                         AMENDMENT NO. 1  TO FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                       OLD DOMINION ELECTRIC COOPERATIVE
            (Exact name of Registrant as specified in its charter)


         Virginia                          4911                  23-7048405
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification No.)       Identification No.)



                                      ***

                          Innsbrook Corporate Center
                            4201 Dominion Boulevard
                          Glen Allen, Virginia 23060
                           Telephone (804) 747-0592
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                               Daniel M. Walker
                          Innsbrook Corporate Center
                            4201 Dominion Boulevard
                          Glen Allen, Virginia 23060
                           Telephone (804) 747-0592
(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

                                  Copies to:

        Carl F. Lyon, Jr.            Richard W. Gregory         Cada T. Kilgore, III
Orrick, Herrington & Sutcliffe LLP      LeClair Ryan       Sutherland Asbill & Brennan LLP
         666 Fifth Avenue          4201 Dominion Boulevard   999 Peachtree Street, N.E.
        New York, NY 10103          Glen Allen, VA 23060          Atlanta, GA 30309
          (212) 506-5000               (804) 968-2987              (404) 853-8000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               -----------------

   If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Title of Each Class of Securities to be Registered Principal Amount of Offering(1) Amount of Registration Fee(2)
-----------------------------------------------------------------------------------------------------------------
           2001 Series A Bonds Due 2011...........          $220,000,000                      $55,000
-----------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
(1)Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

(2)A registration fee of $50,000 was paid with the initial Registration Statement. An additional fee of $5,000 is paid with this Amendment No. 1.


                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2001


PROSPECTUS                                                               [LOGO]

                                               Old Dominion Electric Cooperative

                                 $220,000,000

                       Old Dominion Electric Cooperative
                         2001 Series A Bonds Due 2011


   Old Dominion Electric Cooperative is offering $220,000,000 in principal amount of its 2001 Series A Bonds Due 2011. The 2001 Series A Bonds will mature
on June 1, 2011, and will bear interest at    % per annum. We will pay interest
on the 2001 Series A Bonds semi-annually on June 1 and December 1 of each year beginning on December 1, 2001. We may redeem the 2001 Series A Bonds, in whole or in part, prior to their stated maturity at the price set forth in "DESCRIPTION OF THE BONDS--Make Whole Redemption." We may not otherwise optionally or mandatorily redeem the bonds.


   The 2001 Series A Bonds initially will be secured by a first lien on substantially all of our tangible and some of our intangible properties, equally and ratably with all other obligations issued under our Indenture of Trust and Deed of Mortgage, dated as of May 1, 1992, as amended. The lien will be released when all obligations issued by us under the indenture prior to the 2001 Series A Bonds cease to be outstanding or the holders of those obligations consent to the release of the lien. After that time, the 2001 Series A Bonds will be unsecured general obligations, ranking equally and ratably with our other unsecured and unsubordinated obligations, subject to some exceptions. In addition, we will be limited in our ability to secure obligations for borrowed money or the deferred purchase price of property or services after that time unless we equally and ratably secure the 2001 Series A Bonds. See "DESCRIPTION OF THE BONDS."

   Our timely payment of the regularly scheduled payments of the principal of, and interest on, the 2001 Series A Bonds will be insured by a financial guaranty insurance policy to be issued by Ambac Assurance Corporation simultaneously with the delivery of the bonds. See "BOND INSURANCE."

                                  [LOGO] Ambac

                                    Underwriting
                           Price to Discounts and Proceeds to
                           Public   Commissions   Old Dominion
                  ---------------------------------------------
                  Per bond     %                %            %
                  Total    $                $            $


   The price to the public for the 2001 Series A Bonds includes accrued interest, if any, from the date of issuance of the bonds. The proceeds to us do not reflect the expenses we expect to pay in connection with the offering other than underwriting discounts and commissions. We estimate these additional
expenses will be $   . We have agreed to indemnify the underwriters for some
obligations relating to this offering. See "UNDERWRITING."


   The underwriters are offering the 2001 Series A Bonds subject to a number of conditions and subject to prior sale by the underwriters. We expect that the 2001 Series A Bonds will be available for delivery in New York, New York in
book-entry form on or about    , 2001 through the facilities of The Depository
Trust Company against payment for the bonds in immediately available funds.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

JPMorgan
                                                  Banc of America Securities LLC

      , 2001

[LOGO] Old Dominion Electric Cooperative

     [INSIDE COVER DESCRIPTION OF ARTWORK. Old Dominion Electric Cooperative's, logo appears at the top of the page. At the mid-center of the page is a map of portions of Virginia, Maryland, Delaware and West Virginia with the areas of Old Dominion Electric Cooperatives member distribution cooperatives service territories and neighboring utilities service territories highlighted in different shades to distinguish those territories. In addition, the map identifies the locations of the North Anna Nuclear Power Station, Clover Power Station and each of the combustion turbine facilities known as Rock Springs, Louisa and Marsh Run currently being developed.]

           [MAP] Map of Service Territories and Generating Facilities

                                    SUMMARY

   The following summary contains information about our company, the offering and the terms of the 2001 Series A Bonds that we believe is important. You should read this entire prospectus, including the financial statements and the accompanying notes, for a complete understanding of our company, the offering and the bonds. This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our business and industry. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those described in these forward-looking statements as a result of a variety of factors, some of which are more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements, even if new information becomes available or other events occur in the future, except as required by law.

                                 The Offering

Old Dominion................  We are a not-for-profit power supply cooperative based in Glen Allen, Virginia, principally engaged in the business of providing wholesale electric services to our members. Our members include twelve customer-owned electric distribution cooperatives that sell electric services to customers in portions of Virginia, Maryland, Delaware and West Virginia. We have one other member, ODEC Power Trading, Inc. ("ODEC Power Trading").

                              In this prospectus, the words "we," "us" and "our" refer to Old Dominion Electric Cooperative unless the context indicates otherwise.


Securities Offered..........  $220,000,000 principal amount of 2001 Series A
                              Bonds due June 1, 2011


Interest Payment Dates......  June 1 and December 1, commencing December 1,
                              2001

Redemption..................  We may redeem the 2001 Series A Bonds, in whole or in part, prior to their stated maturity, at our option. The redemption price for the bonds will be equal to the greater of:


                             . 100% of the principal amount of the bonds being redeemed plus accrued interest to the redemption date; and



                             . the sum of the present values of the remaining principal and interest payments on the bonds being redeemed, discounted at a rate equal to the sum of (1) the yield to maturity on the U.S. Treasury security having a life equal to, or the average yield to maturity on two U.S. Treasury securities closely corresponding to, the remaining life of the 2001 Series A Bonds and trading in the secondary market at the price closest to par and (2) twenty basis points;



                              plus, in either case, without duplication, interest due and payable but unpaid on the bonds being redeemed.


                              We may not otherwise optionally or mandatorily redeem the 2001 Series A Bonds. See "DESCRIPTION OF THE BONDS--Make Whole Redemption."

Indenture...................  We will issue the 2001 Series A Bonds under the
                              Indenture of Mortgage and Deed of Trust, dated May 1, 1992, as amended, with Crestar Bank (predecessor to SunTrust Bank), as trustee (the

                              "Existing Indenture"). We have entered into a supplemental indenture to the Existing Indenture which, when some provisions of it become effective, will amend several provisions of the Existing Indenture. The amendments include:

                             .  modification of our rate covenant and
                                restrictions on the issuance of additional bonds and distributions to members; and

                             . elimination of restrictions on investments and short-term indebtedness and the obligation to make depreciation deposits.

                              See "DESCRIPTION OF THE BONDS." These provisions of the supplemental indenture will become effective when the holders of a majority of the obligations outstanding under the Existing Indenture consent to the amendments (the "Amendment Date"). In this prospectus, the Existing Indenture as amended by these provisions of the supplemental indenture on the Amendment Date is referred to as the "Amended Indenture."

                              We also have entered into an Amended and Restated Indenture which, when it becomes effective, will amend and restate the Existing Indenture or the Amended Indenture, as the case may be (the "Restated Indenture"). The Restated Indenture includes all of the amendments set forth in the Amended Indenture and releases the lien of the Existing Indenture or the Amended Indenture, as the case may be. The Restated Indenture will become effective when all obligations under the Existing Indenture issued prior to the 2001 Series A Bonds cease to be outstanding or when the holders of those obligations consent to the release of the lien of the Existing Indenture or the Amended Indenture, as the case may be (the "Release Date"). The Release Date may occur before the Amendment Date and, in that case, the Amended Indenture will not become effective because the Restated Indenture includes all of the amendments set forth in the Amended Indenture. See "DESCRIPTION OF THE BONDS--Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date."

                              When we refer to the "Indenture" in this prospectus, we mean the Existing Indenture, the Amended Indenture or the Restated Indenture, whichever is in effect.

Security for the Bonds......  The 2001 Series A Bonds initially will be secured by a first lien on substantially all of our tangible and some of our intangible properties, including our generating facilities, equally and ratably with all other obligations issued under the Existing Indenture, subject to permitted liens and encumbrances. The first lien will be released on the Release Date. We do not anticipate that the Release Date will occur prior to December, 2003.

                              On the Release Date, the 2001 Series A Bonds will become unsecured general obligations and will rank equally and ratably with all of our other unsecured and unsubordinated obligations, subject to some exceptions described below. See "DESCRIPTION OF THE BONDS--

                              Security for Payment of the Obligations Prior to Release Date; Conversion to Unsecured Obligations on Release Date."

                              Under the Restated Indenture, we may not create any lien or encumbrance securing borrowed money or the deferred purchase price of property or services on specified properties unless we equally and ratably secure the 2001 Series A Bonds and all other obligations issued under the Restated Indenture. These specified properties consist of substantially all of our real estate, fixtures and tangible personal property primarily used in connection with our generating facilities. We may grant liens or other encumbrances on these specified properties securing borrowed money or the deferred purchase price of property or services in an amount not to exceed at any time the greater of 2% of our total assets and $10 million.

                              The restrictions in the Restated Indenture on the creation of a lien or encumbrance do not apply to our three existing, or to any future, sale and leaseback, lease and leaseback or similar transactions or to liens or encumbrances relating to commodities trading agreements entered into in the ordinary course of business. See "POWER SUPPLY RESOURCES--Clover" and "DESCRIPTION OF THE BONDS--Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date."

Bond Insurance..............  The timely payments of the scheduled principal of and interest on each of the 2001 Series A Bonds will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation, which will be issued at the same time the bonds are delivered. As the insurer of the 2001 Series A Bonds, Ambac Assurance Corporation (and not the holders of 2001 Series A Bonds) will be considered the holder of the 2001 Series A Bonds for the following purposes:

                             . approving supplemental indentures or other amendments to the Indenture;

                             . giving any other approval, consent or notice to effect any waiver;

                             .  exercising any remedies; and

                             . taking any other action that can be taken by the holders of the 2001 Series A Bonds.

                              See "BOND INSURANCE" and "DESCRIPTION OF THE
                              BONDS--Rights of Insurer."

Use of Proceeds.............  We expect the net proceeds of this offering to be
                              $     after the payment of underwriting discounts
                              and offering expenses. We will use the net proceeds of this offering to:

                             .  make loans to our three wholly owned
                                subsidiaries that are developing three
                                combustion turbine facilities in Virginia and Maryland to finance a portion of the development and construction costs of the facilities; and

                             .  repay short-term borrowings under
                                construction-related lines of credit if we use those lines of credit to finance previous loans to the subsidiaries.

                              To the extent that we or the subsidiaries obtain other funds to finance the development and construction costs of the facilities, we will apply the net proceeds of this offering to repay existing indebtedness and, until so applied, to fund other working capital needs. See "PLAN OF FINANCE AND USE OF PROCEEDS."

Rate Covenant...............  The Existing Indenture obligates us to establish and collect rates that, subject to any necessary regulatory approvals, are reasonably expected to yield margins for interest equal to at least 1.20 times our total interest charges. Under the Amended Indenture and the Restated Indenture, the margins for interest requirement will change to
                              1.10 times total interest charges. In addition, the calculations of margins for interest and interest charges under the Amended Indenture and the Restated Indenture differ in several respects from the calculations under the Existing Indenture. See "DESCRIPTION OF THE BONDS--Rate Covenant."

Additional Obligations......  Prior to the Release Date, as long as we are in compliance with financial tests relating to margins for interest, we may issue additional indebtedness or other obligations under the Existing Indenture or the Amended Indenture. The financial tests under the Amended Indenture are different from the financial tests under the Existing Indenture. The amount of obligations we may issue is based on the cost of specified property acquisitions we have made, the principal amount of Indenture obligations we have retired or defeased, and deposits of cash we have made with the trustee. After the Release Date, we may issue additional indebtedness or other obligations without restriction. See "DESCRIPTION OF THE BONDS--Additional Obligations."

Limitations on Distributions
  to Members................  The Existing Indenture prohibits us from making any distribution, including any dividend or payment or retirement of patronage capital, to our members if we are in default under the Existing Indenture. Otherwise, we are permitted to make a distribution to our members if, after the distribution:

                             . our aggregate margins and equities as of the end of the most recent fiscal quarter would be equal to or greater than 20% of our total long-term debt and equities and the aggregate amount of all distributions after the date on which our aggregate margins and equities first reached 20% of our total long-term debt and equities does not exceed 35% of our aggregate net margins earned after that date; or

                             . our aggregate margins and equities as of the end of the most recent fiscal quarter would be equal to or greater than 30% of our total long-term debt and equities.

                              At June 30, 2001, we could have distributed $29.8 million to our members under this formula. We have not made any distributions to our members since that date.

                              After the Amendment Date or the Release Date, we may not make any distribution, including a dividend or payment or retirement of patronage capital, to our members if we are in default under the Indenture. Otherwise, we will be permitted to make a distribution if:

                             . after the distribution, our patronage capital as of the end of the immediately preceding fiscal quarter would be equal to or greater than 20% of our total long-term debt and patronage capital; or

                             . all of our distributions for the year in which the distribution is to be made do not exceed 5% of our patronage capital as of the end of the immediately preceding fiscal year.

                              See "DESCRIPTION OF THE BONDS--Limitation on
                              Distributions to Members."

Reporting Obligations.......  We do not intend to register the 2001 Series A
                              Bonds under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). We will, however, initially be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act. The Indenture obligates us to continue reporting under the Securities Exchange Act so long as any of the 2001 Series A Bonds are outstanding, even if we are not required by law to do so.

Market for 2001 Series A
   Bonds....................  We do not intend to list the 2001 Series A Bonds on any securities exchange or have them quoted on the National Association of Securities Dealers Automated Quotation System. As a result, there may not be a secondary market for the 2001 Series A Bonds. The underwriters intend, but are not obligated, to make a market in the 2001 Series A Bonds. See "UNDERWRITING."

                       Old Dominion Electric Cooperative

Our Company.................  We were formed in 1948 as a not-for-profit power supply cooperative. We provide wholesale electric services to our members. Through our member distribution cooperatives, we provide retail electric services to more than 436,000 electric customers (meters) representing approximately 1.1 million people in portions of Virginia, Maryland, Delaware and West Virginia. See "BACKGROUND" and "BUSINESS."

                              We are exempt from federal income taxation because we are an organization meeting the requirements of Section 501(c)(12) of the Internal Revenue Code of 1986, as amended. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Tax
                              Status" and "FEDERAL INCOME TAX MATTERS."

                              Our principal office is located at 4201 Dominion Boulevard, Glen Allen, Virginia 23060. Our telephone number is (804) 747-0592.

Power Supply Resources......  We supply power to our members through two geographically divided power supply systems--a mainland Virginia system and a Delmarva Peninsula system. Our power supply resources consist of our generating facilities, power purchase contracts and forward, short-term and spot market purchases. See "BACKGROUND" and "POWER SUPPLY RESOURCES."

                              Our existing generating facilities consist of:

                             . an 11.6% interest in the North Anna Nuclear Power Station, a two unit, 1,842 megawatt (net capacity rating) nuclear power facility in Louisa County, Virginia; and

                             . a 50% interest in the Clover Power Station, a two unit, 882 megawatt (net capacity rating) coal-fired generating facility located near Clover, Virginia.

                              North Anna and Clover are operated by the co-owner of the facilities, Virginia Electric Power Company, a subsidiary of Dominion Resources, Inc.

                              We also own diesel generators which we are installing primarily to support the reliability of power delivery to the member distribution cooperatives.

                              We currently are restructuring our portfolio of power supply resources to address changes in the market and to meet our member distribution cooperatives' growing power requirements. In addition to amending several existing power purchase contracts with third parties and allowing others to expire, we have formed three wholly owned subsidiaries to develop and own three combustion turbine facilities in Cecil County, Maryland and Louisa County and Fauquier County, Virginia. The facilities are known as "Rock Springs," "Louisa" and "Marsh Run," respectively. When the facilities become fully operational, we anticipate that we will obtain 336, 504 and 672 megawatts of capacity from Rock Springs, Louisa and Marsh Run, respectively. See "BACKGROUND" and "POWER SUPPLY RESOURCES--Combustion Turbine Facilities."

Members.....................  We are owned by our members. We have two classes of members. Our Class A members are twelve customer-owned, electric distribution cooperatives. The sole Class B member is ODEC Power Trading. See "BUSINESS--Member Distribution Cooperatives" and "--ODEC Power Trading."

                              Our member distribution cooperatives provide electric services on a retail basis to residential, commercial and industrial customers in portions of Virginia, Maryland, Delaware and West Virginia. The customers are located predominately in suburban, rural and recreational areas which require primarily residential service. Approximately 50% of the member distribution cooperatives' power sales are made in the high growth, increasingly suburban area between Washington, D.C. and Richmond, Virginia. See

                              "BUSINESS--Member Distribution Cooperatives" and "--Members' Service Territories and Customers."

                              As a result of recently enacted state electric restructuring legislation, approximately 20% of the customers of the member distribution cooperatives currently can choose an alternate power supplier. By 2004, virtually all customers of the member distribution cooperatives will be allowed to choose an alternate power supplier. The member distribution cooperatives will remain the exclusive providers of distribution services and, at least initially, the default power supplier to their customers within their service territories. See "BUSINESS--Retail Competition."

                              Our only member that is not a member distribution cooperative is ODEC Power Trading. Formed in 2001, ODEC Power Trading is a corporation owned by our member distribution cooperatives to sell power in the market, manage the member distribution cooperatives' exposure to changes in fuel prices and take advantage of other power-related trading opportunities which may become available in the market.

Wholesale Power Contracts...  The member distribution cooperatives are the primary purchasers of the power we supply. The member distribution cooperatives purchase power from us pursuant to "all-requirements" wholesale power contracts which extend at least through 2028. The contracts require the member distribution cooperatives to buy all of their power requirements from us, to the extent that we have the power to supply to them, with limited exceptions. We also will enter into a wholesale power contract with ODEC Power Trading whereby ODEC Power Trading will purchase power from us for resale in the market. See "BUSINESS--Member Distribution Cooperatives--Wholesale Power
                              Contracts" and "--ODEC Power Trading."

Cooperative Status..........  We are organized as a cooperative. A cooperative is a business organization owned by its members, which also are its customers. Cooperatives are created to provide goods or services to their members on a cost-effective basis.

                              Because we are a cooperative, we use different accounting terminology than investor-owned, for-profit corporations. In this prospectus, when we refer to net margins for a period, we mean our revenues in excess of our costs for that period. When we refer to patronage capital, we mean our aggregate net margins that we have not distributed to our members. Patronage capital constitutes our principal equity and currently is assigned to each member on the basis of its class of membership and purchases from us.

                            SUMMARY FINANCIAL DATA

   The summary financial data below present selected historical information relating to our financial condition and results of operations. The financial data for the five years ended December 31, 2000, are derived from our audited consolidated financial statements. The financial data for the six-month periods ended June 30, 2001 and 2000 are derived from our unaudited condensed consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. You should read the information contained in this table together with our financial statements, the related notes to the financial statements and the discussion of this information in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included in this prospectus.

                                      Six Months Ended
                                          June 30,                          Years Ended December 31,
                                   ----------------------  ----------------------------------------------------------
                                      2001        2000        2000        1999        1998        1997        1996
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                              (in thousands, except ratios)
Operating revenues................ $  234,221  $  200,234  $  422,031  $  390,060  $  364,221  $  358,505  $  366,909
Operating expenses................   (213,185)   (176,603)   (377,335)   (336,735)   (298,026)   (286,169)   (299,129)
Operating margin..................     21,036      23,631      44,696      53,325      66,195      72,336      67,780
Net margin........................      3,896       4,254       8,229       9,839      12,094      12,799      12,240

Net electric plant................ $  649,041  $  661,419  $  648,898  $  699,531  $  766,966  $  811,084  $  835,561
Total assets......................  1,032,951   1,034,605   1,010,572   1,050,512   1,126,544   1,130,256   1,156,346
Patronage capital.................    220,994     220,623     224,598     216,369     206,530     197,552     184,753
Long-term debt....................    447,564     477,869     449,823     509,606     584,630     605,878     664,490
Total capitalization..............    669,200     696,341     674,165     723,659     791,857     803,774     849,243

Ratio of earnings to fixed charges       1.15        1.16        1.16        1.16        1.17        1.17        1.12
Margins for interest ratio........       1.20        1.20        1.20        1.20        1.20        1.20        1.20

                                  BACKGROUND

   As a power supply cooperative, we were organized for the purpose of supplying the power our member distribution cooperatives require to serve their customers. We supply that power through long-term "all-requirements" wholesale power contracts. As used in this prospectus, power consists of capacity and energy. Energy is the physical electricity delivered through transmission and distribution facilities to a customer. Because energy cannot be stored, a utility must have adequate capacity to serve its customers reliably during periods of high energy consumption. Capacity is the right to a specified amount of energy dispatched from an electric generating facility. Capacity typically is obtained through the ownership of an electric generating facility or is purchased from another power producer.

   We supply our member distribution cooperatives' capacity and energy requirements through a portfolio of power supply resources. These resources include:

  . our interests in two generating facilities, consisting of an 11.6% interest in the North Anna Nuclear Power Station ("North Anna"), and a 50% interest in the Clover Power Station ("Clover");

  .  power purchase contracts with other power producers; and

  .  forward, short-term and spot market purchases of energy.

Our power supply resources also include ten diesel generators which we are installing throughout the member distribution cooperatives' service territories. See "POWER SUPPLY RESOURCES."

   We arrange for the supply of our member distribution cooperatives' power requirements through two geographically separate transmission systems which are limited in their capability to transmit power between each other. One system is located in mainland Virginia and the other is located on the Delmarva Peninsula. The Delmarva Peninsula is the peninsula formed by Delaware and the portions of Maryland and Virginia east of the Chesapeake Bay.

Restructuring of Portfolio of Power Supply Resources

   As a power supply cooperative, we strive to meet our member distribution cooperatives' capacity and energy requirements with the most economical power supply resources. Over the years, our power supply strategy has evolved as the electric utility industry has changed. Since the commercial operation of Clover in 1996, North Anna and Clover have satisfied approximately half of our capacity and three-fourths of our energy requirements in mainland Virginia. In 1996, we satisfied the remainder of our member distribution cooperatives' capacity and energy needs in mainland Virginia and all of the member distribution cooperatives' capacity and energy requirements on the Delmarva Peninsula through long-term power purchase contracts with neighboring utilities. Under these power purchase contracts, we purchased capacity and energy at a price determined by the supplying utility's average system cost.

   In the late 1990's, we began reviewing whether our existing portfolio of power supply resources best served the member distribution cooperatives' power requirements for several reasons. First, the electric utility industry began changing dramatically. In 1998, federal regulations ordered most utilities to permit open access to their transmission facilities. In the same year, Virginia, Maryland and Delaware began considering (and eventually adopted) electric restructuring legislation to permit competition for retail electric services customers, including those of our member distribution cooperatives. See "BUSINESS--Retail Competition." Second, our projections of the future market price of capacity and energy were less than the price of capacity and energy we were paying under several power purchase contracts. Third, we forecasted steady growth in our member distribution cooperatives' power requirements which created the need for additional sources of capacity and energy. See "BUSINESS--Members' Service Territories and Customers."

   Based on our review of these factors, we took several actions. We began restructuring our existing long-term power purchase contracts to reduce the term, provide for market-based pricing of capacity or energy, reduce the amount of the capacity or energy we purchased under the contract or a combination of these changes. At the same time, we entered into new power purchase contracts to acquire capacity or energy or both at fixed or market prices as opposed to prices based on the supplying utility's average system cost. In addition, we started purchasing increasing amounts of energy in the forward, short-term and spot markets by exercising our contractual rights to forego energy purchases under existing long-term power purchase contracts. See "POWER SUPPLY RESOURCES--Other Power Supply Resources--Power Purchase Contracts" and "--Market Energy Purchases."

   In 1999, we issued a request for bids to provide all or a portion of our capacity and energy requirements for the foreseeable future. We simultaneously evaluated the cost of constructing and owning additional generating facilities, including base load, intermediate and combustion turbine facilities, with the goal of securing the most economical power supply resources. As a result of these actions, we determined that the construction of Rock Springs, Louisa and Marsh Run as combustion turbine facilities, coupled with additional forward, short-term and spot market energy purchases, was the most economical approach to satisfy our power requirements.

   When the combustion turbine facilities become fully operational, we currently expect that all of our capacity requirements in mainland Virginia will be supplied by North Anna, Clover, Louisa and Marsh Run. We also currently expect Rock Springs to satisfy substantially all of our capacity requirements on the Delmarva Peninsula. We are evaluating how best to satisfy the remaining portion of our capacity requirements on the Delmarva Peninsula. We most likely will satisfy this capacity through the construction of a new unit or by contract with a third party or both. In addition, we are considering how to meet growth in our capacity and energy needs after the time the combustion turbine facilities become operational.

Reliance on Energy Purchases

   While the combustion turbine facilities will provide most of our capacity requirements above those met by Clover and North Anna, they will not satisfy a significant portion of our energy requirements. Combustion turbine facilities are most economical to operate when the market price of energy is relatively high. By operating the combustion turbine facilities during those times, we reduce our exposure to market energy price volatility risk but use the market to supply energy during other times. Currently, we expect in 2005 the combustion turbine facilities will supply approximately 10% of our energy requirements, the market will supply approximately 40% of our energy requirements and North Anna and Clover will supply the remaining approximate 50% of our energy requirements.

   Because we have and will rely heavily on market purchases of energy, we have taken two primary steps to reduce our exposure to future price fluctuations in the energy market. First, in 2000, we began purchasing in the market blocks of short-term energy and options to purchase energy for significant periods into the future. Currently, we have secured through market purchases or energy contracts the majority of our energy requirements not supplied by our generating facilities or the combustion turbine facilities through the end of 2003. We plan to continue purchasing energy for significant periods into the future by utilizing option contracts for the purchase of energy, and forward, short-term and spot market purchases. In addition, we plan to use similar efforts to manage our exposure to market changes in the price of fuel, especially changes in the price of natural gas.

   Second, in March, 2001, we engaged Alliance for Cooperative Electricity Services Power Marketing LLC ("APM"), an energy trading and risk management company, to assist us in executing trades to purchase energy, developing a strategy of when to operate the combustion turbine facilities or purchase energy, modeling our power requirements, and analyzing our power purchase contracts and credit risks of counterparties. See "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK."

   We continue to review our power supply resource options and future requirements. As we have done in the past, we expect to adjust our portfolio of power supply resources to reflect our projected power requirements and changes in the market.

                      PLAN OF FINANCE AND USE OF PROCEEDS

   The development and construction of Rock Springs, Louisa and Marsh Run will require significant capital expenditures over several years. We currently expect the yearly cost to develop and construct the facilities, including capitalized interest, to be as follows:

                 Actual                Projected
                 ------ ----------------------------------------
                                                        Facility
   Facility       2000  2001   2002   2003  2004  2005   Total
   --------      ------ ----- ------ ------ ----- ----- --------
                                  (in millions)
Rock Springs.... $10.9  $46.2 $ 68.7 $ 18.0 $   - $   -  $143.8
Louisa..........  18.4   35.6  124.6   34.8     -     -   213.4
Marsh Run.......  12.3    6.6   53.7  123.5  37.3  47.0   280.4
                 -----  ----- ------ ------ ----- -----  ------
   Yearly Total. $41.6  $88.4 $247.0 $176.3 $37.3 $47.0  $637.6
                 =====  ===== ====== ====== ===== =====  ======

   A separate wholly owned subsidiary owns, is developing and will construct each combustion turbine facility. To date, we have financed the development and pre-construction costs of the facilities through loans to the subsidiaries from our internally generated funds. As of June 30, 2001, we had loaned to the three subsidiaries an aggregate of $65.2 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources." We expect the financing for the remaining $572.4 million required to develop and construct the facilities will be obtained through one or more of several possible sources. These sources include:

  .  our internally generated funds,

  .  the net proceeds of this offering, estimated to be $    after payment of
     underwriting discounts and offering expenses,

  .  borrowings under construction-related lines of credit,

  . loans to the subsidiaries guaranteed by the United States Department of Agriculture Rural Utilities Service ("RUS"), and

  .  the net proceeds of future offerings of indebtedness under the Indenture.

Internal Funds, Net Proceeds and Lines of Credit

   We intend to use internally generated funds, the net proceeds of this offering and borrowings under construction-related lines of credit to provide the funding necessary for the combustion turbine facilities while RUS is considering the subsidiaries' loan guarantee applications or, if the applications are not approved, until alternative long-term financing has been secured. As of June 30, 2001, we had loaned the subsidiaries the funds necessary to pay the costs incurred as of that date for development of the facilities. We funded these loans with internally generated cash.


   During the third quarter of 2001, our internally generated funds will no longer be sufficient to fund the necessary loans to the subsidiaries to finance the continued development and construction of the combustion turbine facilities. When this occurs, we intend to fund loans to the subsidiaries through the use of the net proceeds of this offering and, if necessary, borrowings under committed short-term variable rate lines of credit entered into primarily for the purpose of funding construction of the combustion turbine facilities. The commitments under these lines of credit total $115 million. While the Existing Indenture limits our ability to issue short-term indebtedness, we expect that those restrictions will not limit our ability to borrow the entire $115 million if necessary after this offering, as long as not more than approximately $18 million is outstanding under our non-construction-related working capital lines of credit. We currently do not expect to borrow any amounts under these non-construction-related working capital lines of credit. See "MANAGEMENT'S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources" and "DESCRIPTION OF THE BONDS--Limitations on Issuance of Short-Term Debt."

   If we have borrowed amounts under the construction-related lines of credit prior to our receipt of the net proceeds of this offering, we anticipate that we will repay those borrowings with the net proceeds of this offering. The amount repaid will be available for future borrowings. We will use the remaining net proceeds of this offering to fund capital expenditures relating to the development and construction of the combustion turbine facilities as necessary or, until so used, for working capital purposes.

   Each subsidiary will repay our loans to it in an amount equal to the excess of (1) the proceeds of any RUS-guaranteed loan and amounts we previously loaned to it, over (2) the cost to develop and construct its facility. We will in turn loan those amounts to another subsidiary which has not fully funded the cost of the development and construction of its combustion turbine facility with RUS-guaranteed loans. To the extent the net proceeds of this offering and RUS-guaranteed loans to all of the subsidiaries exceed the cost of all three combustion turbine facilities or otherwise are not required for development and the construction of these facilities, we intend to use the excess net proceeds to reduce our outstanding indebtedness and, until so used, for other working capital purposes.

RUS-Guaranteed Loans

   Through our three subsidiaries, we are seeking long-term financing through RUS for the cost of developing and constructing the facilities. We formed the subsidiaries specifically to facilitate the approval by RUS of the loan guarantee applications. The subsidiaries have submitted applications to RUS for loan guarantees to finance the entire cost of all three facilities.

   If a subsidiary obtains RUS financing, we will enter into a power purchase contract with that subsidiary. Each power purchase contract will require us, among other things, to take or pay for all capacity and energy of the facility owned by the subsidiary even if that energy is not available, delivered or taken and pay for all costs associated with the facility or the subsidiary, including all scheduled debt service payments on the RUS-guaranteed loan. Each subsidiary obtaining financing through RUS-guaranteed loans will grant RUS a mortgage and security interest in substantially all of its tangible and intangible assets, including the combustion turbine facility owned by it.

   We do not expect a decision from RUS about the loan guarantee applications before late 2001 or early 2002. We cannot predict whether any subsidiary will obtain an RUS-guaranteed loan, and if so, the amount and timing of the loan. If any subsidiary does not obtain RUS financing for the development and construction of the facility owned by it, we anticipate dissolving the subsidiary and distributing its property to us. We would then continue to develop and construct the facility.

Other Sources of Financing

   We will secure other long-term sources of financing for the construction of the facilities to the extent RUS-guaranteed loans are not obtained and the net proceeds of this offering have been consumed. In that case, we anticipate that we will issue additional indebtedness under the Indenture. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources--Uses."

                            SELECTED FINANCIAL DATA

   The selected financial data below present selected historical information relating to our financial condition and results of operations. The financial data for the five years ended December 31, 2000 are derived from our audited consolidated financial statements. The financial data for the six-month periods ended June 30, 2001 and 2000 are derived from our unaudited condensed consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. You should read the information contained in this table together with our financial statements, the related notes to the financial statements and the discussion of this information in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included in this prospectus.

                                             Six Months Ended
                                                 June 30,                          Years Ended December 31,
                                          ----------------------  ----------------------------------------------------------
                                             2001        2000        2000        1999        1998        1997        1996
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                     (in thousands, except ratios)
Statements of Operations Data:
Operating revenues:
  Member revenues........................ $  231,239  $  193,743  $  414,937  $  388,968  $  363,432  $  358,122  $  366,515
  Nonmember revenues.....................      2,982       6,491       7,094       1,092         789         383         394
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Total operating revenues..............    234,221     200,234     422,031     390,060     364,221     358,505     366,909
Operating expenses.......................   (213,185)   (176,603)   (377,335)   (336,735)   (298,026)   (286,169)   (299,129)
Other income (expenses), net.............        682        (713)        323        (152)      1,301         528      (4,848)
Investment income........................      1,467       2,452       4,091       5,552       4,640       3,532       6,475
Interest charges, net....................    (19,289)    (21,116)    (40,881)    (48,886)    (60,042)    (63,597)    (57,167)
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net margin............................. $    3,896  $    4,254  $    8,229  $    9,839  $   12,094  $   12,799  $   12,240
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Balance Sheet Data:
Assets:
  Electric plant:
   In service, net....................... $  568,652  $  652,349  $  601,300  $  686,508  $  753,375  $  798,383  $  824,455
   Construction work in progress.........     80,389       9,070      47,598      13,023      13,591      12,701      11,106
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net electric plant...................    649,041     661,419     648,898     699,531     766,966     811,084     835,561
  Investments............................    250,673     267,772     246,730     262,024     211,044     191,611     183,429
  Other assets...........................    133,237     105,414     114,944      88,957     148,534     127,561     137,356
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Total assets.......................... $1,032,951  $1,034,605  $1,010,572  $1,050,512  $1,126,544  $1,130,256  $1,156,346
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Capitalization and Liabilities:
  Capitalization:
   Patronage capital..................... $  220,994  $  220,623  $  224,598  $  216,369  $  206,530  $  197,552  $  184,753
   Accumulated other comprehensive
    income (expense).....................        642      (2,151)       (256)     (2,316)        697         344          --
   Long-term debt........................    447,564     477,869     449,823     509,606     584,630     605,878     664,490
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total capitalization.................    669,200     696,341     674,165     723,659     791,857     803,774     849,243
  Liabilities............................    363,751     338,264     336,407     326,853     334,687     326,482     307,103
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Total capitalization and liabilities.. $1,032,951  $1,034,605  $1,010,572  $1,050,512  $1,126,544  $1,130,256  $1,156,346
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Other Data:
Ratio of earnings to fixed charges(1)....       1.15        1.16        1.16        1.16        1.17        1.17        1.12
Margins for interest ratio(2)............       1.20        1.20        1.20        1.20        1.20        1.20        1.20
Equity ratio(3)..........................       33.1%       31.6%       33.3%       29.8%       26.1%       24.6%       21.8%

(1)We do not take the ratio of earnings to fixed charges into account in setting our rates. Our ratio of earnings to fixed charges is less than that of many utilities because we operate on a not-for-profit basis and establish rates to collect sufficient revenue to pay expenses plus required reserves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Results--Formulary Rate."
(2)This ratio is determined by dividing our margins for interest by our interest charges. See "Description of Bonds--Rate Covenant" for a description of the calculation of margins for interest and interest charges under the Indenture.
(3)The equity ratio equals our patronage capital (net margins we have not distributed) divided by the sum of our long-term debt and patronage capital.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Caution Regarding Forward Looking Statements

   Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding matters that could have an impact on our business, financial condition and future operations. These statements, based on our expectations and estimates, are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual events or results to differ materially from those expressed in the forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, general business conditions, increased competition in the electric utility industry, changes in our tax status, demand for power, federal and state legislative and regulatory actions and legal and administrative proceedings, changes in and compliance with environmental laws and policies, weather conditions, the cost of commodities used in our industry and unanticipated changes in operating expenses and capital expenditures. Any forward-looking statement speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made even if new information becomes available or other events occur in the future.

Factors Affecting Results

  Margins

   We operate on a not-for-profit basis and, accordingly, seek to generate revenues sufficient to recover our cost of service and produce margins sufficient to establish reasonable reserves, meet financial coverage requirements and accumulate additional equity required by our board of directors. Revenues in excess of expenses in any year are designated as net margins in our Consolidated Statements of Revenues, Expenses and Patronage Capital. We designate retained net margins in our Consolidated Balance Sheets as patronage capital, which we assign to each of our members on the basis of its class of membership and business with us. Any distributions of patronage capital are subject to the discretion of our board of directors and restrictions contained in the Indenture. See "DESCRIPTION OF THE BONDS--Limitation on Distributions to Members."

  Formulary Rate

   Components. Under a formulary rate accepted by the Federal Energy Regulatory Commission ("FERC"), we develop rates for sales of power to our member distribution cooperatives intended to permit collection of revenues which will equal the sum of:

  .  all of our costs and expenses,

  .  20% of our total interest charges, and

  .  additional equity contributions approved by our board of directors.

   The formulary rate has three components: a demand rate, a base energy rate and a fuel factor adjustment. The demand rate is designed to recover all of our capacity-related costs, which are primarily fixed costs, such as depreciation expense, interest expense, administrative and general expenses, capacity costs under power purchase contracts with third parties, capacity-related transmission costs and our margin requirements. The base energy rate recovers energy costs, which are primarily variable costs, such as nuclear and coal fuel costs and the energy costs under our power purchase contracts with third parties. To the extent the base energy rate over or under collects all of our energy costs, we refund or collect the difference through a fuel factor adjustment. Of these components, only the base energy rate is a fixed rate that requires FERC approval prior to adjustment.

   The formulary rate identifies the costs that we can collect through the demand rate and the fuel factor adjustment, but not the actual amounts to be collected. Our costs to be collected under the components of the formulary rate typically change each year. Specifically, the demand rate is revised automatically to recover the costs contained in our annual budget and any revisions made by the board to the annual budget. In addition, we review our energy costs at least every six months to determine whether the base energy rate and the fuel factor adjustment adequately recover our energy costs. We revise the fuel factor adjustment accordingly.

   Existing Indenture. Subject to any necessary regulatory approvals, the Existing Indenture requires us to establish and collect rates for the use or the sale of the output, capacity or service of our electric generation, transmission and distribution system which are reasonably expected to yield margins for interest for the 12-month period commencing with the effective date of the rates equal to at least 1.20 times total interest charges during that 12-month period.

   Margins for interest under the Existing Indenture equal the total of net margins plus total interest charges and income tax accruals for the applicable period less:

  . the amount, if any, by which non-operating margins (other than interest earnings on investments held by the trustee or on investments held by any trustee for the purpose of decommissioning or dismantling any of our assets) included in our net margins exceeds 60% of net margins for that period; and

  . the net earnings or losses of property with a fair value in excess of $25,000 released from the lien of the Existing Indenture during the period or thereafter.

Our margins for interest requirement and the calculations of margins for interest and interest charges will change under the Amended Indenture and the Restated Indenture. See "DESCRIPTION OF THE BONDS--Rate Covenant" for a description of the calculations of margins for interest and interest charges under the Indenture.

   Since 1992, when the Existing Indenture became effective, our non-operating margins have not exceeded 60% of our net margins in any year. We do not anticipate that our non-operating margins (after the above-described exclusions) will exceed 60% of net margins in the foreseeable future and believe that our formulary rate, and the rates and charges established under the wholesale power contracts with our member distribution cooperatives, will enable us to achieve the required margins for interest. Since 1992, we have always achieved a margins for interest ratio under the Existing Indenture of at least 1.20.

  Margin Stabilization Plan

   Our board of directors established a Margin Stabilization Plan in 1984. This plan allows us to review our actual cost of service and power sales as of year end and adjust revenues from our member distribution cooperatives to meet our financial coverage requirements. Our formulary rate allows us to recover and refund amounts under the Margin Stabilization Plan. We record all adjustments, whether increases or decreases, in the year affected and allocate any adjustments to our member distribution cooperatives based on power sales during that year. We collect these increases from our member distribution cooperatives, or offset decreases against amounts owed by our member distribution cooperatives to us, in the succeeding year. See "BUSINESS--Member Distribution Cooperatives--Wholesale Power Contracts."

  Strategic Plan Initiative

   In the late 1990's, some of the same factors which caused us to review how we served the member distribution cooperatives' power requirements--the possibility of retail competition and projected lower market power rates--also caused us to focus on reducing our costs. See "BACKGROUND." Specifically, we sought to lower our costs so that our member distribution cooperatives could set rates for power at or below market rates for power by the time competition for retail customers began in Virginia in 2004. See "BUSINESS--Retail Competition." Our efforts to meet this objective became known as the "Strategic Plan Initiative." Because our estimates of future market rates for power constantly change, we monitor and periodically reevaluate our methods and progress in achieving the goal of the Strategic Plan Initiative to identify and implement any appropriate changes.

   Our actions to reduce costs pursuant to the Strategic Plan Initiative have included:

  . restructuring our power purchase contracts with neighboring utilities to reduce the term of the contracts or reduce the price or the amount of the capacity or energy or both purchased under the contracts;

  . accelerating amortization of regulatory assets relating to North Anna and other items;

  .  accelerating depreciation of our generating facilities; and

  . reducing our indebtedness by purchasing our bonds issued under the Indenture in the market.

See also "BACKGROUND" and "POWER SUPPLY RESOURCES--Other Power Supply Resources--Power Purchase Contracts." The recovery of accelerated amortization and depreciation through our formulary rate generated cash. See "Formulary Rate." We have used a portion of this cash to purchase bonds issued under the Indenture. As a result, we have reduced our costs in future years in three ways: (1) we will incur less amortization and depreciation expense in the future, (2) our interest expense will be lower in the future as a result of less indebtedness outstanding under the Indenture, and (3) lower interest expense will require a lower level of margins for interest. See "DESCRIPTION OF THE BONDS--Rate Covenant."

   Our projections of future market prices of power are key factors in determining our progress in meeting the Strategic Plan Initiative's objective. Beginning in 1999, our projections of market prices for power began to rise significantly. Based on current market projections, we believe that the $160.3 million accumulated through the Strategic Plan Initiative since 1998 and held as cash or investments, or already applied to reduce our indebtedness, is sufficient to reduce our costs to a level which would enable the member distribution cooperatives' rates for power to their customers to be at or below projected market rates by January 1, 2004. As a result, we ceased recording accelerated depreciation of our generating facilities effective June 1, 2001.

   Based on our projections and today's market price for power, we currently do not anticipate the need to collect any additional funds under the Strategic Plan Initiative. Market prices for power can change significantly, however, due to several factors that we cannot control or predict. These factors include, among others, the price of fuel (including natural gas), the implementation of restructuring legislation, the amount of new generating capacity constructed by competitors and the availability of transmission capacity into the service territories of our member distribution cooperatives. For these reasons, we cannot predict whether the member distribution cooperatives' rates for power to their customers actually will be at or below market rates by January 1, 2004. We will continue to evaluate the various factors that impact our costs and the projected market prices of power in 2004 and take additional actions as appropriate in our efforts to meet the objective of the Strategic Plan Initiative.

  Tax Status

   To maintain our tax-exempt status under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), we must receive at least 85% of our gross receipts from our members. The major components of our non-member receipts include:

  .  investment interest;

  .  income on the decommissioning fund for North Anna;

  . interest from deposits associated with two long-term lease transactions related to Clover; and

  .  sales of excess energy to non-members.

See "POWER SUPPLY RESOURCES--North Anna" and "--Clover."

   If, in any given year, our member receipts are less than 85% of gross receipts, we would become a taxable entity in that year, and the potential tax liability could be significant. Our ability to maintain our tax-exempt status is dependent upon many factors, several of which are outside of our control, such as weather-related power sales and interest rates. Additionally, a decrease in member revenues resulting from the effect of retail competition could also cause us to lose our tax-exempt status. See "BUSINESS--Retail Competition." We regularly monitor the level of our non-member gross receipts to assist us in making adjustments to preserve our tax-exempt status. Our member receipts in each year have been in excess of 85% of total gross receipts.

Results of Operations

  Operating Revenues

   Sales to Members. Our operating revenues are derived from power sales to our members and to non-members. Revenues from sales to members are a function of our member distribution cooperatives' customers' requirements for power and our formulary rate for sales of power to our member distribution cooperatives. Our formulary rate is based on our cost of service in meeting these requirements. See "Factors Affecting Results--Formulary Rate." Our member revenues by formulary rate component, energy sales to our members and average member cost per megawatt-hour for the six-month periods ended June 30, 2001 and 2000, and for the past three years were as follows:

                                        Six Months Ended June 30,       Years Ended December 31,
                                        ------------------------  ------------------------------------
                                            2001        2000         2000        1999         1998
                                        -----------  -----------  ----------- -----------  -----------
Member revenues (in thousands)
 Demand................................ $   106,097  $   119,003  $   250,817 $   244,907  $   238,426
 Energy................................      81,449       77,079      160,530     150,454      141,690
 Fuel factor adjustment................      43,693       (2,339)       3,590      (6,393)     (16,684)
                                        -----------  -----------  ----------- -----------  -----------
   Total member revenues............... $   231,239  $   193,743  $   414,937 $   388,968  $   363,432
                                        ===========  ===========  =========== ===========  ===========
Energy sales (in megawatt-hours).......   4,526,199    4,314,945    8,986,840   8,424,048    7,933,881
Average member cost (per megawatt-hour) $     51.09  $     44.90  $     46.17 $     46.17  $     45.81

   Three factors significantly affect our member distribution cooperatives' customers' demand for power:

  .  growth in the number of customers;

  .  growth in customers' requirements for power; and

  .  seasonal weather fluctuations.

   From 1995 through 2000, our member distribution cooperatives experienced an average annual compound growth rate of 2.8% in the number of customers and an average annual compound growth rate of 4.0% in energy sales. In the future, the ability of the member distribution cooperatives' customers to select their power provider may affect this growth. See "BUSINESS--Retail Competition."

   Weather affects the demand for electricity. Although the exact amount of sales attributable to weather conditions cannot be quantified, extreme temperatures tend to increase demand for energy to use heating and air conditioning systems. Mild weather generally reduces demand because heating and air conditioning systems are operated less. Other factors affecting our member distribution cooperatives' customers' demand for energy include the amount, size and usage of electronics and machinery, and expansion of operations among their commercial and industrial customers.

   Changes in our member revenues attributable to growth in sales volume and changes in our average rates for demand and energy (base energy rate and fuel factor adjustment), for the first six months of 2001 as compared with the first six months of 2000, and for the years 2000 and 1999 as compared with the prior years, were as follows:

                                    Six Months Ended   Year Ended December 31,
Changes in Member                    June 30, 2001   --------------------------
Revenues Resulting from                 Compared     2000 Compared 1999 Compared
Changes in:                             to 2000         to 1999       to 1998
-----------------------             ---------------- ------------- -------------
                                                   (in thousands)
Demand sales volume................     $  3,004       $ 17,595       $16,465
Energy sales volume................        3,659          9,624         7,723
                                        --------       --------       -------
   Total sales volume..............     $  6,663       $ 27,219       $24,188
                                        --------       --------       -------
Demand rate........................      (15,910)       (11,684)       (9,984)
Energy rate........................       46,743         10,434        11,332
                                        --------       --------       -------
   Total rates.....................     $ 30,833       $ (1,250)      $ 1,348
                                        --------       --------       -------
   Total change in member revenues.     $ 37,496       $ 25,969       $25,536
                                        ========       ========       =======

   First Six Months of 2001 Compared to First Six Months of 2000. Member revenues increased by $37.5 million, or 19.4%, for the six month period ended June 30, 2001 over the same period in 2000 as a result of an increase in the amount of power we sold to our member distribution cooperatives and an increase in our average energy rate. Our sales of energy were 4.9% higher for the first six months of 2001 as compared to the first six months of 2000 due in part to an approximate 3.1% increase in the number of customers served by our member distribution cooperatives.

   Our average energy rate (including the base energy rate and the fuel factor adjustment) increased 59.6% between the two periods because of changes in the fuel factor adjustment. (The base energy rate is a fixed rate in our formulary rate and did not change. See "Factors Affecting Results--Formulary Rate.") We increased the fuel factor adjustment for two reasons. First, our energy costs had been higher than we projected and we needed to recover energy costs that we previously incurred but did not fully recover under the base energy rate and existing fuel factor adjustment. Second, we increased the fuel factor adjustment to a level that, combined with the base energy rate, we anticipated would adequately recover future energy costs that we expect to be in excess of the amounts we originally budgeted. These higher energy costs relate to, among other items, coal purchases and short-term power purchases.

   The increase in our energy costs was partially offset by a 13.0% decrease in the average demand rate for the six month period ended June 30, 2001 compared to 2000, which resulted from three separate reductions in the demand rate. First, we reduced the demand rate by approximately 1.3% effective January 1, 2001, as a result of the elimination of the gross receipts tax which had applied to providers of electricity in Virginia. Second, we reduced the demand rate approximately 20.0% effective April 1, 2001 to recover evenly the remaining amounts then anticipated to be collected under the Strategic Plan Initiative. Finally, in response to new projected power prices we stopped recording accelerated depreciation under the Strategic Plan Initiative effective June 1, 2001, which had the effect of amending our budget and automatically reducing our demand rate by the terms of the formulary rate and the wholesale power contracts with the member distribution cooperatives. See "Factors Affecting Results--Strategic Plan Initiative," and "BUSINESS--Member Distribution Cooperatives--Wholesale Power Contracts." At the same time, we adopted a revenue deferral plan for the period June 1, 2001, through December 31, 2002. Under this plan, we estimate that we will collect as deferred revenue approximately $9.1 million through the demand rate in 2001. We will use this additional amount to reduce the increase in the demand rate we expect will be required in 2002. The net effect of these two actions was a decrease in our demand rate of approximately 5.0% effective June 1, 2001.

   2000 Compared to 1999. Member revenues increased by $26.0 million, or 6.7%, from 1999 to 2000 as a result of an increase in the amount of power we sold to our member distribution cooperatives to meet the power requirement of their customers. The number of customers buying power from our member distribution cooperatives grew by 3.1% while the average amount of power purchased by these customers increased by 3.3%.

   Our average member cost per megawatt-hour did not change from 1999 to 2000. Our average energy rate (including the base energy rate and the fuel factor adjustment) increased 6.8% in 2000, however, this increase was offset by a reduction in our demand rate of approximately 4% that became effective April 1, 2000.

   1999 Compared to 1998. Member revenues increased by $25.5 million, or 7.0%, from 1998 to 1999 primarily as a result of an increase in the amount of power we sold to our member distribution cooperatives. The number of customers buying power from our member distribution cooperatives grew by 2.9% during this period while the average amount of power purchased by these customers remained relatively flat.

   Average member cost per megawatt-hour remained relatively constant from 1998 to 1999. The fuel factor adjustment was increased in 1999 to recover higher energy costs, but the effect of this was mitigated by an approximate 4% reduction in our demand rate.

   Sales to Non-Members. Sales to non-members represent sales of excess purchased energy and sales of excess generated energy from Clover. In addition, we sold excess purchased energy to the Pennsylvania-New Jersey-Maryland Interconnection LLC ("PJM") power pool. We sell excess energy from Clover to Virginia Electric and Power Company ("Virginia Power") pursuant to the requirements of the operating agreement for Clover. See "POWER SUPPLY RESOURCES--Other Power Supply Resources--Power Purchase Contracts."

   Non-member revenues in the first six months of 2001 decreased $3.5 million over the first six months of 2000 primarily as a result of lower sales of energy to PJM. During the first six months of 2001, we purchased the majority of the energy for our member distribution cooperatives located on the Delmarva Peninsula under an energy contract that matched those members' need for power. During the same period in 2000, we purchased blocks of power to meet our peak needs and sold the amounts not needed by those members to PJM.

   The $6.0 million increase in non-member revenues in 2000 as compared to 1999 resulted from the sale of excess purchased energy to PJM. In 2000, we purchased sufficient blocks of power to meet our peak needs on the Delmarva Peninsula. During non-peak periods, the portions of these purchases not needed to meet the energy needs of our member distribution cooperatives were sold to PJM. During 1999, we purchased most of our energy under contracts that supplied varying amount of energy to meet our needs. The majority of our non-member revenues in 1999 were sales to Virginia Power of excess energy generated from Clover.

  Operating Expenses

   Generating facilities, particularly nuclear generating facilities such as North Anna, generally have relatively high fixed costs. Nuclear facilities operate with relatively low variable costs due to lower fuel costs and technological efficiencies. Owners of nuclear and other generating facilities, incur the embedded fixed costs of these facilities whether or not the units operate.

   When either North Anna or Clover is off-line, we must purchase replacement energy either from Virginia Power, which is more costly, or from the market, which may be more or less costly. As a result, our operating expenses, and consequently our rates to our member distribution cooperatives, are significantly affected by the operations of North Anna and Clover. The output of North Anna and Clover for the first six months of 2001 and 2000 and the past three years as a percentage of the maximum dependable capacity rating of the facilities was as follows:

                       North Anna
          -----------------------------------
          Six Months Ended     Years Ended
              June 30,        December 31,
          --------------- ------------------
           2001     2000  2000   1999   1998
           -----   -----  -----  -----  ----
Unit 1... 100.8%    79.4%  92.0% 103.8% 92.3%
Unit 2...  76.7    101.2  101.8   91.4  90.2
Combined.  88.8     90.3   96.9   97.6  91.3

                         Clover
          -----------------------------------
          Six Months Ended     Years Ended
              June 30,        December 31,
          --------------- ------------------
           2001     2000  2000   1999   1998
           -----   -----  -----  -----  ----
Unit 1...  83.0%    83.6%  88.4%  82.3% 85.7%
Unit 2...  83.8     87.2   90.3   84.7  72.5
Combined.  83.4     85.4   89.4   83.5  79.1

   North Anna. As of June 30, 2001, North Anna Unit 1 had been on-line for 415 consecutive days. Prior to that, North Anna Unit 1 had run for 522 consecutive days before it began a scheduled refueling outage on March 12, 2000. Unit 1 was returned to service on April 8, 2000.

   North Anna Unit 2 began a scheduled refueling outage on March 11, 2001 after 340 days of being on-line, and was returned to service on April 10, 2001. North Anna Unit 2 experienced only minor unscheduled outages during the year 2000. There were no significant unplanned outages at North Anna during 1999 or 1998.

   Clover. During the first six months of 2001, Clover Unit 1 was off-line 13 days for a scheduled maintenance outage and had been on-line for 276 days prior to that. Clover Unit 1 experienced minor outages during the year 2000 including 15 days in April 2000 for a scheduled maintenance outage.

   Clover Unit 2 was off-line for 15 days during the first half of 2001 for a scheduled maintenance outage after being on-line for 241 consecutive days. Clover Unit 2 experienced minor outages during the year 2000.

   During the summer of 1999, both Clover units experienced very low water flow due to lengthy drought conditions in Virginia. As a result, the units operated to meet peak capacity requirements during the day, but beginning on August 7, 1999, the power generated at night was reduced on each unit to 150 megawatts in order to conserve water. On August 27, 1999, the units were authorized to resume full operations.

   During 1998, Clover Unit 2 was off-line for 60 days to replace the chimney liner.

   The major components of our operating expenses for the six months ended June 30, 2001 and 2000, and the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                  Six Months
                                                Ended June 30,    Years Ended December 31,
                                               ----------------- --------------------------
                                                 2001     2000     2000     1999     1998
                                               -------- -------- -------- -------- --------
                                                              (in thousands)
Fuel.......................................... $ 27,753 $ 23,317 $ 49,578 $ 46,045 $ 46,747
Purchased power...............................  123,428   80,976  170,428  162,242  149,409
Operations and maintenance....................   17,304   17,594   34,855   34,096   33,020
Administrative and general....................   11,455    9,394   19,602   18,659   15,071
Depreciation, amortization and decommissioning   31,658   40,826   94,257   68,015   46,421
Taxes, other than income taxes................    1,587    4,496    8,615    7,678    7,358
                                               -------- -------- -------- -------- --------
   Total operating expenses................... $213,185 $176,603 $377,335 $336,735 $298,026
                                               ======== ======== ======== ======== ========

   First Six Months of 2001 Compared to First Six Months of 2000. Our aggregate operating expenses increased by $36.6 million, or 20.7%, in the first six months of 2001 because of a 4.9% increase in the amount of energy sold and an increase in energy costs. Primarily as a result of rising energy prices, our average cost of purchased power rose 37.7% in the first six months of 2001 as compared to the same period for 2000. We have secured the majority of our energy needs for 2002 and 2003 at fixed prices that are below those that we paid during the first half of 2001. The average cost of fuel increased 21.3% in the first six months of 2001 as compared to the first six months of 2000 because of the higher price of coal and a fuel inventory adjustment.

   Administrative and general expenses increased in the first six months of 2001 by $2.1 million, or 21.9%, primarily because of an increase in engineering consulting and legal fees related to pre-construction activities for the combustion turbine facilities.

   The increases in our operating expenses generally caused by higher energy costs were partially offset by decreases in two cost components of our demand rate. First, depreciation, amortization and decommissioning decreased $9.2 million, or 22.5%, in the first six months of 2001 as compared to the same period in 2000, primarily due to a $7.7 million decrease in the amount of accelerated depreciation recorded on generating facilities in accordance with our Strategic Plan Initiative. See "Factors Affecting Results--Strategic Plan Initiative." Accelerated depreciation for the six months ended June 30, 2001, and 2000, was $18.5 million and $26.2 million, respectively. Second, taxes, other than income taxes, dropped $2.9 million, or 64.7%, between the two six month periods because we are no longer subject to Virginia gross receipts tax as of January 1, 2001.

   Included in depreciation, amortization and decommissioning for the first six months of 2001 is $1.3 million collected under a revenue deferral plan which we implemented on June 1, 2001. See "Results of Operations--Operating Revenues--First Six Months of 2001 Compared to First Six Months of 2000."

   2000 Compared to 1999. Our aggregate operating expenses increased by $40.6 million, or 12.1%, in 2000, as a result of a 6.7% increase in our energy sales and as a result of a $21.3 million, or 48.7%, increase in the amount of accelerated depreciation recorded under our Strategic Plan Initiative. At December 31, 2000, we had recorded $65.0 million of accelerated depreciation as compared to $43.7 million in 1999.

   Administrative and general expenses increased in 2000 by $943,000, or 5.1%, primarily because of an increase in engineering consulting and legal fees related to pre-construction activities for the combustion turbine facilities.

   1999 Compared to 1998. Our aggregate operating expenses increased by $38.7 million, or 13.0%, in 1999 as a result of a 6.2% increase in our energy sales and a $21.6 million, or 46.5%, increase in depreciation, amortization and decommissioning. In 1999, we recorded $43.7 million of accelerated depreciation on our generating facilities in accordance with our Strategic Plan Initiative. In 1998, we accelerated the amortization of certain other assets also in accordance with the Strategic Plan Initiative, which increased amortization expenses by $20.7 million.

   Administrative and general expenses increased in 1999 by $3.6 million, or 23.8%, primarily because of an increase in engineering consulting and legal fees related to the siting and permitting of the combustion turbine facilities.

  Other Items

   Investment Income. Investment income decreased in the first six months of 2001 by $1.0 million, or 40.2%, as compared to the same period in 2000 primarily because of a decrease in our investments and a reduction in the interest rate on our investments. Our investments declined primarily as a result of aggregate payments of $62.4 million made on combustion turbine generators over the past year, of which $22.9 million was paid in the first six months of 2001. The combustion turbine generator payments were funded with liquidated investments and cash and cash equivalents, which were included in other assets.

   Investment income decreased in 2000 by $1.5 million, or 26.3%, as compared to 1999 because of a decrease in investments and invested cash and cash equivalents resulting from the purchase of $33.3 million and $49.3 million of outstanding debt in 2000 and 1999, respectively, and $39.5 million in payments with respect to the generators for the combustion turbine facilities. Additionally, on average, we earned less interest on our investments in 2000. Investment income increased $1 million, or 19.7%, from 1998 to 1999 primarily because of an increase in investments resulting from amounts collected pursuant to the Strategic Plan Initiative.

   Interest. The primary factors affecting our interest expense are scheduled payments of principal on our indebtedness and prepayments relating to the implementation of the Strategic Plan Initiative. See "Factors Affecting Results--Strategic Plan Initiative" and "Liquidity and Capital
Resources--Uses--Financing Activities."

   Interest charges, net, decreased by $1.8 million, or 8.7%, in the first six months of 2001 as compared to the first six months of 2000 because of the purchase of $33.3 million of outstanding debt and $28.5 million in debt principal payments in 2000.

   Interest charges, net, decreased in 2000 by $8.0 million, or 16.4%, as compared to 1999 primarily because we purchased $49.3 million of our outstanding debt in 1999 and made scheduled debt principal payments of $28.5 million. Additionally, we purchased $33.3 million of our outstanding debt in 2000.

   Interest charges, net, decreased in 1999 by $11.2 million, or 18.6%, as compared to 1998 because of scheduled debt principal payments of $28.5 million in 1998 and accelerated amortization of $8.1 million of debt prepayment premiums, both of which occurred in late 1998, and the purchase of $49.3 million of outstanding debt in 1999. The decrease was partially offset by an additional $1.7 million of accelerated amortization of a debt prepayment premium in 1999.

   Net margin. Net margin for the first six months of 2001 and 2000 was $3.9 million and $4.3 million, respectively. Net margin for the years 2000, 1999 and 1998 was $8.2 million, $9.8 million and $12.1 million, respectively. Our margin requirement, which is a function of our interest charges, decreased over the last three years because we reduced our interest charges through scheduled principal payments and the purchase of outstanding indebtedness under the Existing Indenture in accordance with the Strategic Plan Initiative. See "Factors Affecting Results--Strategic Plan Initiative."

Financial Condition

   The principal changes in our financial condition from December 31, 1999, through June 30, 2001, were caused by accelerated depreciation recorded on our generating facilities and a reduction in long-term indebtedness. Accelerated depreciation recorded on our generating facilities was $18.5 million and $65.0 million for the six month period ended June 30, 2001, and for the year ended December 31, 2000, respectively. The additional depreciation was recorded as part of the Strategic Plan Initiative. See "Factors Affecting Results--Strategic Plan Initiative."

   The reduction in long-term indebtedness was achieved through the purchase of $36.9 million of our outstanding indebtedness from January, 2000, through June, 2001 and annual principal payments of $28.5 million in 2000. The purchases also were part of our Strategic Plan Initiative.

   Our deferred energy balance changed from a $3.3 million credit, a liability, at December 31, 1999, to a $21.1 million debit, an other asset, at June 30, 2001, because the base energy rate and the fuel factor adjustment of our formulary rate inadequately recovered increased energy costs over the period. The fuel factor adjustment was increased April 1, 2001 to collect these energy costs and to attempt to reduce the deferred energy debit to zero over the subsequent 12 month period. See "Results of Operations--Operating Revenues--First Six Months of 2001 Compared to First Six Months of 2000." From December 31, 1999, to June 30, 2001, our investments decreased $11.4 million, primarily due to payments made on the combustion turbines, offset by (1) amounts collected pursuant to the Strategic Plan Initiative, (2) deposits to and increases in the value of the decommissioning fund, and (3) increases in lease deposits. See "POWER SUPPLY RESOURCES--Clover."

Liquidity and Capital Resources

  Sources

   Cash generated by our operations, issuances of indebtedness and, periodically, borrowings under available lines of credit provide our sources of liquidity and capital.

   Operations. Historically, our operating cash flows have been sufficient to meet our short and long-term capital expenditures relating to the operation of North Anna and Clover, our debt service requirements and our ordinary business operations. Our operating activities provided cash flows of $51.9 million and $45.4 million for the first six months of 2001 and 2000, respectively, and $79.5 million, $75.5 million and $71.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. As of June 30, 2001, our cash on hand was approximately $32.0 million. In the past three years and the six months ended June 30, 2001, our operating cash has been sufficient to meet all of our cash requirements, including, more recently, all costs related to the development and construction of the combustion turbine facilities.

   Lines of Credit. In addition to liquidity from our operating activities, we maintain committed lines of credit to cover short-term funding needs. Currently, we have short-term committed variable rate lines of credit in an aggregate amount of $210 million. Of this amount, $95 million is available for general working capital purposes and $115 million is available only for capital expenditures related to the development and construction of the combustion turbine facilities or other generating facilities. The following table describes the amount, lender, permitted use of proceeds and expiration date of each line of credit:

  Amount                       Lender                       Use of Proceeds     Expiration Date
  ------                       ------                       ---------------     ---------------
$30 million Bank of America                                 Working capital    September 30, 2001

$25 million Branch Banking and Trust Company of Virginia    Working capital      March 30, 2002

$20 million National Rural Utilities Cooperative Finance    Working capital    December 31, 2001
            Corporation

$20 million CoBank, ACB                                     Working capital    December 31, 2001

$40 million Morgan Guaranty Trust Company of New York       Construction of       May 14, 2002
                                                         generating facilities

$20 million Bank of America                                 Construction of      June 30, 2002
                                                         generating facilities

$55 million National Rural Utilities Cooperative Finance    Construction of      July 15, 2002
            Corporation                                  generating facilities


   The Existing Indenture limits our ability to borrow amounts under these facilities. Under the Existing Indenture, our short-term indebtedness may not exceed the greater of $100 million and 15% of our total long-term debt and equities. See "DESCRIPTION OF THE BONDS--Limitations on Issuance of Short-Term Debt." As of June 30, 2001, this covenant would limit the aggregate amount we could have drawn under these lines of credit to approximately $100 million. Because the sale of the 2001 Series A Bonds will increase our long-term debt, the amount of short-term indebtedness we will be permitted to have outstanding under the Existing Indenture will increase to approximately $133 million following this offering. As of June 30, 2001, no amounts were outstanding under any line of credit.


   We expect the working capital lines of credit to be renewed as they expire. We expect the construction-related lines of credit to be renewed until no longer necessary for the development and construction of the combustion turbine facilities.

   Financings. We fund the portion of our capital expenditures that we are not able to supply from operations through financings in the market. Since 1983, these capital expenditures have consisted primarily of the costs related the acquisition of our interest in North Anna, our share of the costs to construct Clover and other capital improvements and additions to North Anna and Clover.

   We had minimal financing activities during the first six months of 2001. As of the three year period ended December 31, 2000, our principal financing activities related to a loan to us from the proceeds of pollution control bonds issued by a municipality on our behalf. Between 1998 and 2000, we refinanced $3.4 million of our First Mortgage Bonds, 1992 Series C, due 1998 through 2000.

   In December, 1998, a municipality issued tax-exempt bonds to finance the expansion of the solid waste facilities at Clover. The municipality loaned $5 million of the proceeds of that offering to us in consideration for the issuance of $5 million of our First Mortgage Bonds, 1998 Series B due 2002. As of June 30, 2001, we have not used the proceeds of the loan to us because the existing solid waste facilities at Clover have remained adequate and, as a result, we have not yet been required to expend moneys to expand the facilities.

  Uses

   Our uses of liquidity and capital relate to funding our working capital needs, investment activities and financing activities. Substantially all of our investment activities relate to capital expenditures in connection with our generating facilities. We expect that cash flows from our operations, the net proceeds of this offering and existing lines of credit will be sufficient to meet our operational and capital requirements until the third quarter of 2002.

   Capital Expenditures. We regularly forecast our capital expenditures as part of our long-term business planning activities. We review these projections frequently in order to update our calculations to reflect changes in our future plans, construction costs, market factors and other items affecting our forecasts. Our actual capital expenditures could vary significantly from these projections because of, among other things, unforeseen construction or other problems relating to the combustion turbine facilities. The following summarizes our actual and current projected capital expenditures, including capitalized interest, for 1998 through 2005:

                                  Actual                 Projected
                              --------------- --------------------------------
                              1998 1999 2000   2001   2002   2003  2004  2005
                              ---- ---- ----- ------ ------ ------ ----- -----
                                               (in millions)
Clover....................... $0.2 $0.6 $ 2.4 $  1.9 $  2.6 $  1.5 $ 0.8 $ 0.8
North Anna...................  8.5  6.6   6.8   11.6    9.2    6.5  10.5   7.7
Combustion turbine facilities    -    -  41.6   88.4  247.0  176.3  37.3  47.0
Diesel generators............    -    -     -    6.5      -      -     -     -
Other........................  0.2  0.5   0.7    2.4    0.8    0.8   0.8   0.8
                              ---- ---- ----- ------ ------ ------ ----- -----
   Total..................... $8.9 $7.7 $51.5 $110.8 $259.6 $185.1 $49.4 $56.3
                              ==== ==== ===== ====== ====== ====== ===== =====

   Nearly all of our capital expenditures consist of additions to our electrical plant and equipment. In addition to loans to our subsidiaries for the development and construction of the combustion turbine facilities, our future capital requirements include our portion of the cost of the nuclear fuel purchased for North Anna and additions to the solid waste facilities at Clover. See "REGULATION AND LEGAL PROCEEDINGS--Environmental Matters." We also expect to spend approximately $6.5 million in 2001 in connection with the installation of ten diesel generators. Other capital expenditures include the purchase and development of computer software. We intend to use our cash from operations and the currently invested net proceeds of the tax-exempt bonds loaned to us to fund all of our capital requirements not related to the development and construction of the combustion turbine facilities through 2005.

   Through the fourth quarter of 2005, we currently expect that development and construction of the combustion turbine facilities will require an aggregate of $637.6 million, including amounts we have already loaned to the subsidiaries. Of the $88.4 million estimated to be required for this purpose in 2001, we have recorded expenditures of and funded $23.8 million of this amount as of June 30, 2001, with cash from operations. In the future, however, funds in addition to cash generated from our operations will be required to finance the combustion turbine facilities. We expect these other sources of funds to be the proceeds of this offering, loans to our subsidiaries guaranteed by RUS, borrowings under our construction-related lines of credit or issuances of additional indebtedness in the market or a combination of these sources. See "PLAN OF FINANCE AND USE OF PROCEEDS."


   We do not expect a decision from RUS with respect to any of the subsidiaries' loan guarantee applications before late 2001 or early 2002. We cannot predict whether any subsidiary will obtain an RUS-guaranteed loan and, if so, the amount and timing of the loan. While we are waiting for RUS's review of the loan guarantee applications or, if the applications are not approved, we plan to finance the loans to the subsidiaries for the construction of the combustion turbine facilities in part with the net proceeds of this offering. In addition, we currently estimate that we will be able to borrow $115 million under the construction-related lines of credit as long as not more than approximately $18 million is outstanding under our other working capital lines of credit. As a result, we project that we will have sufficient capital to fund construction activities for the combustion turbine facilities through the third quarter of 2002 even if no RUS-guaranteed loans are made to a subsidiary. To the extent amounts are financed under lines of credit, we anticipate those amounts would be repaid with the proceeds of an RUS-guaranteed loan or the offering of additional long-term indebtedness under the Indenture. See "PLAN OF FINANCE AND USE OF PROCEEDS."


   Other Investments. In March 2001, we purchased a one-sixth interest in APM for $750,000. See "BACKGROUND--Reliance on Energy Purchases." As part of our investment, we extended a loan to APM in the amount of $500,000. Repayment of the loan is due on or prior to February 15, 2002. In addition, APM has the right to require us to contribute an additional $750,000 to APM as part of a required capital contribution of all investors in APM.

   On June 12, 2001, we invested $7.5 million in ODEC Power Trading in exchange for all of its capital stock. We distributed the stock of ODEC Power Trading as a patronage distribution to our member distribution cooperatives on the same date. In addition, to facilitate ODEC Power Trading's ability to sell power in the market, we have agreed to guarantee a maximum of $42.5 million of ODEC Power Trading's delivery and payment obligations associated with its energy trades. See "BUSINESS--ODEC Power Trading." Our guarantee of ODEC Power Trading's obligations will enable it to maintain sufficient credit support to meet its delivery and payment obligations associated with its energy trades.

   In the future, we anticipate that we will guarantee the obligations of the subsidiaries developing the combustion turbine facilities as they enter into agreements relating to the development and construction of the facilities, such as engineering, procurement and construction contracts. These guarantees will support capital expenditures by our subsidiaries already reflected in our estimates of our capital expenditures. As of June 30, 2001, we had not provided any guarantees on behalf of these subsidiaries.

   Financing Activities. Pursuant to the Strategic Plan Initiative, we accumulated approximately $160.3 million to reduce our outstanding indebtedness. See "Factors Affecting Results--Strategic Plan Initiative." Of this amount, we have spent $89.2 million (including premiums and discounts) to purchase indebtedness outstanding under the Indenture. These debt purchases resulted in principal retirements of $3.6 million during the first six months of 2001, and $33.3 million and $49.3 million in 2000 and 1999, respectively. We intend to use the remaining $71.1 million to purchase additional indebtedness under the Indenture before 2004 in the most economical method from time to time.

Future Issues

  Reliance on Energy Purchases

   As part of the restructuring of our power supply resources, we intend to continue to rely on forward, short-term and spot market purchases of energy to meet a significant portion of our members' requirements. While we actively manage the risks associated with this reliance on the market, our results of operations are subject to changes in prices in the energy markets. See "BACKGROUND" and "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS."

  Changes in the Electric Utility Industry

   The electric utility industry is becoming increasingly competitive as a result of deregulation of the supply of power, competing energy suppliers, new technology and other factors. The Energy Policy Act of 1992 amended the Federal Power Act and the Public Utilities Holding Company Act of 1935 to allow for increased competition among wholesale electricity suppliers and increased access to transmission services by suppliers of energy. A number of other significant factors are affecting the operations of electric utilities, including:

  . state electric restructuring legislation permitting retail customers to choose their power suppliers;

  .  the adequacy of transmission system capabilities;

  .  the availability and cost of fuel for the generation of electric energy;

  . the use of alternative fuel sources for space and water heating and household appliances;

  .  fluctuating rates of growth in capacity requirements;

  .  compliance with environmental and other governmental regulations;

  . licensing and other factors affecting the construction, operation, and cost of new and existing facilities; and

  . the effects of conservation, energy management, and other governmental regulations on the use of electric energy.

These factors present an increasing challenge to companies in the electric utility industry to reduce costs, increase efficiency and innovation, and improve management of resources. See "BUSINESS--Retail Competition" for a discussion of the recently enacted electric restructuring legislation in Virginia, Maryland and Delaware.

   As a result of these factors, many member distribution cooperatives are providing or considering providing non-traditional products and services such as satellite television, propane and natural gas, and internet and other services. Depending on the impact of competition, there could be reasons for the member distribution cooperatives to restructure their current businesses to operate more effectively under retail competition.

   In addition, these factors may cause our member distribution cooperatives to desire greater flexibility in their power supply options in the future, which may require an amendment to their wholesale power contracts. See
"BUSINESS--Member Distribution Cooperatives--Wholesale Power Contracts."

  Recently Issued Accounting Standards

   In June, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." In June, 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment to FASB Statement No. 133," which further clarifies certain SFAS No. 133 implementation issues. SFAS No. 133, which applies to all of our financial statements beginning January 1, 2001, requires that all derivative instruments, including those embedded in other contracts, be recorded as either assets or liabilities at fair value. Any changes in value should be reported currently in earnings, unless the derivative instrument is specifically designated as a hedge and meets certain accounting criteria required for such designation. Effective January 1, 2001, we adopted SFAS 133, as amended by SFAS
138. The adoption of these accounting standards did not have a significant effect on our financial statements.

   On August 15, 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" which will be effective with respect to us beginning in 2003. The new rules will change our current accounting and reporting relative to our decommissioning costs. The standard requires entities to record at fair value an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the costs by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized asset is depreciated over the useful life of the related long-lived asset. We do not believe that this statement will have a material adverse effect on results of our operations due to our current and future ability to recover decommissioning costs through rate adjustments.

  Extension of North Anna Licenses

   We expect that North Anna will begin decommissioning in 2018 if its operational licenses are not extended. If both units are decommissioned, we expect the timing of payments for decommissioning costs would extend for 32 years. We do not expect these payments to have a material adverse impact on our liquidity or capital resources because we have set aside appropriate reserves for this purpose. In June, 2001, Virginia Power filed applications with the Nuclear Regulatory Commission (the "NRC") to renew the operating licenses for both North Anna units. If granted, the renewal licenses would permit operation of the facility for another 20 years, until 2038 for Unit 1 and 2040 for Unit
2. We cannot predict whether the NRC will grant the renewal licenses.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   We are exposed to various market risks, including changes in interest rates and equity and market prices. Interest rate risk is generally associated with our outstanding indebtedness and securities issued under the Indenture. We also are subject to interest rate risk, as well as equity price risk, as a result of our nuclear decommissioning trust investments in debt and equity securities.

Interest Rate Risk

   We use both fixed and variable rate debt as sources of financing. As of June 30, 2001, all of our outstanding long-term indebtedness accrued interest at fixed rates, except for two series of bonds with variable interest rates that are periodically re-priced which were issued to municipalities in connection with their issuance of tax-exempt bonds to finance the purchase of load management software and equipment and pollution control facilities. The following table illustrates financial instruments sensitive to interest rate changes that we held or were issued by us at June 30, 2001:

                         Expected Maturity Value /(1)/

                                                                                    Fair
          Liability            2001   2002   2003   2004   2005   Thereafter Total  Value
          ---------            -----  -----  -----  -----  -----  ---------- ------ ------
                                            (in millions, except percentages)
Fixed rate taxable bonds...... $28.2  $28.2  $20.7  $20.6  $20.6    $367.0   $485.3 $503.5
  Average interest rate.......   8.2%   8.2%   8.2%   8.2%   8.0%      8.0%
  Tax-exempt bonds............ $ 1.3  $10.7  $ 1.4  $ 1.5  $ 1.6    $ 48.7   $ 65.2 $ 66.3
  Average interest rate.......   6.2%   6.2%   6.4%   6.4%   6.7%      6.7%
Variable rate tax-exempt bonds $ 1.1     --     --     --     --    $  6.7   $  7.8 $  7.8
  Average interest rate.......   2.7%    --     --     --     --       2.9%      --     --

(1)The maturities of the bonds reflect mandatory redemption obligations, if any.

   As of June 30, 2001, any impact on our earnings as a result of a change in interest rates on our variable rate tax exempt bonds due in 2001 and our short-term credit facilities would have been immaterial.


   If we borrowed amounts under our short-term credit lines (which are not included in the above table) to the extent permitted under the Existing Indenture, approximately $133 million after this offering, we estimate a 10% increase in market interest rates would increase our annual interest costs by less than $1 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."


Equity Price Risk

   We are exposed to price fluctuations in equity markets with respect to some of our nuclear decommissioning investments. At June 30, 2001, these equity investments totaled approximately $36.6 million. We believe our exposure to fluctuations in equity prices will not have a material impact on our financial results.

   We accrue decommissioning costs over the expected service life of North Anna and make periodic deposits to a trust fund so that the fund balance will equal the estimated cost to decommission North Anna at the time of decommissioning. At June 30, 2001, these funds were invested primarily in equity securities and corporate obligations. These equity securities expose us to price fluctuations in equity markets. To minimize the risk of price fluctuations, we actively monitor our portfolio by measuring the performance of our investments against market indexes and by maintaining and reviewing established target allocation percentages of assets in our trust to various investment options. Unrealized gains and losses on investments in the trust are deferred as an adjustment to the reserve until realized.

Market Price Risk

   Because our member distribution cooperatives' power requirements are greater than our owned or contractual power supply resources, we must secure additional energy resources by entering into forward, short-term and spot-purchase contracts to meet our total energy requirements. See "BACKGROUND" and "POWER SUPPLY RESOURCES--Other Power Supply Resources." These contracts are sensitive to changes in the prices of electricity, coal and natural gas. We currently are not party to any derivative commodity instruments.

   Through our relationship with APM, we expect to formulate policies and procedures to manage the risks associated with these price fluctuations and use various commodity instruments, such as hedges, futures and options, to reduce our risk exposure by creating offsetting market positions. We intend to use APM to assist us in managing our market price risks by:

  . designing a portfolio model that identifies our power producing resources (including fuel supply, our power purchase contract positions and our generating capacity) and analyzing the optimal use of these resources in light of costs and market risks associated with using these resources;

  . modeling our power obligations and assisting us with analyzing alternatives to meet our member distribution cooperatives' power requirements;

  . selling power as our agent and the agent of ODEC Power Trading, including excess power produced by the combustion turbine facilities; and

  . executing hedge trades to stabilize the cost of fuel requirements, primarily natural gas, used to operate the three combustion turbine facilities and to limit our exposure under power purchase contracts with variable rates based on natural gas prices.

   We continually review various options to acquire low cost power and are developing the combustion turbine facilities as a means of maintaining stable power costs. See "BACKGROUND."

                                   BUSINESS

General

   We are a not-for-profit power supply cooperative engaged in the business of providing wholesale electric services to our members. We were organized for the purpose of securing adequate reliable sources of capacity and energy for our member distribution cooperatives on a cost-effective basis. We provide this power pursuant to long-term, all-requirements wholesale power contracts. Our wholesale power contracts with the member distribution cooperatives obligate us to supply, and our member distribution cooperatives to purchase, all of their capacity and energy requirements through 2028, with limited exceptions. See "Member Distribution Cooperatives--Wholesale Power Contracts." We also will sell power to our other member, ODEC Power Trading, which in turn will sell the power in the market. See "ODEC Power Trading."

   We supply the member distribution cooperatives' capacity and energy requirements through a portfolio of power supply resources consisting of generating facilities, power purchase contracts and forward, short-term and spot market energy purchases. Our generating facilities consist of an 11.6% undivided interest in North Anna, a two-unit 1,842 megawatt (net capacity rating) nuclear generating facility, and a 50% undivided interest in Clover, a two-unit 882 megawatt (net capacity rating) coal-fired electric generating facility. See "POWER SUPPLY RESOURCES--North Anna" and "--Clover."

   Currently, we purchase a portion of our capacity and energy under power purchase contracts that expire before 2005. Since the late 1990's, we have restructured these power purchase contracts to increase our reliance on market purchases of energy to take advantage of our projections of relatively lower future market energy prices. See "BACKGROUND," "BUSINESS--Retail Competition" and "POWER SUPPLY RESOURCES."

   As part of our restructured approach to meet our member distribution cooperatives' future power requirements, we are developing Rock Springs, Louisa and Marsh Run through our subsidiaries. We expect Rock Springs, Louisa and Marsh Run to supply 336, 504 and 672 megawatts of capacity, respectively, to us. Rock Springs will be developed jointly with one or more third parties. Our subsidiaries are seeking approvals and permits to begin construction of these facilities. We expect construction of Rock Springs to begin in the third quarter of 2001 and construction of Louisa and Marsh Run to begin in 2002. See "POWER SUPPLY RESOURCES--Combustion Turbine Facilities."

   Our member distribution cooperatives serve primarily suburban, rural and recreational areas. The areas predominantly reflect stable residential capacity requirements both in terms of power sales and number of customers. See "Members' Service Territories and Customers." Under recently enacted state restructuring legislation, between 2001 and 2004, nearly all customers of our member distribution cooperatives will be able to select their power suppliers. The member distribution cooperatives will continue to be the exclusive providers of distribution services and, at least initially, the default providers of power to their customers in their service territories. See "Retail Competition."

   We do not have collective bargaining agreements. We had 65 employees as of June 30, 2001. We believe that our relations with our employees are good.

Cooperative Structure

   In general, a cooperative is a business organization owned by its members, which are also either the cooperative's wholesale or retail customers. Cooperatives are designed to give groups the opportunity to satisfy their needs in a particular area of business more effectively than if the members acted independently. As not-for-profit organizations, cooperatives are intended to provide services to their members on a cost-effective basis, in part by eliminating the need to produce profits or a return on equity in excess of required margins. Margins not distributed to members constitute patronage capital, a cooperative's principal equity. Patronage capital is held for the accounts of the members without interest and returned when the board of directors of the cooperative deems it appropriate to do so.

   We are a power supply cooperative. Electric distribution cooperatives form power supply cooperatives to acquire power supply resources, typically through the construction of generating facilities or the development of other power purchase arrangements, at a lower cost than if they were acquiring those resources alone.

   Our Class A members are electric distribution cooperatives. Electric distribution cooperatives own and maintain nearly half of the distribution lines in the United States and serve three-quarters of the United States' land mass. There are currently approximately 870 electric distribution cooperatives in the United States. Historically, the primary purpose of an electric distribution cooperative was to own and operate a distribution system and to supply the power requirements of its retail customers. With the advent of retail competition and regional transmission organizations in many areas, distribution cooperatives must adjust to changes in the distribution business, which typically remain regulated monopolies, and the power supply business which is rapidly becoming competitive. See "Retail Competition."

Member Distribution Cooperatives

  General

   Our member distribution cooperatives provide electric services, consisting of power supply, transmission services and distribution services (including metering and billing) to, residential, commercial and industrial customers in 70 counties in Virginia, Maryland, Delaware and West Virginia. The member distribution cooperatives' distribution business involves the operation of substations, transformers and electric lines that deliver power to customers. Three of our member distribution cooperatives provide electric services on the Delmarva Peninsula: A&N Electric Cooperative in Virginia, Choptank Electric Cooperative in Maryland, and Delaware Electric Cooperative in Delaware. The remaining nine member distribution cooperatives provide electric services in mainland Virginia. These members are: BARC Electric Cooperative, Community Electric Cooperative, Mecklenburg Electric Cooperative, Northern Neck Electric Cooperative, Northern Virginia Electric Cooperative, Prince George Electric Cooperative, Rappahannock Electric Cooperative, Shenandoah Valley Electric Cooperative and Southside Electric Cooperative.

   Historically, the member distribution cooperatives have been the exclusive providers of power to customers within their service territories. Recent restructuring legislation will permit nearly all of the member distribution cooperatives' customers to select their power suppliers by 2004. The member distribution cooperatives will remain the exclusive provider of distribution services and, at least initially, the default provider of power within their service territories. See "Retail Competition."

   The member distribution cooperatives are not our subsidiaries, but rather our owners. We have no interest in the properties, liabilities, equity, revenues or margins of the member distribution cooperatives. Financial and statistical information relating to the member distribution cooperatives is set forth in Appendix A to this prospectus.

  Wholesale Power Contracts

   We sell power to our member distribution cooperatives under "all-requirements" wholesale power contracts. Each contract obligates us to sell and deliver to the member distribution cooperative, and the member distribution cooperative to purchase and receive from us, all power that it requires for the operation of its system, with limited exceptions, to the extent that we have the power and facilities available to do so. Each of these wholesale power contracts is effective through 2028 and continues in effect until we or the member distribution cooperative gives the other at least three years notice of termination.

   There are two principal exceptions to the "all-requirements" obligations of the parties. First, each mainland Virginia member distribution cooperative may purchase power allocated to it from the Southeastern Power

Administration. In 2000, the total allocation of power from the Southeastern Power Administration to the member distribution cooperatives was 84 megawatts plus associated energy, representing approximately 4.6% of our total member distribution cooperatives' peak capacity requirements and approximately 1.5% of our total member distribution cooperatives' energy requirements. Second, if pursuant to the Public Utility Regulatory Policies Act ("PURPA") or other laws, a member distribution cooperative is required to purchase electric power from a facility, the member distribution cooperative must make the required purchases. Any required purchases made by the member distribution cooperative will be at a rate no more than our avoided cost, as established by us. At our option, the member distribution cooperative will sell that power to us at a price no more than that rate. The member distribution cooperative may appoint us to act as its agent in all dealings with the owner of any of these facilities. Purchases of power generated by qualifying facilities constituted less than 1.0% of our member distribution cooperatives' capacity and energy requirements in 2000. In addition to these exceptions, one member distribution cooperative is permitted to supply a small portion of its requirements on two islands located in the Chesapeake Bay with two back-up generators located on the islands.

   Each member distribution cooperative is required to pay us monthly for power furnished under its wholesale power contract in accordance with our formulary rate. The formulary rate is intended to allow us to meet all of our costs and expenses from the ownership, operation, maintenance, termination, retirement and decommissioning of and repairs, improvements, modifications to our generating plants, transmission system or related facilities and associated costs and expenses. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Formulary Rate." In addition, the formulary rate includes our costs and expenses relating to the acquisition and sale of power or related services that we provide to our member distribution cooperatives under the wholesale power contracts, including:

  . payments of principal of and premium, if any, and interest on all indebtedness issued by us (other than payments resulting from the acceleration of the maturity of the indebtedness);

  . the cost of any power purchased for resale by us under the wholesale power contracts and the costs of transmission, scheduling, dispatching and controlling services for delivery of electric power;

  . any additional cost or expense, imposed or permitted by any regulatory agency or which is paid or incurred by us relating to our generating plants, transmission system or related facilities or relating to the services we provide to our member distribution cooperatives that is not otherwise included in any of the costs specified in the wholesale power contracts;

  . additional amounts required to meet the requirement of any rate covenant with respect to coverage of principal of and interest on our indebtedness contained in any indenture or contract with holders of our indebtedness; and

  . any additional amounts which our board of directors deems advisable in the marketing of our indebtedness.

The rates established under the wholesale power contracts are designed to enable us to comply with our mortgage, indenture, regulatory and governmental requirements which apply to us from time to time.

   We may revise our budget at any time to the extent that our current budget does not accurately reflect our costs and expenses or estimates of our sales of power. Increases or decreases in our annual budget automatically amend the demand component of our formulary rate. Also, the wholesale power contracts permit us to adjust the amounts to be collected from the member distribution cooperatives to equal our actual costs. We make these adjustments under the Margin Stabilization Plan. These adjustments are treated as due, owing, incurred and accrued for the year to which the increase or decrease relates. The member distribution cooperatives pay any amounts owed as a result of this adjustment in the following year. If at any time our board of directors determines that the formula does not meet all of our costs and expenses, it may adopt a new formula to meet those costs and expenses, subject to any necessary regulatory review and approval. See "MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS--Factors Affecting Results--Margin Stabilization Plan."

   During the term of each wholesale power contract, each member distribution cooperative will not, without obtaining our written consent, take or permit to be taken any steps for reorganization or dissolution, consolidation with or merger into any corporation, or the sale, lease or transfer all or a substantial portion of its assets. We will not, however, unreasonably withhold our consent to any reorganization, dissolution, consolidation, merger or sale, lease or transfer of assets. In addition, we will not withhold or condition our consent if the transaction would not (1) increase rates to our other members,
(2) impair our ability to repay our indebtedness or any other obligation, or
(3) affect our system performance in any material way. Despite these restrictions, a member distribution cooperative may reorganize or dissolve, consolidate with or merge into any corporation, or sell, lease or transfer a substantial portion of its assets without our consent if it:

  . pays the portion of our indebtedness or other obligations as we determine, and

  . complies with reasonable terms and conditions that we may require to eliminate any adverse effects on the rates of our other members, or provide assurance that we will have the ability to repay our indebtedness and abide by our other obligations.

   As a result of deregulation and changes in the electric industry, we recognize that it may be necessary or desirable to modify the relationship between us and our member distribution cooperatives in the future. In particular, we recognize that our member distribution cooperatives may desire greater flexibility in their power supply options in the future, which may require an amendment to their wholesale power contracts. Currently, we are negotiating with one member distribution cooperative, Northern Virginia Electric Cooperative, possible amendments to its wholesale power contract with us. The negotiations center around changing the nature of the contract from an all-requirements contract to a contract under which Northern Virginia Electric Cooperative would take a percentage of the output of North Anna, Clover and the planned combustion turbine facilities and pay its share of our costs relating to these resources and the provision of services under the amended contract. Any amendments to our wholesale power contract with Northern Virginia Electric Cooperative would need to be approved by our board of directors before becoming effective. If approved, similar terms for the provision of power would be offered to all of our other member distribution cooperatives. In May 2001, our board of directors adopted a resolution stating that it would not approve any amendments to the wholesale power contract with a member distribution cooperative that could materially adversely affect our financial condition or cause us to fail to maintain our existing credit ratings.

   Northern Virginia Electric Cooperative has told us that if the negotiation of an amendment to its wholesale power contract is not successful, it may bring an action before FERC or the Virginia State Corporation Commission (the "Virginia Commission") seeking a reformation of the contract along the lines being negotiated. Northern Virginia Electric Cooperative would base its requested reformation on changes in circumstances since the execution of the wholesale power contract. It has acknowledged that it would not seek to be relieved of its obligation to buy power from us equal to its share of North Anna, Clover and the combustion turbine facilities. Nor would it seek to be relieved of its obligation to pay its share of the costs of those generating facilities, including debt service, lease rentals, operation and maintenance expenses, coverage and other costs and expenses related to the facilities or properly allocable to the services provided by us to it. For these purposes, its share would be determined with reference to the ratio of its requirements to the requirements of all our member distribution cooperatives. We do not believe any reformation of our wholesale power contract with Northern Virginia Electric Cooperative is justified if the parties do not agree to an amendment.

ODEC Power Trading

   Changes in the electric utility industry and our development of the combustion turbine facilities have made it more important for us to manage our activities in power-related markets. For instance, to obtain an economical power supply, we have purchased power in excess of our member distribution cooperatives' needs. We also intend to purchase natural gas or futures contracts to limit our exposure to fluctuating natural gas prices. In response to these changes, we formed ODEC Power Trading in 2001 for the primary purpose of purchasing power from us to sell in the market, acquiring natural gas to supply the combustion turbine facilities and taking advantage of other power-related trading opportunities in the market which will help lower our member distribution cooperatives' costs. ODEC Power Trading was not formed to engage in speculative trading.

   We will enter into a wholesale power contract with ODEC Power Trading whereby ODEC Power Trading will purchase power from us. ODEC Power Trading will then sell this power to the market. To comply with FERC regulations relating to the sale of power, on August 7, 2001, ODEC Power Trading filed an application with FERC seeking approval to sell power at market-based rates. The application included a generic rate schedule which permits sales of power at negotiated rates. ODEC Power Trading expects to receive approval of the application by the end of the third quarter of 2001. We also intend to enter into an agreement with ODEC Power Trading under which it would assist us in procuring natural gas.

   We expect that ODEC Power Trading will engage APM to provide ODEC Power Trading with contract monitoring and compliance, credit analysis and monitoring, energy credit negotiations, portfolio modeling and structuring, reporting, trading controls and settlement services.

   We initially capitalized ODEC Power Trading with a $7.5 million capital investment for all of its capital stock. We distributed all of ODEC Power Trading's stock as a patronage capital distribution to our member distribution cooperatives. ODEC Power Trading is our only Class B member and will be entitled to patronage from us. Its patronage will be based on our allocation of patronage to Class B members and its business with us.

   We have entered into an agreement with ODEC Power Trading whereby we agree to provide accounting, billing, reporting and other administrative services to ODEC Power Trading. We will provide these services on an arm's-length basis. To fully participate in power-related markets, ODEC Power Trading will be required to maintain credit support sufficient to meet delivery and payment obligations associated with power trades. To assist ODEC Power Trading in providing this credit support, we have agreed to guarantee up to $42.5 million of ODEC Power Trading's delivery and payment obligations associated with its power trades.

Members' Service Territories and Customers

   Historically, our member distribution cooperatives have had the exclusive right to provide electric services to customers within their exclusive service territories certified by their respective state public service commissions. Under this structure, the member distribution cooperatives, like other incumbent utilities, charged their customers a bundled rate for electric services which included charges for power, transmission services and distribution (including metering and billing) services.

   Virginia, Maryland and Delaware have enacted legislation granting retail customers the right to choose their power supplier. This legislation maintains the exclusive right of the incumbent electric utilities, including our member distribution cooperatives, to continue to provide transmission and distribution services and, at least initially, to be the default providers of power to their customers in their service territories. See "Retail Competition."

   The territories served by the member distribution cooperatives cover large portions of Virginia, Maryland and Delaware. One of our member distribution cooperatives also serves a small area of West Virginia. These service territories range from the suburban metropolitan Washington, D.C. area in northern Virginia, to the Atlantic shore of Delaware, Maryland and Virginia, to the Appalachian Mountains and the North Carolina border. The service territories of member distribution cooperatives serving the high growth, increasingly suburban area between Washington, D.C. and Richmond, Virginia account for approximately half of our capacity requirements. While our member distribution cooperatives do not serve any major cities, several portions of their service territories are in close proximity to urban areas. These areas are experiencing growth due to the expansion of suburban communities into neighboring rural areas and the continuing development of resort and vacation communities within their service territories.

   Our member distribution cooperatives' service territories are diverse and encompass primarily suburban, rural and recreational areas. These territories predominantly reflect historically stable residential capacity requirements both in terms of power sales and number of customers. The major industries served by our member distribution cooperatives include manufacturing, fisheries, agriculture, forestry and wood products, paper, travel and trade.

   Sales of energy by our member distribution cooperatives in 2000 totaled approximately 8,533,135 megawatt-hours. Our member distribution cooperatives' sales of energy were divided by type as follows:

                                 Percentage of    Percentage of
    Customer Class            Megawatt-hour Sales   Customers
    --------------            ------------------- -------------
Residential..................        63.0%            92.8%
Commercial and industrial....        35.9%             6.7%
Other........................         1.1%             0.5%

   From 1995 through 2000, our member distribution cooperatives experienced an average annual compound growth rate of 2.8% in the number of customers and an average annual compound growth rate of 4.0% in energy sales.

   Our revenues from the following member distribution cooperatives equaled or exceeded 10% of our total revenues in 2000:

                                                         Percentage
                                                          of Total
    Member Distribution Cooperative          Revenues     Revenues
    -------------------------------        ------------- ----------
                                           (in millions)
Northern Virginia Electric Cooperative....    $110.5        26.2%
Rappahannock Electric Cooperative.........      89.0        21.1%
Delaware Electric Cooperative.............      44.1        10.4%


   These three members have experienced substantial residential growth in their capacity requirements due to the suburbanization of a significant portion of their respective service territories. In each case, in excess of 92% of its customers are residential.


   The member distribution cooperatives' average number of customers per mile of energized line has increased approximately 5% since 1995 to over 8.9 customers per mile in 2000. System densities of our member distribution cooperatives in 2000 ranged from 5.9 customers per mile in the service territory of BARC Electric Cooperative to over 19 customers per mile in the service territory of Northern Virginia Electric Cooperative. In 1999, the average service density for all distribution electric cooperatives was approximately 6.8 customers per mile.

Retail Competition

  Restructuring Legislation

   Virginia, Maryland and Delaware have enacted legislation that restructures the electricity utility industry and changes the manner in which electricity may be sold to customers. The individual restructuring plans adopted by Virginia, Maryland and Delaware contain similar components.

   Retail Choice for Power. The restructuring laws of Virginia, Maryland and Delaware generally deregulate the power component of electric service, permitting all retail customers to purchase power from the supplier of their choice. In other words, the utility with the historically exclusive territory, the incumbent electric utility, no longer has the exclusive right to provide power to customers located in its certificated service territory. Each of these states has implemented a schedule by which each incumbent electric utility will provide its customers with the opportunity to purchase power from licensed power suppliers. Transmission and distribution of power will remain regulated services.

   Stranded Costs. One consequence of the transition to competition for customers is that electric utilities may incur stranded costs. Stranded costs are generally described as the difference between what an electric utility would have recovered under regulated cost of service rates and what that electric utility will recover under competitive market rates. See "--Stranded Costs" below. The new legislation in all three jurisdictions generally allow the incumbent electric utilities an opportunity to recover stranded costs.

   Capped Rates. To address stranded costs and to facilitate the implementation of retail competition, the new legislation in all three states requires the incumbent utility to cap the bundled rates that it can charge customers in its certificated service territory during a specified transition period. These capped rates are then unbundled, or itemized, into power, transmission and distribution components and, in some cases, a competitive transition charge.

   Default Service Provider. A customer who is either unable or has not selected an alternative power supplier will receive power from its "default" provider. The restructuring laws of Virginia, Maryland and Delaware each designate each of the member distribution cooperatives, at least initially, to be the default provider of power for all customers located in its certificated service territory who do not affirmatively select a competitive power supplier.

   All of the customers of our Delaware and Maryland member distribution cooperatives are now free to choose an alternative power supplier. These customers accounted for 20.6% of our capacity requirements in 2000. By January 1, 2004, customers accounting for approximately 99.7% of our capacity requirements in 2000 will be free to choose an alternative power supplier. No timetable currently exists for permitting customers to select their provider of power in West Virginia. The West Virginia customers of our member distribution cooperative providing power in the state accounted for approximately 0.3% of our capacity requirements in 2000.

   Distribution Service Provider. Generally, the new legislation in each state also provides that each incumbent electric utility including, our member distribution cooperatives, still has the exclusive right to provide distribution services in its certificated territory. Member distribution cooperatives in Virginia, Maryland and Delaware also may exclusively provide metering and most billing services to all customers located in their certificated service territories.

  Virginia

   Retail Choice for Power. The Virginia restructuring legislation provides for retail choice for power services to be phased in between January 1, 2002 and January 1, 2004 in accordance with a schedule developed by the Virginia Commission. The member distribution cooperatives in Virginia may each set their own schedule for the phase-in of competition between January 1, 2002 and January 1, 2004. Our Virginia member distribution cooperatives, which accounted for 79.1% of our capacity requirements in 2000, are in the process of preparing their schedule for the phase-in of retail competition.

   Capped Rates. The Virginia restructuring legislation caps rates for power from January 1, 2001 to July 1, 2007. The rates of our Virginia member distribution cooperatives are capped at the levels that were in effect on July 1, 1999 in the absence of a petition to the Virginia Commission for an increase in rates prior to January 1, 2001. The requests of three of our member distribution cooperatives for increases in their rates under this provision are pending before the Virginia Commission. The Virginia Commission may adjust capped rates to permit our member distribution cooperatives to recover their fuel costs. We expect our recent increases in the fuel factor adjustment to recover additional energy costs will be recovered by our Virginia member distribution cooperatives as increased fuel costs. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS AND RESULTS OF OPERATIONS--Results of Operations--Operating Revenues--First Six Months of 2001 Compared to the First Six Months of 2000." Upon petition by a utility, the Virginia Commission may terminate the utility's capped rates at any time after 2003 if it determines that an effectively competitive market for power exists within that utility's service territory. If capped rates continue in the service territories of our member distribution cooperatives after 2003, each of our member distribution cooperatives may request a one-time change in the distribution component of its capped rate. Additionally, the member distribution cooperatives may seek increases in their capped rates at any time if they are in financial distress beyond their control.

   Stranded Costs. Between January 1, 2001, and January 1, 2007, the member distribution cooperatives may collect stranded costs through a competitive transition charge that will be collected from all customers that choose an alternative power supplier. To establish the competitive transition charge, the Virginia Commission currently is conducting regulatory proceedings to (1) determine the unbundled rate components of power, transmission and distribution, by rate class, for each of our Virginia member distribution cooperatives, and (2) determine the projected market price for power. Once the projected market price for power is determined and allocated to each rate class, the Virginia Commission will subtract it from the power component of the capped rate to determine the applicable competitive transition charge. Our Virginia member distribution cooperatives are then permitted to collect the competitive transition charge from their customers that choose an alternative power supplier during the capped rate period. The competitive transition charge will be adjusted by the Virginia Commission not more than once a year.

   Default Service Provider. Under the restructuring legislation, each of our Virginia member distribution cooperatives will be the default provider of power unless (1) it seeks to become the default service provider in the certificated service territory of another utility, or (2) after July 1, 2004, if the Virginia Commission determines that a sufficient degree of competition exists in the service territory and elimination of default service is not contrary to the public interest. The legislation provides that our member distribution cooperatives' rates for default service will be the same as the capped rates described above for the period from January 1, 2001, to July 1, 2007. After July 1, 2007, the default rates will be based on the member distribution cooperative's prudently incurred costs of power.

   Distribution Service Provider. Each of our Virginia member distribution cooperatives will remain the exclusive provider of distribution services in its certificated service territory. Our Virginia member distribution cooperatives also will be the exclusive providers of metering and most billing services to all customers located in their certificated service territory.

  Maryland

   Retail Choice for Power. The Maryland restructuring legislation required our member distribution cooperative in Maryland, Choptank Electric Cooperative ("Choptank"), to present to the Maryland Public Service Commission ("Maryland PSC") a plan granting all of its cooperative customers a choice in their selection of a power supplier by July 1, 2003. Pursuant to a settlement with the Maryland PSC, Choptank, which accounted for 9.2% of our capacity requirements in 2000, volunteered to offer all of its customers a right to choose their power suppliers on July 1, 2001. In order for a competitive supplier to provide power to Choptank's customers, the supplier must be qualified by the Maryland PSC and registered with Choptank. As of July 1, 2001, approximately 30 entities had obtained permission from the Maryland PSC to provide power in Maryland but to date no alternative power supplier has registered to serve the customers of Choptank.

   Capped Rates and Stranded Costs. Pursuant to its settlement with the Maryland PSC, Choptank's rates are capped for a period of four years beginning on July 1, 2001, and ending June 30, 2005. Choptank's capped rates were developed using a forecast of its cost (including our forecasted rates) for the capped rate period.

   Under the settlement, Choptank's capped rates were unbundled into components for power, transmission, distribution and a competitive transition charge. The power component of Choptank's capped rate was determined using forecasts developed in 1998. The Maryland PSC settlement recognized our efforts to mitigate stranded costs under the Strategic Plan Initiative. As part of the settlement, the Maryland PSC approved the collection of a competitive transition charge based on an amount equal to Choptank's share of our above-market costs as determined under the Strategic Plan Initiative (and other transition costs). The competitive transition charges can be collected during the capped rate period from all of its customers, until we have successfully concluded the Strategic Plan Initiative. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Strategic Plan Initiative."

   On July 14, 2001, Choptank filed a proposal with the Maryland PSC to increase the power component of its rate by the amount of the competitive transition charge that would otherwise be eliminated from the total capped rate because we have ceased collecting amounts pursuant to the Strategic Plan Initiative. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Strategic Plan Initiative." On August 15, 2001, the Maryland PSC approved Choptank's proposal.

   Beginning in 1999, market prices for power rose significantly from the projections made in our 1998 study, causing an increase in our forecasted energy costs. As a result, the amounts recovered under the power component of Choptank's capped rate may be less than the amounts we charge Choptank for power. The settlement with the Maryland PSC does not allow Choptank to automatically recover these increased energy costs. The settlement does allow Choptank to petition the Maryland PSC to change the capped rates if there are extraordinary circumstances or Choptank is under financial distress. Choptank is having discussions with the Maryland PSC regarding its ability to recover these increased costs.

   Choptank's capped rate does not impair our ability to charge our costs to Choptank under our wholesale power contract with Choptank. If Choptank's costs are greater than the rate capped by the Maryland PSC, Choptank must absorb any deficiency. If Choptank's costs are less than the rate capped by the Maryland PSC, Choptank is allowed to retain the surplus. We believe that Choptank will be able to make its payments to us through a combination of revenues derived from the capped rate, revenues from other sources, reductions in its other costs and its equity.

   Default Service Provider. Under the settlement with the Maryland PSC, Choptank will be the default provider of power services in the territory through 2010. Through June 30, 2005, Choptank will provide default services at the capped rate. Afterwards, Choptank will provide default services for power at a rate no greater than our annualized rates (including transmission charges).

   Distribution Service Provider. Choptank will remain the exclusive provider of distribution services in its certificated service territory. Choptank also will be the exclusive provider of metering and most billing services to all customers located in its certificated service territory.

  Delaware

   Retail Choice for Power. The Delaware restructuring legislation required a phase-in of retail competition beginning April 1, 2000, and ending April 1, 2001, for customers of Delaware Electric Cooperative ("DEC"), our Delaware member. The customers of DEC that were given the option to select their power supplier during 2000 accounted for less than 1.0% of our capacity requirements in 2000. As of April 1, 2001, all customers of DEC, representing approximately 11.4% of the capacity that we sold to our member distribution cooperatives in 2000, have the option to choose their power supplier. To date, none of these customers has changed to an alternative power supplier.

   Capped Rates. Pursuant to the Delaware restructuring legislation, during the period from April 1, 2000, to March 31, 2005, rates for DEC's customers are capped at the rates in effect on April 1, 2000, as adjusted by a one-time fuel adjustment. The power component of DEC's capped rate was determined using a forecast that we developed in 1998. Market prices for power rose significantly, however, beginning in 1999. As a result, the amounts recovered under the power component of DEC's capped rate may be less than the amounts we charge DEC for power. The Delaware restructuring legislation does not allow DEC to automatically recover increased fuel costs. The Delaware Public Service Commission ("Delaware PSC") may change the capped rates in connection with any extraordinary costs that the Delaware PSC approves.

   DEC's capped rate does not impact our ability to charge our costs to DEC under our wholesale power contract with DEC. If DEC's costs are greater than the rate capped by the Delaware PSC, DEC must absorb any deficiency. If DEC's costs are less than the rate capped by the Delaware PSC, DEC is allowed to retain the surplus. We believe that DEC will be able to make its payments to us through a combination of revenues derived from the capped rate, revenues from other sources, reductions in its other costs and its equity.

   Stranded Costs. The restructuring legislation required the Delaware PSC to approve a restructuring and rate unbundling plan, including any proposed collection of stranded costs for each incumbent utility. DEC filed the required plan in September, 1999. On April 25, 2000, the Delaware PSC issued a final order determining that DEC did not have stranded costs and that DEC is not permitted to collect a competitive transition charge from those customers that choose an alternative power supplier during the specified transition period.

   Default Service Provider. Under the new law, DEC will remain the default power provider to its current customers through March 31, 2005. After that date, DEC may continue as a default service provider unless the Delaware PSC determines that DEC is unable to provide default service or its current service is not adequate to meet the requirements of public necessity and convenience. The Delaware PSC has determined that DEC's rates for default service will be the same as the capped rates described above for the period from April 1, 2001, to March 31, 2005. After March 31, 2005, the default service rate will be set by the Delaware PSC.

   Distribution Service Provider. DEC will remain the exclusive provider of distribution services in its certificated service territory. DEC also will be the exclusive provider of metering and most billing services to all customers located in its certificated service territory.

  West Virginia

   On March 11, 2000, the West Virginia legislature adopted a restructuring plan that implemented customer choice on January 1, 2001, or a later date established by the state public service commission. Passage of a second resolution during the 2001 legislative session was necessary for the deregulation plan to proceed. During the 2001 legislative session, however, lawmakers did not pass the resolution necessary for the introduction of retail competition for power services. As a result, the legislation did not become effective and no timetable currently exists for the introduction of retail competition for electric services in West Virginia.

  Stranded Costs

   In a competitive environment, generating utilities are no longer assured the recovery of prudently incurred costs. Costs that are not recovered are commonly known as stranded costs. Generating utilities with costs that exceed market prices could suffer significant losses from stranded costs. Additionally, the loss of customers as a result of retail competition also could have a significant impact on a utility's results of operations.

   We are allowed to recover all of our costs through the formulary rate we charge the member distribution cooperatives for power under our wholesale power contracts with them. See "Member Distribution Cooperatives--Wholesale Power Contracts." Because nearly all of the member distribution cooperatives' customers will be permitted to select their power suppliers by 2004, the member distribution cooperatives may have stranded costs to the extent they are required to purchase power from us at a price that causes their customers to select another power supplier, and the competitive transition charges approved by their respective state public service commissions are insufficient to recover stranded costs. The member distribution cooperatives' exposure to potentially stranded costs most likely would result from:

  . power purchase contracts that regularly require us to purchase capacity or energy in excess of market prices; and

  . the inability of our generating facilities to operate economically in a deregulated market.

   The loss of a significant portion of the power purchased by the member distribution cooperatives' customers could cause a reduction in our revenues and cash flows. The resulting decrease in our member revenues also could cause us to lose our tax-exempt status. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Tax Status."

   Over the past years, we have taken several steps to (1) prepare for and adapt to the fundamental changes which have occurred or are likely to occur in the electric utility industry, (2) improve our member distribution cooperatives' competitive positions, and (3) reduce the possibility that they will incur stranded costs. Most importantly, we have implemented the Strategic Plan Initiative. The objective of the Strategic Plan Initiative is to ensure that our member distribution cooperatives' rates for power will be equal to or less than the market price of power by January 1, 2004. Based on our most recent study, we believe that we have reduced our indebtedness and future costs and acquired enough cash to further reduce our indebtedness in the future so that our costs under our formulary rate will be at or below our current projections of the price of power on January 1, 2004. Because several factors affect this determination, we continue to evaluate the events that could impact this calculation. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Strategic Plan Initiative."

                            POWER SUPPLY RESOURCES

General

   We provide power to our members through a combination of our interests in North Anna and Clover, power purchase contracts and forward, short-term and spot purchases of power in the open market. Our power supply resources for the past three years have been as follows:

                                        Years Ended December 31,
                           --------------------------------------------------
                                 2000             1999             1998
                           ---------------- ---------------- ----------------
Generated:                        (in megawatt-hours and percentages)
 Clover................... 3,428,357  36.7% 3,198,062  36.7% 3,028,740  37.0%
 North Anna............... 1,767,053  18.9% 1,775,915  20.3% 1,659,167  20.2%
                           --------- ------ --------- ------ --------- ------
   Total generated........ 5,195,410  55.6% 4,973,977  57.0% 4,687,907  57.2%
                           --------- ------ --------- ------ --------- ------
Purchased:
 Virginia Power........... 1,942,575  20.8% 1,694,685  19.4% 1,599,006  19.5%
 Delmarva Peninsula....... 1,198,195  12.8% 1,436,079  16.5% 1,624,444  19.9%
 Other.................... 1,002,435  10.8%   623,015   7.1%   280,420   3.4%
                           --------- ------ --------- ------ --------- ------
   Total purchased........ 4,143,205  44.4% 3,753,779  43.0% 3,503,870  42.8%
                           --------- ------ --------- ------ --------- ------
   Total available energy. 9,338,615 100.0% 8,727,756 100.0% 8,191,777 100.0%
                           ========= ====== ========= ====== ========= ======

   Our system is geographically divided into two separate and distinctive transmission and distribution systems with limited capability to transmit power between the two systems--a mainland Virginia system and a Delmarva Peninsula system. The two systems have similar customer usage characteristics and distribution of sales by customer classification. Typically, however, the mainland Virginia system's capacity requirements peak in the winter months, while the Delmarva Peninsula system's capacity requirements peak in the summer months. While there is little variance between our summer and winter peak capacity requirements, we typically have experienced a slightly higher peak demand for capacity in the winter months. This peak is due to the winter heating requirements of the member distribution cooperatives' customers, which reflects the large residential component of our total capacity requirements.

   The mainland Virginia system represented approximately 80% of our member distribution cooperatives' 2000 peak capacity requirements, which occurred in January. North Anna and Clover satisfied approximately 45% of our current capacity requirements and 72% of our energy requirements in the mainland Virginia system in 2000. We obtain the remainder of our mainland Virginia system and all of our Delmarva Peninsula system requirements, both capacity and energy, from several suppliers, including the market. Generally, power purchase contracts allow us to meet these requirements by purchasing fixed-priced firm capacity and energy at market prices.

   Between 2001 and 2005, most of these contracts will expire. Through our subsidiaries, we are developing the combustion turbine facilities to satisfy substantially all of the capacity and a portion of the energy currently supplied by the contracts. See "BACKGROUND." The timing and size of each combustion turbine facility was planned to meet our projected capacity requirements, which are a function of expiring power purchase contracts and our member distribution cooperatives' capacity requirements growth projections. In addition, we are installing ten diesel generators across our member distribution cooperatives' service territories primarily to enhance our systems' reliability.

North Anna

   In 1983, we acquired an 11.6% undivided ownership interest in North Anna, including nuclear fuel and common facilities at the power station, and a portion of spare parts inventory and other support facilities. North

Anna is a two unit, 1,842 megawatt (net capacity rating) facility located in Louisa County, Virginia, approximately 60 miles northwest of Richmond, Virginia. During 2000, North Anna provided approximately 18.9% of our energy requirements. North Anna Unit 1 commenced commercial operation in June, 1978, and Unit 2 commenced commercial operation in December, 1980. Virginia Power, the co-owner of North Anna, operates the facility. Virginia Power also has the authority and responsibility to procure nuclear fuel for North Anna. See "Fuel Supply--Nuclear."

   Under the Amended and Restated Interconnection and Operating Agreement with Virginia Power ("I&O Agreement"), we are entitled to 11.6% of the power from North Anna. In addition, we can purchase from Virginia Power supplemental or peaking power or both through 2003. See "Other Power Supply Resources--Power Purchase Contracts--Virginia Power" for a description of the type and amount of power we may purchase under the contract. We intend to purchase our reserve capacity requirements for North Anna from Virginia Power for the term of the I&O Agreement, which expires on the earlier of the date on which all facilities at North Anna have been retired or decommissioned and the date we have no interest in North Anna.

   Under the I&O Agreement, we are responsible for 11.6% of all post-acquisition date additions and operating costs associated with North Anna, as well as a pro-rata portion of Virginia Power's administrative and general expenses directly attributable to North Anna. We are obligated to provide our own financing for these items. In addition, we separately fund our pro rata portion of the decommissioning costs of North Anna. We and Virginia Power also bear pro rata any liabilities arising from ownership of North Anna, except for liabilities resulting from the gross negligence of the other.

   Like other nuclear facilities, North Anna is subject to unanticipated or extended outages for repairs, replacements or modifications of equipment or to comply with regulatory requirements. These outages may involve significant expenditures not previously budgeted, including replacement energy costs. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS OF OPERATIONS--Results of Operations--Operating Expenses" for a discussion of recent operating history of North Anna.

Clover

   We have a 50% undivided interest in Units 1 and 2 of Clover, a coal-fired generating facility jointly owned with Virginia Power. Clover has a net capacity rating of 882 megawatts and is located near Clover in Halifax County, Virginia, approximately 100 miles southwest of Richmond, Virginia. Clover Units 1 and 2 began commercial operations in October 1995 and March 1996, respectively.

   Pursuant to the terms of the Clover operating agreement, Virginia Power, as the co-owner of Clover, is responsible for operating Clover and procuring and arranging for the transportation of the fuel required to operate Clover. See "Fuel Supply--Coal." We are responsible for half of all additions and operating costs associated with Clover, as well as half of Virginia Power's administrative and general expenses for Clover. We must provide our own financing for these expenses.

   Under the terms of the Clover operating agreement, we and Virginia Power each are required to take half of the power produced by Clover. During 2000, our share of Clover provided approximately 36.7% of our energy requirements. In those hours when we are not able to use our share of the energy produced by Clover, we are required to sell and Virginia Power is required to purchase our excess energy. In addition, if Virginia Power makes off-system sales from Clover, we will share in the net proceeds of those sales. In light of recent deregulation legislation enacted in Virginia, we and Virginia Power have agreed that the operating agreement for Clover will be restructured prior to January 1, 2002, to permit us to sell our excess energy from Clover to other power purchasers as well as to Virginia Power on changed terms and to schedule dispatch from the facility after that date. We expect to execute an amendment to the I&O Agreement to grant us these rights prior to 2002.

   We have entered into a sale and leaseback of our undivided ownership interest in pollution control assets at Clover Units 1 and 2. In 1994, we sold these pollution control assets to an investor, subject to the lien of the Existing Indenture, and leased them back for a term extending until December 30, 2012. After the Release Date, the lessor's interest in these assets will no longer be subject to the lien of the Indenture. See "DESCRIPTION OF THE BONDS--Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date." We have an option to purchase the undivided interest in the pollution control assets sold to the investor on December 30, 2004 for a fixed purchase price. Our obligation to make periodic payments of basic rent and the fixed purchased option price payable in 2004 have been fully assumed and the payments are being made by a third party. We have been released from these payment obligations. The lessor's interest in the undivided interest in the assets subject to the lease is subject to a lien in favor of us securing our purchase options under this lease. We have covenanted to exercise our option to purchase the assets subject to the lease on December 30, 2004.

   We also have entered into separate lease and leaseback agreements of our undivided ownership interest in each Clover unit and related common facilities, including the pollution control assets at the facilities. In March, 1996, we entered into a lease with an owner trust for the benefit of an investor in which we leased our interest in Clover Unit 1, subject to the lien of the Existing Indenture, for a term extendable by the lessor up to the full productive life of Clover Unit 1, and simultaneously entered into an approximately 22-year lease of the interest back to us. After the Release Date, the interest of the owner trust in Clover Unit 1 will no longer be subject and subordinate to the lien of the Indenture. See "DESCRIPTION OF THE BONDS--Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date." The lease back to us includes a fixed price purchase option at the end of its term. We have provided for all of our periodic basic rent payments under the lease by investing in obligations issued or insured by entities, the claims paying ability or senior debt obligations of which are rated "AAA." These obligations will mature at a time and in an amount sufficient to fully fund the fixed purchase option price in the lease to us. The lease to us contains events of default which, if they occur, could result in termination of the lease, and, consequently, our loss of possession and right to the output of Clover Unit 1.

   In July, 1996, we entered into another lease subject to the lien of the Existing Indenture with an owner trust for the benefit of a different investor of our interest in Clover Unit 2 for a term extendable by the lessor up to the full productive life of Clover Unit 2. We simultaneously entered into an approximately 23-year lease of the interest back to us. After the Release Date, the interest of the owner trust will no longer be subject and subordinate to the lien of the Indenture. See "DESCRIPTION OF THE BONDS--Release and Substitution Property Prior to Release Date; Negative Pledge After Release Date." The lease back to us includes a fixed price purchase option at the end of its term. We have provided for all of our periodic basic rent payments under the lease by investing in obligations issued or insured by entities, the claims paying ability or senior debt obligations of which are rated "AAA." These obligations will mature at a time and in an amount sufficient to fully fund the fixed purchase option price in the lease to us. In addition, we granted a subordinated lien and security interest in Clover Unit 2 to secure our obligations under the lease and our reimbursement obligation to an insurer for its payments under a surety bond securing some of our payment obligations under the lease. This subordinated lien and security interest will be required to be released prior to the Release Date unless the holders of obligations issued under the Existing Indenture or the Amended Indenture are equally and ratably secured with respect to the assets subject to the lease. As with the Clover Unit 1 lease, the lease back to us of Clover Unit 2 contains events of default which could result in termination of the lease and loss of possession and right to the output of the unit.

Combustion Turbine Facilities

   Through our subsidiaries, we are developing Rock Spring, Louisa and Marsh Run to enable us to continue to serve our member distribution cooperatives' power requirements. Upon completion of the facilities, our total system capacity from facilities owned by us or our subsidiaries will increase from 655 to 2167 megawatts. We estimate that the combustion turbine facilities will provide approximately 58% of our capacity requirements by the end of 2005. See "BACKGROUND."

   The sites selected for Rock Springs, Louisa and Marsh Run contain the attributes required to support a combustion turbine facility. These sites have access to electric transmission lines, natural gas pipelines, and the other major infrastructure required to support a combustion turbine facility. We are currently negotiating to acquire the necessary easements and agreements required for an adequate supply of water to the facilities.

   While Rock Springs is in the advanced stages of development and we expect construction of it to commence in the third quarter of 2001, Louisa and Marsh Run are in less advanced stages of development. These facilities require several governmental approvals, including certificates of public convenience and necessity, prior to the start of construction. For this and other reasons, how and when the facilities will be developed and constructed may change in the future and we cannot predict what those changes may be. We will purchase replacement capacity and energy through forward, short-term or market purchases or under new power purchase contracts in the event of a delay in the development and construction of the combustion turbine facilities.

  Rock Springs

   The Rock Springs facility is being developed by our subsidiary together with one or two other participants. Rock Springs will meet a substantial portion of the capacity requirements of our member distribution cooperatives on the Delmarva Peninsula and provide power to the other participants. Located in the community of Rock Springs, Cecil County, Maryland, the facility is currently expected to consist of six 168 megawatt (net capacity rating) combustion turbines, for a total of 1,008 megawatts. Power from the facility will be transmitted to our member distribution cooperatives over PJM's transmission facilities under its open access transmission tariff.

   At this time, there is one other party developing Rock Springs with our subsidiary. We anticipate that another participant will join the project in the future. We expect that each of the three participants, including our subsidiary, will own two units with a total capability of 336 megawatts and a one-third undivided interest in the common facilities. Our subsidiary will be responsible for all costs associated with the development, construction, additions and operating costs and administrative and general expenses relating to its two units and a proportional share (depending on the number of participants in Rock Springs) of the costs relating to the common facilities for Rock Springs. We estimate that the development and construction costs that our subsidiary will be responsible for are $143.8 million. See "PLAN OF FINANCE AND USE OF PROCEEDS."


   The Maryland PSC has issued a certificate of convenience and necessity for the construction and operation of the facility. All major environmental permits from the State of Maryland have been obtained, subject to compliance with customary conditions set forth in the certificate, and we have purchased the necessary nitrogen oxide ("NO\\x\\") emissions credits required prior to the start of construction of the facility. See "REGULATION AND LEGAL PROCEEDINGS--Environmental Matters."


   We have entered into a fixed-price contract with General Electric Company to purchase three General Electric 7FA combustion turbines, two of which will be installed at Rock Springs and the other at Louisa. The turbines will be fueled by natural gas and have dry low-NO\\x\\ burners which currently exceed Best Available Control Technology and meet the Lowest Achievable Emission Rate standards established by the Environmental Protection Agency (the "EPA"). We intend to assign our rights in the contract with respect to the two turbines to be installed at Rock Springs to our subsidiary developing the facility.

   We expect to be appointed as construction agent on behalf of our subsidiary and the other participant or participants in Rock Springs to administer and supervise the development and construction of the facility. We expect to enter into a contract with Fru-Con Construction Corp. for engineering, procurement and construction services relating to Rock Springs. We expect that construction will begin in the third quarter of 2001 and that commercial operation of the first unit will occur in 2002. The other party currently participating in Rock Springs will own the first unit but will sell the output from that unit to us for one year. We expect the two units owned by our subsidiary will begin commercial operation in 2003.

  Louisa

   The Louisa facility will be located near Gordonsville, in Louisa County, Virginia. The facility is currently expected to consist of five combustion turbines totaling 504 megawatts. We have entered into a fixed-price contract with General Electric Company to purchase four 84 megawatt (net capacity rating) General Electric combustion turbines in addition to one 168 megawatt (net capacity rating) General Electric 7FA combustion turbine purchased with the two turbines for Rock Springs. The combustion turbines are expected to be fueled by natural gas and, if necessary, No. 2 distillate fuel oil. We intend to assign our interest in the contracts relating to the turbines to be installed at the facility to our subsidiary developing Louisa. The estimated cost to develop and construct Louisa is $213.4 million. See "PLAN OF FINANCE AND USE OF PROCEEDS." We expect we will have to guarantee our subsidiaries obligations under the engineering, procurement and construction contract for the facility. As with Rock Springs, we expect that we will act as construction agent on behalf of our subsidiary.

   In March, 2000, the Louisa County Board of Supervisors approved our subsidiary's zoning application and a conditional use permit for the facility. These approvals are being contested in a lawsuit by adjacent landowners. See "REGULATION AND LEGAL PROCEEDINGS--Legal Proceedings." In May 2001, the subsidiary applied to the Virginia Commission for a certificate of public convenience and necessity and to the Virginia Department of Environmental Quality for all major environmental permits. A hearing on the application is scheduled for November 14, 2001. We expect construction of the facility to begin in the first quarter of 2002 and the units to be available for commercial operation in 2003. Power from Louisa will be transmitted to our member distribution cooperatives over the transmission facilities of Virginia Power under its open access tariff.

  Marsh Run

   The Marsh Run facility will be located near Remington in Fauquier County, Virginia, and is currently expected to consist of four 168 megawatt (net capacity rating) combustion turbines, for a total of 672 megawatts. We have entered into a fixed-price contract with General Electric Company to purchase three General Electric 7FA combustion turbines to be installed at Marsh Run. We intend to assign the contract to the subsidiary developing Marsh Run. The combustion turbines are expected to be fueled by natural gas and, if necessary, No. 2 distillate fuel oil. We have not determined how the fourth combustion turbine will be obtained. The estimated cost to develop and construct Marsh Run, including the fourth combustion turbine, is $280.4 million. See "PLAN OF FINANCE AND USE OF PROCEEDS."


   Our subsidiary owning the project is in the process of obtaining all necessary permits and regulatory approvals required for the construction of the facility. It has received a recommendation for approval by the Fauquier County Planning Commission and the Board of Supervisors considered that recommendation at a meeting on August 24, 2001. We expect that construction of the facility will begin in 2002 and three units will be available for commercial operation in 2004. We expect to guarantee our subsidiary's engineering, procurement and construction contract for the facility and that we will act as construction agent on behalf of our subsidiary. Power from Marsh Run will be transmitted to our member distribution cooperatives over the transmission facilities of Virginia Power under its open access tariff.


Other Power Supply Resources

   In 2000, we purchased approximately 44.4% of our total energy requirements. These energy requirements are in excess of our generating assets and were provided principally by neighboring utilities through power purchase contracts and purchases of energy in the forward, short-term and the spot market.

  Power Purchase Contracts

   Historically, we satisfied our capacity and energy requirements not supplied by North Anna and Clover through power purchase contracts with Virginia Power, Allegheny Power Resources ("Allegheny"), American Electric Power Virginia ("AEP-Virginia") and Delaware Power & Light, predecessor to Conectiv Energy ("Conectiv"). Under these contracts, we purchased capacity and energy at a price determined by the seller's average system cost. In the late 1990's, we sought to take advantage of projected lower market prices of power by (1) restructuring or reducing the term of these contracts, (2) reducing the amount of capacity or energy or both we purchased under these contracts, and (3) entering into new contracts which contained market-based pricing provisions. As a result, we entered into power purchase contracts with Public Service Electric & Gas Company ("PSE&G"), Conectiv and Pennsylvania Power and Light ("PP&L"), and Williams Marketing and Trading Company ("Williams"). See "BACKGROUND." Most of these contracts expire as the combustion turbine facilities become operational. See "Combustion Turbine Facilities."

   Virginia Power. Under the terms of the I&O Agreement, Virginia Power sells us reserve capacity and energy for North Anna and Clover. We plan to purchase our reserve capacity requirements for North Anna and Clover from Virginia Power for the term of the I&O Agreement, which expires on the earlier of the date on which all facilities at North Anna have been retired or decommissioned and the date we have no interest in North Anna. Through 2001, Virginia Power has the obligation to provide us with all of the monthly supplemental and peaking demand and energy requirements to meet the needs of our mainland Virginia members not met from our portion of the output of North Anna and Clover. Under the I&O Agreement, we will purchase from Virginia Power half of these supplemental capacity requirements in 2002 and none in 2003. We will continue to purchase our peaking requirements from Virginia Power through 2003.

   Beginning January 1, 2000, energy pricing for the peaking portion of Virginia Power purchases changed from the Virginia Power system average cost to a charge that reflects Virginia Power's owned combustion turbine costs. We have the contractual right to elect not to purchase energy under the I&O Agreement if we can purchase more economical energy from other sources.

   Additionally, under the terms of the I&O Agreement, Virginia Power has unbundled the services it provides us and no longer provides transmission and ancillary services to us under the contract. These services are now provided under Virginia Power's open access transmission tariff. Specific terms for the provision of those services are provided in a Service Agreement for Network Integration Transmission Service and a Network Operating Agreement with Virginia Power, both of which became effective as of January 1, 1998.

   PSE&G. We have entered into an agreement with PSE&G to purchase 150 megawatts of capacity, consisting of 75 megawatts of intermediate or peaking capacity and 75 megawatts of base load capacity, as well as reserves and associated energy, through 2004. The agreement with PSE&G contains fixed capacity charges for the base, intermediate, and peaking capacity to be provided under the agreement. However, either party can apply to FERC in some circumstances to recover changes in specified costs of providing services. If a change in rate occurs, the party adversely affected may terminate the agreement on one year's notice. We may purchase the energy associated with the PSE&G capacity from PSE&G or other power suppliers. If purchased from PSE&G, the energy cost is based on PSE&G's incremental cost above its own capacity requirements, taking into account PJM pool energy transactions. If purchased from other power suppliers, we pay a negotiated energy rate.

   In October 1997, we filed with FERC a Section 206 complaint against PSE&G asserting that our agreement with PSE&G should be modified to conform to the restructuring of PJM. Under the PJM structure, we pay for the transmission of PSE&G power through the zonal rate it currently pays Conectiv. On May 14, 1998, FERC ruled in our favor, ordering PSE&G to remove any transmission costs from its rates for capacity and associated energy sold to us. PSE&G has complied with the FERC order by virtue of a compliance filing submitted to FERC on June 15, 1998. On November 30, 2000, PSE&G filed with the United States Court of Appeals for the District of Columbia Circuit a petition for review of FERC's orders in this matter. PSE&G's appeal is still pending before that court.

   Conectiv and PP&L. We have a contract with Conectiv to provide 220 megawatts of capacity through August 31, 2001, to satisfy our capacity requirements for our member distribution cooperatives providing service on the Delmarva Peninsula. There is no commitment to provide energy under the contract, and we are utilizing forward and short-term energy contracts and spot market purchases to supply the energy requirements related to the capacity.

   Additionally, we have a contract with a joint venture of Conectiv and PP&L to purchase 60 megawatts of firm system capacity through December, 2001. We do not purchase energy under the contract.

   AEP-Virginia. We purchase power from AEP-Virginia pursuant to three agreements. Combined, the agreements permit us to purchase up to 108 megawatts a year from AEP-Virginia. Charges for power purchased under these contracts are determined according to AEP-Virginia's wholesale rate tariff filed with FERC. Each of the agreements remains in effect until November, 2003.

   Allegheny. We have a fixed price contract with Allegheny to supply all of our energy requirements at three delivery points through 2001. In 2000, we purchased 85,000 megawatt-hours from Allegheny. Transmission service relating to the contract is supplied under Allegheny's open access transmission tariff.

   Williams. Because we will not be able to construct the combustion turbine facilities before some of our power purchase contracts expire, we have entered into two contracts with Williams. To satisfy our Delmarva Peninsula system member distribution cooperatives' capacity requirements, we will purchase 200 megawatts of capacity from Williams for the last four months of 2001 and 285 megawatts of capacity for the first four months of 2002. To satisfy our Virginia mainland member distribution cooperatives' capacity requirements, we will purchase 245 megawatts of capacity in 2002 and 490 megawatts of capacity for the first five months of 2003. The contract provides capacity requirements and energy at predetermined prices. All transmission arrangements have been secured for delivery of the energy purchased under this contract to both PJM and the Virginia mainland.

   We also entered into a contract with Williams beginning on January 1, 2001, and ending on August 31, 2001, for the purchase of our full energy requirements for the three member distribution cooperatives operating on the Delmarva Peninsula system whose energy requirements are served by the PJM. Under this contract, Williams meets the hourly energy needs of these members at predetermined monthly prices.

  Market Energy Purchases

   We purchase in the market the portion of our energy requirements not provided by North Anna or Clover or purchased pursuant to long-term power purchase contracts. Market energy purchases are comprised of a changing portfolio of forward and short-term contracts and spot market purchases. Sometimes we exercise our right not to purchase energy under a power purchase contract and instead buy more economical power in the market. We continually evaluate the short-term capacity and energy markets as compared to power purchase contracts for our power supply needs.

   Relying on purchasing energy in the market subjects us to some risk. We may be required to purchase energy at market prices that are higher than the cost of operating the combustion turbine facilities for a significant period because the combustion turbine facilities cannot be operated for extended periods of time. To mitigate our energy market risk, we attempt to match our energy purchases with our energy needs and purchase energy in advance. Additionally, we have developed policies and procedures to manage the risks in our changing business environment and have engaged APM to assist us in executing trades to purchase energy, modeling our power obligations and analyzing our power purchase contracts and the credit risks of counterparties. See "BACKGROUND--Reliance on Energy Purchases" and "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK."

  Diesel Generators

   We currently are installing ten Caterpillar 3516B utility-grade diesel generators throughout our member distribution cooperatives' service territories. Each generator has a capacity of approximately two megawatts. We are installing the generators primarily to enhance our system's reliability if other power supply resources are unavailable.

Transmission

   We do not own any significant energized transmission or distribution facilities. We have entered into agreements with Virginia Power, PJM, AEP-Virginia and Allegheny which provide us with access to their transmission facilities as necessary to deliver energy to our members.

  Virginia Power

   Under the operating agreements for both North Anna and Clover, Virginia Power makes available to us its transmission and distribution systems, as needed, to transmit our power from North Anna and Clover, as well as power purchased from other suppliers, to our member distribution cooperatives' delivery points. Under the I&O Agreement, Virginia Power supplies all transmission services under its open access transmission tariff. Terms for transmission and related services are described in our Service Agreement for Network Integration Transmission Service and the Network Operating Agreement with Virginia Power. Because Virginia Power has stated an intention to participate in the Alliance regional transmission organization, we will obtain transmission service from that organization when it becomes operational, which we expect to occur on January 15, 2002. See "--RTOs."

  PJM

   We are a member of PJM to serve our member distribution cooperatives located on the Delmarva Peninsula. PJM is an independent system operator of transmission facilities serving all of Delaware and New Jersey and parts of Pennsylvania, Maryland and Virginia.

   PJM continually balances its participants power requirements with the power resources available to supply those requirements. Based on this evaluation of supply and demand, PJM schedules available resources to meet the demand for power in the most efficient and cost effective manner. When available resources cannot be dispatched due to transmission constraints, more expensive generating facilities not subject to the transmission constraints must be dispatched to meet the requested power requirements. PJM participants whose power requirements cause the redispatch are obligated to pay those costs. Our PJM power requirements are located on the Delmarva Peninsula, which has been subject to significant congestion costs over the last two years. In 2000, we paid approximately $12.8 million in congestion charges to PJM. In the first six months of 2001, we paid approximately $4.6 million in congestion charges.

   We attempt to mitigate the effects of congestion at PJM's delivery points through the use of fixed transmission rights. Through fixed transmission rights we receive or pay the difference between the cost of energy delivered to our delivery points and the cost of energy delivery to other specified delivery points on the PJM system (which generally is less expensive than the cost we incur at our delivery points). As a result, fixed transmission rights generally reduce congestion charges resulting from having to purchase more expensive power if the energy we purchased for delivery is unable to be delivered because of transmission congestion. PJM allocates to us a specified number of fixed transmission rights, and we purchase additional rights from other members of PJM if economical.

   Conectiv has been performing system upgrades to meet reliability criteria and to interconnect a new generating facility located in the portion of Virginia on the Delmarva Peninsula. Conectiv expects that congestion will be reduced significantly once these upgrades are complete. In addition, we have agreed to pay for direct connection facilities and transmission network upgrades to the PJM in order to serve our member distribution cooperatives on the Delmarva Peninsula more reliably.

  Other Transmission Systems

   Allegheny, in its power purchase contract with us, has agreed to transmit power pursuant to Allegheny's open access transmission tariff. In addition, our power purchase contracts with AEP-Virginia require AEP-Virginia to transmit power purchased under our contracts with it. These transmission arrangements may change as these companies become part of an independent system operator as directed by FERC.

  RTOs

   In December 1999, FERC issued Order No. 2000 amending its regulations under the Federal Power Act to advance the formation of regional transmission organizations ("RTOs"). One of the major objectives of Order No. 2000 is to eliminate "pancaked" transmission rates (incurring charges from multiple transmission owners due to transmission across several systems). By paying a single transmission rate to access all the transmission facilities under the control of the RTO, the RTO will expand access to markets that were previously uneconomical due to having to pay each utility a transmission charge. FERC will regulate the rates established by the RTOs. The regulations require that each public utility that owns, operates or controls facilities for the transmission of electric energy in interstate commerce make required filings with respect to forming and participating in an RTO. Because we do not own any significant jurisdictional transmission or distribution facilities, our participation in any RTO would be as a market participant and not as a transmission owner. We will be impacted by Order No. 2000 because our members have power requirements for which we have the responsibility of providing transmission service. We will benefit from Order No. 2000 if, as intended, it increases competition and consequently reduces our transmission costs.

   FERC noted in Order No. 2000, and on rehearing in Order No. 2000-A, that existing state and federal laws applicable to cooperatives may inhibit their participation in RTOs. These laws include tax laws that restrict the level of business a cooperative can conduct with non-members and still maintain its tax-exempt status. FERC obligated investor-owned utilities under Order No. 2000 to consider the constraints imposed on cooperatives and work with them to foster their participation in RTOs.

   On July 12, 2001, FERC issued a series of orders in which it determined that it is necessary that the three independent system operators in the Northeastern United States, which includes the PJM, combine to form one RTO. Similarly, FERC concluded that it is necessary that the transmission owners in the Southeastern United States, including Virginia Power, combine to form one RTO. Accordingly, FERC initiated expedited mediation proceedings for the purpose of facilitating the formation of a single RTO for the Northeastern United States and one for the Southeastern United States. We currently are evaluating the effect of the orders on us.

Fuel Supply

  Nuclear

   Under the Purchase, Construction and Ownership Agreement for North Anna, the I&O Agreement, and the Nuclear Fuel Agreement, Virginia Power, as operating agent, has the authority and responsibility to procure nuclear fuel for North Anna. Virginia Power employs both spot purchases and long-term contracts to satisfy North Anna's nuclear fuel requirements. Virginia Power continually evaluates worldwide market conditions in order to ensure a range of supply options at reasonable prices. Virginia Power reports that current agreements, inventories, and spot market availability will support current and planned fuel cycles. Beyond that period, additional fuel will be purchased as required to ensure optimum cost and inventory levels.

  Coal

   Under the Clover operating agreement, Virginia Power, as operating agent, has the authority and responsibility to procure sufficient coal for the operation of Clover. Virginia Power employs both spot purchases and long-term contracts to acquire the low sulfur bituminous coal used to fuel the facility. We anticipate that sufficient supplies of coal will be available in the future at reasonable prices, but market prices and price volatility both may be higher than we currently anticipate.

  Gas

   Natural gas has become the preferred fuel for new electric generating facilities, causing an increase in competition for natural gas capacity. The combustion turbine facilities are located adjacent to natural gas transmission lines. We anticipate that these natural gas transmission lines generally will have the capacity to meet the natural gas needs of the combustion turbine facilities. We are developing a fuel supply plan that will provide an economical and reliable supply of gas to the combustion turbine facilities. To develop this plan, we are evaluating purchases of firm gas (delivery of which may not be interrupted even during periods of high demand for gas) and interruptible gas, and designing Louisa and Marsh Run to operate for a limited period of time on fuel oil reserves. Through APM and ODEC Power Trading, we and the subsidiaries plan to utilize long-term contracts and spot purchases to support the natural gas needs of the combustion turbine facilities and enter into hedging instruments to minimize price volatility. We presently anticipate that sufficient supplies of natural gas will be available in the future at reasonable prices, but significant price volatility may occur, especially during the winter. See "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK" and "BUSINESS--ODEC Power Trading."

                       REGULATION AND LEGAL PROCEEDINGS

Regulation and Rates

   We are subject to regulation by FERC and, to a limited extent, state public service commissions. Some of our operations also are subject to regulation by the Virginia Department of Environmental Quality, the Department of Energy ("DOE"), the NRC and other federal, state, and local authorities. Compliance with future laws or regulations may increase our operating and capital costs by requiring, among other things, changes in the design and operation of the generating facilities in which we have an interest or the combustion turbine facilities.

   FERC regulates our rates for transmission services and the wholesale sale of power in interstate commerce. We establish our rates for power furnished to our member distribution cooperatives pursuant to our comprehensive formulary rate which has been accepted by FERC. The formulary rate is intended to permit us to collect revenues which, together with revenues from all other sources, are equal to all of our costs and expenses, plus an additional 20% of our total interest charges, plus additional equity contributions as approved by our board of directors. The formula is comprised of three components: a demand rate, a base energy rate and a fuel factor adjustment. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Formulary Rate." Of these components, only changes in the base energy rate must be accepted by FERC.

   The formulary rate provides for periodic adjustment of rates to recover actual, prudently incurred costs, whether they increase or decrease, without further application to or acceptance by FERC. FERC also may review our rates upon its own initiative or upon complaint and order a reduction of any rates determined to be unjust, unreasonable, or otherwise unlawful and order a refund for amounts collected during such proceedings in excess of the just, reasonable, and lawful rates. Our rates to ODEC Power Trading will be established under our market-based sales tariff filed with FERC.

   In addition to its jurisdiction over our rates, FERC also regulates the issuance of securities and assumption of liabilities by us, as well as mergers, consolidations, the acquisition of securities of other utilities, and the disposition of property other than generating facilities. Under FERC regulations, we are prohibited from selling, leasing, or otherwise disposing of the whole of our transmission facilities (which constitute minor switching assets), or any part of those facilities having a value in excess of $50,000, without FERC approval. FERC also will regulate the sale of power by our subsidiaries unless RUS has guaranteed loans to the subsidiaries. The subsidiaries intend to seek approval from FERC as exempt wholesale generators.

   Because we are regulated by FERC, the Virginia Commission, the Delaware PSC and the Maryland PSC do not have jurisdiction over our rates and services. The state public service commissions, however, do have oversight over the siting of our utility facilities in their respective jurisdictions. They also regulate the rates and services offered by our member distribution cooperatives. See "BUSINESS--Retail Competition."

   In November, 2000, the Maryland PSC issued to us a certificate of public convenience and necessity to build and operate Rock Springs. In the second quarter of 2001, we filed an application with the Virginia Commission seeking a certificate of public convenience and necessity to build and operate Louisa. A hearing on the application is scheduled on November 14, 2001. We anticipate filing an application with the Virginia Commission in the fall of 2001 seeking a certificate of public convenience and necessity to build and operate Marsh Run.

   On behalf of our member distribution cooperatives, we have developed and published a competitive bidding program for use in long-term purchases of capacity and energy from power suppliers. This program represents a system-wide election to use a centrally administered competitive bidding process for all member distribution cooperatives to satisfy the requirements of PURPA and the rules of the respective state public service commissions having regulatory authority over the member distribution cooperatives.

Environmental Matters

   We are currently subject to regulation by the EPA and other federal, state, and local authorities regarding the emission, discharge, or release of materials into the environment. As with all electric utilities, the operation of our generating units could be affected by future environmental regulations. Capital expenditures and increased operating costs required to comply with any future regulations could be significant. Expenditures necessary to ensure compliance with environmental standards or deadlines will continue to be reflected in our capital and operating costs.

   We are subject to the Clean Air Act. The Clean Air Act requires utilities owning fossil fuel fired power stations to, among other things, limit emissions of sulfur dioxide and NO\\x\\, one of the precursors of ground-level ozone, or obtain allowances for these emissions. Through the use of pollution control facilities, Clover is designed and licensed to operate at full capacity below the current limitations for sulfur dioxide emissions levels and nitrogen oxides emissions. Pollution control facilities at Clover include wet limestone scrubbers, low NO\\x\\ burners, and fly ash collection facilities. Virginia Power, as operator of North Anna and Clover, is responsible for environmental compliance and reporting for the facilities. If, however, liabilities arise as a result of a failure of environmental compliance at North Anna or Clover, our respective responsibility for those liabilities is governed by the operating agreement for the facilities. See "POWER SUPPLY RESOURCES--North Anna" and "--Clover."

   In 1998, the EPA issued a rule addressing regional transport of ground-level ozone through reductions in NO\\x.\\ The rule is commonly known as the NO\\x\\ State Implementation Plan ("SIP") call. The NO\\x\\ SIP call affects 22 states, including Maryland, Virginia and the District of Columbia, and required those states to develop a plan by October 30, 2000, to reduce NO\\x\\ emissions. The NO\\x\\ SIP call also required emissions reduction to be implemented by May 1, 2004. On December 26, 2000, the EPA found that several states, including Virginia, failed to submit a plan satisfying the rules. If a state fails to make the required submittal, which the EPA determines is complete, within 18 months of the findings, a emissions offset sanction will apply. This sanction requires new or modified sources of emissions to obtain allowances to emit two tons of NO\\x\\ for every one ton of NO\\x\\ emitted from the source, subject to the Clean Air Act new source review program for NO\\x\\. The EPA will lift the sanctions when it finds that the state has made a complete filing under the SIP call. The EPA also can promulgate a federal implementation plan as late as two years after the initial findings, unless the affected state has submitted a complete plan by that time. In a federal plan, the EPA rather than the states would determine the specific sources that must reduce NO\\x\\ emissions. We anticipate that fossil fuel electric generating facilities greater than 250 mmBtu/hour will be required to reduce their NO\\x\\ emissions or obtain NO\\x\\ emissions credits from another source. We and Virginia Power are currently evaluating options in meeting the NO\\x\\ SIP call as applicable to Clover. These options include installing additional NO\\x\\ controls at Clover and purchasing emissions allowances or a combination of both. At this time, we and Virginia Power continue to evaluate NO\\x\\ controls to determine the best alternatives for Clover.


   North Anna is not impacted by the SIP call because it does not have significant NO\\x\\ emissions. Louisa and Marsh Run will be required to obtain allowances to emit one ton of NO\\x\\ for every ton of NO\\x\\ emitted from the facility. Rock Springs is in an ozone non-attainment area and will be required to obtain allowances to emit one ton of NO\\x\\ emissions for every ton of NO\\x\\ emitted as well as 1.3 NO\\x\\ emissions reduction credits for every ton of potential NO\\x\\ emissions. NO\\x\\ emission reduction credits are required to be obtained prior to the construction of the facility. We will purchase in the market the allowances and have purchased credits required for the operation of the combustion turbine facilities. We project that we will be able to obtain sufficient quantities of allowances in the future at commercially reasonable prices but increased NO\\x\\ emissions or increased restrictions could cause the price of allowances to be higher than we expect.


   In addition to the NO\\x\\ SIP call, several Northeast utilities filed petitions under Section 126 of the Clean Air Act requesting that the EPA take action to mitigate interstate transportation of NO\\x\\. In December 1999, the EPA established NO\\x\\ allocations for 392 generating facilities, including Clover, and many industrial facilities. Additionally, the EPA established a trading program to help those companies meet the required reductions in NO\\x\\ by May 3, 2003.

   The EPA has promulgated a new regional haze rule, which affects any source that emits NO\\x\\ or sulfur dioxide and that may contribute to the degradation of visibility in national parks and wilderness areas. Currently, we do not know what controls, if any, may have to be installed at Clover to comply with this rule.

   Each state regulates the discharge of process wastewater and some storm water discharges into its waters under the National Pollutant Discharge Elimination System program. This program was established as part of the Federal Clean Water Act. We are also subject to permit limitations for surface water discharges and for the operation of a waste landfill at Clover for disposal of ash and scrubber sludge. Permits required by the Clean Water Act and state laws have been issued to us. These permits are subject to reissuance and continued review. We and Virginia Power are evaluating relocating the future landfill discharge to the Roanoke River which contains a larger flow and provides more dilution.

   Clover has a Virginia water protection permit that regulates the amount of water allowed to be withdrawn from the Roanoke River. Clover has a 34-day on-site water supply reservoir to supply the facility during times of low flow when the Roanoke River is below the withdrawal level allowed in the permit.

   Our direct capital expenditures for environmental control facilities at Clover and North Anna, excluding capitalized interest, were approximately $2.5 million and $36,000, respectively, in 2000. Based on information provided by Virginia Power, our portion of direct capital expenditures for environmental control facilities planned for Clover and North Anna over the next three years is estimated to be approximately $2.2 million and $1.3 million, respectively. These expenditures, which include amounts related to the above referenced NO\\x\\ emissions reduction plans, are included in our energy costs which are passed through to our member distribution cooperatives. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Formulary Rate."

   The scientific community, regulatory agencies, and the electric utility industry are examining the issues of global warming and acidic deposition, and the possible health effects of electric and magnetic fields. While no definitive scientific conclusions have been reached regarding these issues, it is possible that new regulations pertaining to these matters could further increase the capital and operating costs of electric utilities.

   In December 2000, the EPA announced that it will regulate emissions of mercury and other air toxins from coal and oil-fired electric utility steam generating units to reduce the health risk of mercury exposure. Clover would be subject to such regulation but because existing pollution control systems on these units currently reduce mercury emissions, we do not anticipate installation of additional equipment will be required at this time. The EPA currently intends to propose regulations with respect to mercury emissions by December 15, 2003, and issue final regulations by December 15, 2004.

   Finally, several studies required by the Clean Air Act examined the health effects of power plant emissions of various hazardous air pollutants. Emissions of other hazardous air pollutants, such as nickel and cadmium, also may become regulated. The EPA expects to follow a rulemaking schedule to establish limits on these emissions that would require compliance by 2007 to 2008. Depending on the outcome of this rulemaking, significant capital expenditures may be incurred at Clover.

Nuclear

   North Anna is subject to regulation by the NRC. Operating licenses issued by the NRC are subject to revocation, suspension, or modification, and the operation of a nuclear unit may be suspended if the NRC determines that the public interest, health, or safety so requires. From time to time, new NRC regulations require changes in the design, operation, and maintenance of existing nuclear reactors. The operating licenses for North Anna Unit 1 and North Anna Unit 2 are scheduled to terminate in 2018 and 2020, respectively. Virginia Power, as operator of the facility, applied to the NRC to extend the operating licenses for both North Anna units for an additional 20 years. See "POWER SUPPLY RESOURCES--North Anna."

   Under the Nuclear Waste Policy Act, the DOE is required to provide for the permanent disposal of spent nuclear fuel produced by nuclear facilities, such as North Anna, in accordance with contracts executed with the DOE. However, since the DOE did not begin accepting spent fuel in 1998 as specified in its contracts, Virginia Power is providing on-site spent nuclear fuel storage at North Anna. These facilities are expected to be adequate until the DOE begins accepting the spent nuclear fuel.

Legal Proceedings

   From time to time we are alleged to be in violation or in default under orders, statutes, rules or regulations relating to the environment, compliance plans imposed upon or agreed to by us, or permits issued by various local, state and federal agencies for the construction or operation of facilities. From time to time, there may be pending administrative proceedings on these matters. In addition, we may be involved in legal proceedings arising in the ordinary course of business. We believe that the ultimate resolution of these proceedings will not have a material adverse impact on the results of our operations, liquidity or financial condition.

   On April 6, 2000, landowners adjacent to the proposed combustion turbine facility in Louisa County filed a Bill of Complaint for Declaratory Judgment seeking a determination that the Louisa County Board of Supervisor's decision to rezone the 92 acres on which that facility is to be located to allow for the construction and operation of an electric generating facility was inconsistent with Louisa County's Comprehensive Plan concerning land use. On July 23 and 24, 2001, the Circuit Court for Louisa County heard testimony on the complaint. Final arguments are scheduled for September 24, 2001.

   In October 1997, we filed a claim against PSE&G with FERC requesting modification of our power purchase agreement in connection with the restructuring of PJM. FERC ruled in our favor and PSE&G appealed. See "POWER SUPPLY RESOURCES--Other Power Supply Resources--Power Purchase
Contracts--PSE&G."

   There is no other material litigation pending against us.

                                  MANAGEMENT

   We operate under the direction of a board of 25 directors that consists of two representatives from each of our member distribution cooperatives and one representative from our Class B member, ODEC Power Trading. Each of our 12 member distribution cooperatives nominate two directors, at least one of whom must be a director of that member in good standing. One director currently serves as a director on behalf of a Class A member and the Class B member. The candidates are then elected to our board of directors by voting delegates from each of our members, elected by each member distribution cooperative's board of directors and authorized to represent the member at our annual meeting. Our board of directors establishes company policy and provides direction to our President and Chief Executive Officer. Our President and Chief Executive Officer administers our day-to-day business and affairs. The ages and positions of our executive officers and directors are as follows:


          Name           Age                        Position
          ----           ---                        --------
Jackson E. Reasor....... 48  President and Chief Executive Officer
Daniel M. Walker........ 56  Senior Vice President of Accounting and Finance
Konstantinos N. Kappatos 58  Senior Vice President of Engineering and Operations
Gregory W. White........ 49  Senior Vice President of Retail and Alliance Management
William M. Alphin....... 71  Class A Director
E. Paul Bienvenue....... 61  Class A Director
Frank W. Blake.......... 82  Class A Director
John E. Bonfadini....... 62  Class A Director
Dick D. Bowman.......... 73  Class A Director
M. Johnson Bowman....... 55  Class A Director
M Dale Bradshaw......... 48  Class A Director
Vernon N. Brinkley...... 54  Class A and Class B Director
Calvin P. Carter........ 76  Class A Director
Glenn F. Chappell....... 58  Class A Director
Carl R. Eason........... 64  Class A Director
Stanley C. Feuerberg.... 49  Class A Director
Hunter R. Greenlaw, Jr.. 57  Class A Director
Bruce A. Henry.......... 55  Class A Director
Frederick L. Hubbard.... 60  Class A Director
David J. Jones.......... 52  Class A Director
William M. Leech, Jr.... 74  Class A Director
M. Larry Longshore...... 60  Class A Director
James M. Reynolds....... 54  Class A Director
Charles R. Rice, Jr..... 60  Class A Director
Cecil E. Viverette...... 60  Class A Director
Richard L. Weaver....... 55  Class A Director
Carl R. Widdowson....... 63  Class A Director
C. Douglas Wine......... 59  Class A Director


Executive Officers of Old Dominion

   Jackson E. Reasor. Mr. Reasor has served as our President and Chief Executive Officer and in the same capacities for the Virginia, Maryland and Delaware Association of Electric Cooperatives ("VMDA"), an electric cooperative association which provides services to our members and other electric cooperatives, since 1998. He also served as Vice President of First Virginia Bank from 1997 until 1998, President and Chief Executive Officer of Premier Trust Company from 1995 until 1997, and a Virginia State Senator from 1992 until 1998.

   Daniel M. Walker. Mr. Walker is our Senior Vice President of Accounting and Finance and has acted in this or similar capacity for us since 1984. Since December, 1986, Mr. Walker has also acted as Assistant

Treasurer for each of Dominion Power Control, Ltd. ("DPL") and Regional Headquarters, Inc. ("RHI") and holds the additional position of director and President of CSC Services, Inc. ("CSC") since April, 1998.

   Konstantinos N. Kappatos. Mr. Kappatos is our Senior Vice President of Engineering and Operations and has served in this or a similar capacity for us since 1984.

   Gregory W. White. Mr. White has served as our Senior Vice President of Alliance Management since 1999. Mr. White also served as Vice President of VMDA from 1996 until 1999.

Classes

   Our bylaws establish three classes of members, designated as Class A, Class B and Class C. Class A members consist of the member distribution cooperatives. Each Class A member is required to purchase from or through us all electric energy used by it to operate its system, subject to its wholesale power contract with us. Each Class A member is entitled to seat two directors on our board of directors. Currently, we have twelve Class A members.

   Class B members consist of other wholesale customers admitted to membership that purchase electric capacity or energy or both, at wholesale from or through us pursuant to a full or partial requirements contract. Class B members collectively are entitled to seat one director on our board of directors. Currently, ODEC Power Trading is our only Class B member.

   Class C members consist of any other customers admitted to membership that purchase energy, or any other products or services that we are permitted by law to offer for sale, from or through us pursuant to any other contract, arrangement or agreement. Class C members collectively are entitled to seat one director on our board of directors. Currently, we do not have any Class C members.

Our Directors

   Information concerning our directors, including their principal occupations and employment during the past five years and directorships in public corporations, if any, are listed below.

   William M. Alphin. Mr. Alphin has been a director on our board since September, 1980. In addition, he has served as secretary of RHI since July, 1998, treasurer of RHI from May, 1987 until July, 1998 and an insurance advisor with Virginia Farm Bureau Insurance Company since October, 1975. In addition, he has been a self-employed farmer since June, 1996.

   E. Paul Bienvenue. Mr. Bienvenue has been a member of our board of directors since September, 1981 and was Chairman of our board of directors from July, 1995 until September, 1998. In addition, he served as President of DPC from July, 1995 until September, 1998, President of DEC since September, 1998, General Manager of Delaware Electric Cooperative from September, 1981 until September, 1998, and Executive Vice President and General Manager of Rural Electric TV, Inc. from May, 1989 through March, 2001.

   Frank W. Blake. Mr. Blake has been a member of our board of directors since July, 1977. Mr. Blake was a self-employed buyer and seller of real estate from 1943 until 1998 and serves as a Methodist minister.

   John E. Bonfadini. Mr. Bonfadini has been a member of our board of directors since July, 1977. Mr. Bonfadini has also served as a professor at George Mason University since July, 1980.

   Dick D. Bowman. Mr. Bowman has been a member of our board of directors since July, 1993. He has also served as President of Bowman Brothers, Inc., a farm equipment retailer, since November, 1976.

   M. Johnson Bowman. Mr. Bowman has been a member of our board of directors since July, 1974. Mr. Bowman has also served as President and Chief Executive Officer of Mecklenburg Electric Cooperative since January, 1980 and Executive Vice President and General Manager of Mecklenburg Communications Services, Inc. since January, 1999.

   M Dale Bradshaw. Mr. Bradshaw has been a member of our board of directors since January, 1995 and Secretary of our board of directors since July, 1999. He also has served as Chief Executive Officer of Prince George Electric Cooperative since January, 1995 and Secretary/Treasurer of DPC since July, 1999.

   Vernon N. Brinkley. Mr. Brinkley has served as Chairman of our board of directors since July, 2001, and prior to that served as Vice Chairman from July, 1999 to July, 2001 and Secretary/Treasurer from July, 1998 to July, 1999, and July, 1992 to July, 1997. He has been a member of our board of directors since October, 1982. He has also served as Vice President of DPC since July, 1999, Secretary/Treasurer of DPC from July, 1998 until July, 1999, and President and General Manager of A&N Electric Cooperative since October, 1995.

   Calvin P. Carter. Mr. Carter has been a member of our board of directors since May, 1991. Mr. Carter has been self employed as the owner of Carter's Store since April, 1960, the owner of Carter Stone Co., a stone quarry, since June, 1965 and a member of the Campbell County Board of Supervisors since November, 1979.

   Glenn F. Chappell. Mr. Chappell has been a member of our board of directors since December, 1995. Mr. Chappell has also been a self-employed farmer since 1962.

   Carl R. Eason. Mr. Eason has been a member of our board of directors since 2000. Mr. Eason has been retired since August 5, 1997 and prior to his retirement was an electrical supervisor with International Paper from June, 1972 through his retirement.

   Stanley C. Feuerberg. Mr. Feuerberg has served as the Vice Chairman of our board of directors since July, 2001. He has been a member of our board of directors since July, 1992. Mr. Feuerberg has also served as treasurer of RHS since July, 1998 and President and Chief Executive Officer of Northern Virginia Electric Cooperative since January, 1992.

   Hunter R. Greenlaw, Jr. Mr. Greenlaw has been a member of our board of directors since November, 1991. Mr. Greenlaw has also served as the President of Greenlaw Properties, Ltd., a real estate development and general contracting company, since August, 1974.

   Bruce A. Henry. Mr. Henry has been a member of our board of directors since November, 1993. Mr. Henry has also served as the owner and Secretary/Treasurer of Delmarva Builders, Inc. since January, 1981.

   Frederick L. Hubbard. Mr. Hubbard has been a member of our board of directors since November, 1991. In addition, he has served as President and Chief Executive Officer of Choptank Electric Cooperative since June, 2001, and prior to that was Senior Executive Vice President of Choptank from May, 1991 until June, 2001. He has been a director of Peoples Bank of Maryland since June, 1996.

   David J. Jones. Mr. Jones has been a member of our board of directors since July, 1986. In addition, he has served as Vice President of Exchange Warehouse, Inc. since April, 1996. Mr. Jones has also served as the owner and operator of Big Fork Farms since April, 1970.

   William M. Leech, Jr. Mr. Leech has been a member of our board of directors since August, 1977. He has been retired since December, 1988.

   M. Larry Longshore. Mr. Longshore has been a member of our board of directors since October, 1998. In addition, he has served as President and Chief Executive Officer of Southside Electric Cooperative since October, 1998 and President and Chief Executive Officer of Newberry Electric Cooperative from April, 1973 until September, 1998.

   James M. Reynolds. Mr. Reynolds was Chairman of our board of directors from July, 1992 until July, 1995 and has served as a member of our board of directors since May, 1977. He has also served as General Manager of Community Electric Cooperative since April, 1977.

   Charles R. Rice, Jr. Mr. Rice has served as a member of our board of directors since August, 1986, Vice Chairman of our board of directors from July, 1995 until July, 1999 and our President and Chief Executive Officer from April, 1998 through November, 1998. He has also served as President and Chief Executive Officer of Northern Neck Electric Cooperative since August, 1986.

   Cecil E. Viverette, Jr. Mr. Viverette served as the Chairman of our board of directors from September, 1998 to July, 2001, Secretary/Treasurer of our board of directors from July, 1997 until September, 1998 and a member of our board of directors since March, 1988. He has also served as President of DPC since September, 1998. Mr. Viverette has also served as President of RHI from July, 1990 until July, 1998 and President of Rappahannock Electric Cooperative since March, 1988.

   Richard L. Weaver. Mr. Weaver has served as a member of our board of directors since 1998. He has also served as Manager of BARC Electric Cooperative since 1998 and Vice President of Virginia Operations for Stackhouse from November, 1995 until November, 1997.

   Carl R. Widdowson. Mr. Widdowson has served as a member of our board of directors since February, 1987. Mr. Widdowson has also been a farmer since December, 1956.

   Douglas Wine. Mr. Wine has served as a member of our board of directors since April, 1991. He has also served as Vice President of RHI since July, 1998, President and Chief Executive Officer of Shenandoah Valley Electric Cooperative since July, 1995, Secretary of RHI from April, 1991 until July, 1998, and Manager of North River Telephone Cooperative since January, 1994.

Executive Compensation

   The following table sets forth all remuneration paid by us to each of our executive officers during the last three years. The table also identifies the principal position of the named executives at the end of the 2000 fiscal year.

                                                Annual Compensation
                                         ----------------------------------
                                                               Other Annual All Other(1)
Name and Principal Position              Year  Salary   Bonus  Compensation Compensation
---------------------------              ---- -------- ------- ------------ ------------
Jackson E. Reasor....................... 2000 $240,000 $    --    $2,530      $27,694
President and Chief Executive Officer    1999  204,102  25,000     4,158        2,888
                                         1998   20,513      --       497           --

Daniel M. Walker........................ 2000  161,245      --        --       22,064
Senior Vice President--Accounting &      1999  155,043   8,000        --       26,928
Finance                                  1998  148,984   7,500        --       25,578

Konstantinos N. Kappatos................ 2000  161,245      --        --       22,064
Senior Vice President--Engineering &     1999  155,043   8,000        --       32,035
Operations                               1998  148,984   7,500        --       30,066

Gregory W. White........................ 2000  128,333      --        --       16,464
Senior Vice President--Retail & Alliance 1999   66,714      --        --        6,082
Management

(1)The amounts in this column for the year 2000 reflect our aggregate contributions under the Retirement and Security Plan, the 401(k) Plan, and payments made by us for life insurance coverage of: $22,950, $3,400 and $1,344 for Mr. Reasor; $17,791, $3,225, and $1,048 for Mr. Walker; $17,791,
   $3,225, and $1,048, respectively, for Mr. Kappatos; and $13,124, $2,567, and $773, respectively, for Mr. White.

   On November 23, 1998, we entered into an employment agreement with Jackson
E. Reasor. Mr. Reasor's employment agreement provides for an initial annual base salary of $200,000 and eligibility to receive a bonus as determined by our executive committee and approval by the board of directors. The agreement is effective for three years from its date and will be automatically extended for an additional year unless we or Mr. Reasor provide to each other notice not to extend the agreement within 30 days prior to the third anniversary thereof. Pursuant to the agreement, if Mr. Reasor voluntarily terminates his employment without a specified "good reason" or is terminated for specified causes prior to the expiration of the employment agreement, we will pay him base compensation and benefits through the effective date of his termination and we will have no obligation to pay Mr. Reasor his base salary, any bonus or other compensation for the remainder of the term of the employment agreement. If Mr. Reasor is terminated without cause or resigns for good reason prior to the expiration of the initial term of the employment agreement, we must pay him his full base salary for a twelve month period from the effective date of termination, at the rate effective on the date of termination, and medical benefits, subject to some exceptions.

   Our executive committee consists of Vernon N. Brinkley, M Dale Bradshaw, Hunter E. Greenlaw and Bruce A. Henry. Currently, one vacancy exists on the committee. The executive committee meets at the beginning of each fiscal year to establish performance based measures that determine the bonus compensation of the President and Chief Executive Officer. The performance based measures consist of criteria established yearly based on a variety of factors including our business objectives, our historical and projected fiscal performance and the prevailing market conditions in our industry. At the end of the fiscal year the Executive Committee measures the performance of the President and Chief Executive Officer against the criteria it established at the beginning of that fiscal year and accordingly determines his or her aggregate compensation. Our other executive officers are compensated pursuant to an annual review of their performance and total compensation, subject to budgeting restrictions, by the President and Chief Executive Officer.

Board Compensation

   We pay our directors who are not employees of a member a monthly retainer fee of $1,350 per month plus $300 per day for any specially called meetings and $150 per travel day for other than a regular scheduled monthly board meeting. All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings.

Compensation Pursuant to Plans

  Defined Benefit Plan

   We have elected to participate in the National Rural Electric Cooperative Association ("NRECA") Retirement and Security Program (the "Plan"), a noncontributory, defined benefit, multiple employer, master pension plan maintained and administered by the NRECA for the benefit of its members and their employees. The Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code.

   The following table lists the estimated current annual pension benefit payable at 62 (the "normal retirement age") for participants in the specified final average salary and years of benefit service categories for the given current multiplier of 1.7%. Benefits which accrue under the Plan are based on the base annual salary as of November of the previous year. As a result of changes in Internal Revenue Service regulations, the base annual salary used in determining benefits is limited to $170,000 effective January 1, 2000.

                               Straight Life Years of Benefit Service
                             -------------------------------------------
        Final Average Salary    15       20      25       30       35
        -------------------- -------  -------  ------- -------- --------
              $ 75,000...... $22,759  $30,345  $37,931 $ 45,518 $ 53,104
               100,000......  30,345   40,460   50,575   60,690   70,805
               125,000......  37,931   50,575   63,219   75,863   88,506
               150,000......  45,518   60,690   75,863   91,035  106,208
               160,000......  48,552   64,736   80,920   97,104  113,288
               170,000......  51,587   68,782   85,978  103,173  120,369

                             50% Joint & Spouse Years of Benefit Service
                             -------------------------------------------
        Final Average Salary    15       20      25       30       35
        -------------------- -------  -------  ------- -------- --------
              $ 75,000...... $19,125  $25,500  $31,875  $38,250 $ 44,625
               100,000......  25,500   34,000   42,500   51,000   59,500
               125,000......  31,875   42,500   53,125   63,750   74,375
               150,000......  38,250   51,000   63,750   76,500   89,250
               160,000......  40,800   54,400   68,000   81,600   95,200
               170,000......  43,350   57,800   72,250   86,700  101,150

   These pension benefits are the estimated amounts payable by the Plan, and they are not subject to any deduction for Social Security or other offset amounts. The employee's annual pension at his or her normal retirement date is equal to the product of his or her years of benefit service times final average salary times the multiplier in effect during years of benefit service. The multiplier was 1.7% commencing January 1, 1992.

   As of December 31, 2000, years of credited service under the Plan at "normal retirement age" for Mr. Reasor was 1.08 years, for Mr. Walker was 15.92 years, for Mr. Kappatos was 15.92 years and for Mr. White was 22.22 years.

  Salary Continuation Plan

   In addition to the Plan, two of our executives, Mr. Walker and Mr. Kappatos, also participate in salary continuation plans. Pursuant to these plans, we entered into agreements with Mr. Walker and Mr. Kappatos to provide them with additional compensation after they reached the age of 65. The agreement states that if the executive is 50 years or older on the date his employment is terminated for any reason whatsoever, absent malfeasance in the office, we will pay compensation for 15 years after the executive has reached age 65. The amount of money payable to the executive is based on a formula that considers the executive's age at termination of employment and years of service with us. The maximum annual compensation payable under the plan is $35,000 per year, payable if the executive's employment is terminated at age 65 or older. Each agreement provides for payment of similar benefits to the executive's beneficiaries in the event of his death or permanent disability.

  Executive Severance Agreement

   We have entered into executive severance agreements with Mr. Walker and Mr. Kappatos. Under the agreements, each executive is entitled to receive compensation in the amount of 1.5 times his base salary payable in 18 equal monthly installments if his employment is terminated other than due to death, disability or for cause. If a change of control occurs and the executive's employment is terminated by the executive for good reason or by us other than on account of the executive's death, disability or for cause, then the executive will be entitled to receive compensation in the amount of his base salary through his date of termination plus any benefits or awards earned but not yet paid and a lump sum payment equal to 2.99 times the executive's base salary.

                                BOND INSURANCE

   The information set forth in this section has been provided by Ambac Assurance Corporation ("Ambac"). We do not make any representation as to the accuracy or completeness of the information.

  The Insurance Policy

   We will enter into an insurance agreement with Ambac, pursuant to which Ambac will issue a financial guaranty insurance policy relating to the 2001 Series A Bonds, the form of which policy is attached to this prospectus as Appendix B. The following summary of the terms of the insurance policy does not purport to be complete and is qualified in its entirety by reference to the insurance policy.

   Ambac has made a commitment to issue the insurance policy effective as of the date of issuance of the 2001 Series A Bonds. Under the terms of the insurance policy, Ambac will pay to The Bank of New York in New York, New York, or any successor thereto, as insurance trustee, that portion of the principal of and interest on the 2001 Series A Bonds which shall become Due for Payment but shall be unpaid by reason of Nonpayment (as such terms are defined in the insurance policy) by us. Ambac will make such payments to The Bank of New York on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which Ambac shall have received notice of Nonpayment from the trustee for the 2001 Series A Bonds. The insurance policy will extend for the term of the 2001 Series A Bonds and, once issued, cannot be canceled by Ambac.

   The insurance policy will insure payment only on the stated maturity date, in the case of principal, and on interest payment dates relating to the 2001 Series A Bonds in the case of interest. In the event of any acceleration of the principal of the 2001 Series A Bonds, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

   In the event the trustee for the 2001 Series A Bonds has notice that any payment of principal of or interest on a 2001 Series A Bond which has become Due for Payment and which is made to a holder by or on our behalf has been deemed a preferential transfer and theretofore recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, that holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available from us.

   The insurance policy does not insure any risk other than Nonpayment, as defined in the insurance policy. Specifically, the insurance policy does not cover:

  . payment on acceleration of the 2001 Series A Bonds, as a result of a call for redemption or as a result of any other advancement of maturity,

  .  payment of any redemption or prepayment of the 2001 Series A Bonds, and

  . nonpayment of principal of or interest on the 2001 Series A Bonds caused by the insolvency or negligence of the trustee for the 2001 Series A Bonds.

   If it becomes necessary to call upon the insurance policy, payment of principal requires surrender of the related 2001 Series A Bonds to The Bank of New York together with an appropriate instrument of assignment so as to permit ownership of those 2001 Series A Bonds to be registered in the name of Ambac to the extent of the payment under the insurance policy. Payment of interest pursuant to the insurance policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to Ambac.

   Upon payment of the insurance benefits in respect of any 2001 Series A Bonds and to the extent Ambac makes payments of principal of or interest on the 2001 Series A Bonds, Ambac will become the owner of the related bonds or the right to payment of principal of or interest on those bonds and will be fully subrogated to each surrendering holder's rights to payment.

  Ambac Assurance Corporation

   Ambac is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Territory of Guam and the Commonwealth of Puerto Rico, with admitted assets of approximately $4,830,000,000 (unaudited) and statutory capital of approximately $2,870,000,000 (unaudited) as of June 30, 2001. Statutory capital consists of Ambac policyholders' surplus and statutory contingency reserve. Standard & Poor's Credit & Market Services, a Division of The McGraw-Hill Companies, Moody's Investors Service, Inc. and Fitch IBCA have each assigned a triple-A financial strength rating to Ambac.

   Ambac has obtained a ruling from the Internal Revenue Service to the effect that the insuring of an obligation by Ambac will not affect the treatment for federal income tax purposes of interest on such obligation and that insurance proceeds representing maturing interest paid by Ambac under policy provisions substantially identical to those contained in the insurance policy shall be treated for federal income tax purposes in the same manner as if we made such payments on the 2001 Series A Bonds.

   Ambac makes no representation regarding the 2001 Series A Bonds or the advisability of investing in the 2001 Series A Bonds and makes no representation regarding, nor has it participated in the preparation of, this prospectus other than the information supplied by Ambac and presented under the heading "BOND INSURANCE" and in the financial statements incorporated in this prospectus by reference.

   Available Information. The parent company of Ambac, Ambac Financial Group, Inc., is subject to the informational requirements of the Securities Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional Securities and Exchange Commission offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the aforementioned material may also be inspected at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005. Ambac Financial's common stock is listed on The New York Stock Exchange.

   Copies of Ambac's financial statements prepared in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of Wisconsin are available from Ambac. The address of Ambac's administrative offices and its telephone number are One State Street Plaza, 15th Floor, New York, New York 10004 and (212) 668-0340.

   Incorporation of Certain Documents by Reference. The following documents filed by Ambac Financial with the Securities and Exchange Commission (File No. 001-10777) are incorporated by reference in this prospectus:

  . Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 (to the extent containing Ambac's consolidated unaudited financial statements as of June 30, 2001 and for the periods ended June 30, 2001 and
     2000);

  . Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 (to the extent containing Ambac's consolidated unaudited financial statements as of March 31, 2001 and for the periods ended March 31, 2001 and 2000); and

  . Current Report on Form 8-K filed on March 19, 2001 (which contains Ambac's consolidated financial statements as of December 31, 2000 and 1999 and for the three years ended December 31, 2000).

   All documents subsequently filed by Ambac Financial pursuant to the requirements of the Securities Exchange Act after the date of this prospectus will be available for inspection in the same manner as described in "--Available Information" above.

                           DESCRIPTION OF THE BONDS


   We will issue the 2001 Series A Bonds under the Indenture of Mortgage and Deed of Trust, dated May 1, 1992, as amended, with Crestar Bank, as trustee (the "Existing Indenture"). SunTrust Bank, as successor to Crestar Bank, currently acts as trustee under the Existing Indenture. We have entered into a supplemental indenture to the Existing Indenture which, when some provisions of it become effective, will amend several provisions of the Existing Indenture. These provisions of the supplemental indenture will become effective when a majority of the holders of obligations outstanding under the Existing Indenture consent to the amendments (the "Amendment Date"). The underwriters of the 2001 Series A Bonds and Ambac, as the issuer of the bond insurance with respect to the bonds, and consequently the holder for purposes of granting consent to the amendments contained in the supplemental indenture, have agreed to consent to those amendments immediately following purchase by the underwriters of the 2001 Series A Bonds. Upon the issuance of the 2001 Series A Bonds and the delivery of this consent by the underwriters and Ambac, there will be $696 million in aggregate principal amount of obligations outstanding under the Existing Indenture and we will have received consents constituting approximately 32% in aggregate principal amount of the outstanding obligations. In this prospectus, the Existing Indenture as amended by the amendments in the supplemental indenture on the Amendment Date is referred to as the "Amended Indenture."


   We also have entered into an Amended and Restated Indenture which, when it becomes effective, will amend and restate the Existing Indenture or the Amended Indenture, as the case may be (the "Restated Indenture"). The Restated Indenture will become effective when all obligations under the Existing Indenture issued prior to the 2001 Series A Bonds cease to be outstanding or when the holders of those obligations consent to the release of the lien of the Existing Indenture or the Amended Indenture, as the case may be, and the effectiveness of the Restated Indenture (the "Release Date"). The Release Date may occur before the Amendment Date and, in that case, the Amended Indenture will not become effective because the Restated Indenture includes all of the amendments incorporated into the Amended Indenture.

   When we refer to the "Indenture" in this prospectus, we mean the Existing Indenture, the Amended Indenture or the Restated Indenture, whichever is in effect. Obligations of all series which have been or may be issued under the Indenture, including the 2001 Series A Bonds, may be referred to as "Obligations."

   The following summaries of some of the provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions of terms. Wherever particular sections of the Indenture or terms are referred to (whether capitalized or not), those sections and the definitions of those terms contained in the Indenture are incorporated by reference. The Existing Indenture and the supplemental indenture containing (1) the amendments set forth in the Amended Indenture and (2) the Restated Indenture, are included as an exhibit to the registration statement of which this prospectus is a part. A copy of the Existing Indenture, the supplemental indenture or the Restated Indenture also may be obtained from the trustee or from us.

General


   We will issue the 2001 Series A Bonds in an aggregate principal amount of $220 million. Until the Release Date, the 2001 Series A Bonds will be secured by a first lien on substantially all of our tangible and some of our intangible properties equally and ratably with all other Obligations issued under the Existing Indenture or the Amended Indenture. On the Release Date, the 2001 Series A Bonds will become unsecured general obligations, ranking equally and ratably with all of our other unsecured and unsubordinated obligations, subject to some exceptions described below. See "Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date."


   The 2001 Series A Bonds will bear interest at the annual rate of    % (on
the basis of a 360-day year) from their date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2001 to the person in whose name the 2001 Series A Bonds are registered at the close of business on the regular record date, which is the fifteenth day (whether or not a business day) of the calendar month next preceding the interest payment date. If interest on the 2001 Series A Bonds is not punctually paid or duly provided for, we may pay such amount instead to each registered holder of the 2001 Series A Bonds on a special record date not more than 15 nor less than 10 days prior to the date of the proposed payment. We will pay principal of, and premium (if any) and interest on the 2001 Series A Bonds, and the transfer of interests in the 2001 Series A Bonds will be effected, through the facilities of The Depository Trust Company ("DTC"). See "Book-Entry System; Exchangeability." The 2001 Series A Bonds will be issued in multiples of $1,000.


   Under the Existing Indenture, we use accounting requirements in effect on the date of determination or computation. Under the Amended Indenture or the Restated Indenture, for purposes of determinations or computations relating to the Obligations, we will use accounting requirements as are in use in the United States at the time of the determination of any computation required or permitted under the Amended Indenture or the Restated Indenture, or, at our option, those requirements or determinations in use on the date of the Amended Indenture or the Restated Indenture.

Make Whole Redemption


   We may redeem the 2001 Series A Bonds, in whole or in part, prior to their stated maturity, at our option. We must give at least 30 days, but not more than 60 days, prior notice of redemption mailed to the registered address of each holder of bonds being redeemed except as otherwise required by the procedures of DTC. The redemption price for the 2001 Series A Bonds will be equal to the greater of:



  . 100% of the principal amount of the bonds being redeemed plus accrued interest to the redemption date; and



  . the sum of the present values of the remaining principal and interest payments on the bonds being redeemed, discounted on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) the yield to maturity on the U.S. Treasury security having a life equal to the remaining life of the 2001 Series A Bonds and trading in the secondary market at the price closest to par and
     (2) twenty basis points;



plus, in either case, without duplication, interest due and payable but unpaid on the bonds being redeemed.


   If there is no U.S. Treasury security having a life equal to the life of the 2001 Series A Bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity of two U.S. Treasury securities having lives most closely corresponding to the remaining life of the 2001 Series A Bonds and trading in the secondary market at the price closest to par.


   If less than all of the outstanding 2001 Series A are redeemed, the 2001 Series A Bonds will be redeemed by the trustee on a pro rata basis in accordance with the Indenture. We may not otherwise optionally or mandatorily redeem the 2001 Series A Bonds.


Rate Covenant

   Until the first to occur of the Amendment Date or the Release Date, subject to any necessary approval or determination of any regulatory or judicial authority with jurisdiction over our rates (which include rents, charges, fees and other compensation), the Existing Indenture requires us to establish and collect rates for the use or the sale of the output, capacity or service of our electric generation, transmission and distribution system which are reasonably expected to yield margins for interest for the 12-month period commencing with the effective date of the rates equal to at least 1.20 times total interest charges during that 12-month period. The Existing Indenture requires the rates to produce moneys sufficient to enable us to comply with all covenants under the Existing Indenture.

   Margins for interest under the Existing Indenture equal the total of net margins plus total interest charges and income tax accruals for the applicable period less:

  . the amount, if any, by which non-operating margins (other than interest earnings on investments held by the trustee or on investments held by any trustee for the purpose of decommissioning or dismantling any of our assets) included in our net margins exceeds 60% of net margins for that period; and

  . the net earnings or losses of property with a fair value in excess of $25,000 released from the lien of the Existing Indenture during that period or thereafter.

   If we acquire any property during the period for which margins for interest is being calculated, or we will acquire with the proceeds of the Obligations being issued any property which was, during the 6-month period prior to our acquisition, if any, used in a business similar to ours, then, the computation of margins for interest will include the net operating earnings or net operating losses of that property for the entire 12-month period. The calculation of margins for interest also will be adjusted if an independent engineer of favorable national repute determines that efficiencies, inefficiencies or other effects likely to result from the acquisition are significant enough to render the historical performance of the separate properties an inaccurate indicator of the future performance of the combined properties. This additional adjustment will take into account the efficiencies, inefficiencies or other effects to the extent determined by the independent engineer. Under the Existing Indenture, in calculating margins for interest, we factor in any item of net margin, loss, income, gain, earnings or profits of any of our subsidiaries, regardless if we have received those net margins or gains as a dividend or other distribution from the subsidiary or if we have made payment with respect to the losses or expenses.

   Interest charges under the Existing Indenture equal our total interest charges (whether capitalized or expensed) on (1) all Obligations under the Existing Indenture, (2) indebtedness secured by a lien equal or prior to the lien of the Existing Indenture, and (3) obligations secured by liens created or assumed in connection with a tax-exempt financing for the acquisition or construction of property used by us, in each case including amortization of debt discount and expense or premium.

   Promptly upon any material change in the circumstances which were contemplated at the time such rates were most recently reviewed, but not less than once every 12 months, we will review the rates and, subject to any necessary regulatory approval, promptly establish or revise the rates as necessary to obtain the required margins for interest and produce moneys sufficient to enable us to comply with our other covenants under the Indenture. Our failure to actually achieve a 1.20 margins for interest ratio will not itself constitute an event of default under the Existing Indenture. A failure to establish rates reasonably expected to achieve a 1.20 margins for interest ratio, will be an event of default if such failure continues for 45 days after we receive notice of this failure from either the trustee or the holders of 10% of the Obligations outstanding, unless such failure results from our inability to obtain regulatory approval.

   The Existing Indenture prohibits us from furnishing or supplying any use, output, capacity or service of our system with respect to which a charge is regularly or customarily made, free of charge to any person or entity. In addition, we must use commercially reasonable efforts prior to the earlier of the Amendment Date or the Release Date to enforce the payment of all moneys that are owed to us.


   After the earlier of the Amendment Date or the Release Date, the Amended Indenture or the Restated Indenture will require us, subject to any necessary approval or determination of any regulatory or judicial authority with jurisdiction, to establish and collect rates reasonably expected to yield margins for interest for each fiscal year equal to 1.10 times total interest charges for the fiscal year. The Amended Indenture and the Restated Indenture require these amounts, together with other moneys available to us, provide moneys sufficient for us to remain in compliance with the Amended Indenture or the Restated Indenture. Interest charges under the Amended Indenture are calculated in the same manner as under the Existing Indenture with the exclusion of capitalized interest. Interest charges under the Restated Indenture equal interest charges (other than capitalized interest) on all Obligations under the Indenture and all of our other obligations (other than subordinated indebtedness) to repay borrowed money or the deferred purchase price of property or services, including amortization of debt discount and premium on issuance, but excluding the interest charges on indebtedness attributed to any capitalized lease or similar agreement. After the earlier of the Amendment Date or the Release Date, margins for interest will equal the sum of:

  .  our net margins;

  . plus revenues that are subject to refund at a later date which were deducted in the determination of net margins;

  . plus non-recurring charges that may have been deducted in determining net-margins;

  .  plus total interest charges (calculated as described above); and

  . plus income tax accruals imposed on income after deduction of total interest for the applicable period.

   In calculating margins for interest under the Amended Indenture and the Restated Indenture, we factor in any item of net margin, loss, income, gain, earnings or profits of any of our affiliates or subsidiaries, only if we have received those amounts as a dividend or other distribution from the affiliate or subsidiary or if we have made a contribution to, or payment under a guarantee or like agreement for an obligation of, the affiliate or subsidiary. Any amounts that we are required to refund in subsequent years do not reduce margins for interest as calculated under the Amended Indenture or the Restated Indenture for the year the refund is paid. As under the Existing Indenture, the failure to achieve the margins for interest ratio will not itself result in an event of default. We must, however, review our rates at least annually and promptly revise them to comply with the margins for interest covenant subject to any necessary regulatory approvals. A failure to establish rates reasonably expected to achieve a 1.10 margins for interest ratio will be an event of default under the Amended Indenture and the Restated Indenture if that failure continues for 45 days after we receive notice of this failure from either the trustee or the holders of 10% of the Obligations outstanding, unless this failure results from our inability to obtain regulatory approval to revise our rates.

Security for Payment of the Obligations Prior to Release Date; Conversion to Unsecured Obligations on Release Date

   Until the Release Date, the 2001 Series A Bonds will be secured equally and ratably with all other Obligations issued (whether previously or subsequent to the issuance of the 2001 Series A Bonds) under the Existing Indenture or the Amended Indenture by a first lien on substantially all of our tangible and some of our intangible properties, including our generation, transmission and distribution properties and some of our contracts relating to the purchase, sale or transmission of electricity of three years or more in duration or to the ownership, operation or maintenance of electric generation, transmission or distribution facilities, excluding excepted property. Excepted property as defined in the Existing Indenture or the Amended Indenture includes among other things:

  . cash on hand or in banks (other than moneys deposited with the trustee under the terms of the Existing Indenture or the Amended Indenture);

  . contracts and contract rights not specifically subject to the lien of the Existing Indenture or the Amended Indenture;

  . instruments and specified securities (other than those required to be deposited with the trustee);

  .  patents and trademarks;

  .  the right to bring an action or enforce a judgment;

  .  transportation equipment (including vehicles, vessels and barges);

  . office furniture, equipment and supplies and data processing, accounting and other computer equipment, software and supplies and leases for office purposes;

  . other leases for an original term of less than five years, specified nonassignable permits and licenses;

  . timber, oil, gas, coal, ore and other minerals and all electric energy generated; and

  . our interest in other property in which a security interest cannot legally be perfected.

   Our title to the mortgaged property and the lien of the Existing Indenture or the Amended Indenture are subject to permitted encumbrances, which may include, among other things identified restrictions, exceptions, reservations, conditions and limitations existing on the mortgaged property on the date the Existing Indenture was recorded; reservations in U.S. patents; non-delinquent or contested tax, mechanics', materialmen's or contractors' liens; local improvement district assessments; leases for a term of not more than two years; specified easements; the undivided interests of other owners or liens on those undivided interests, and the rights of those owners in property they own with us; the pledge of current assets (other than accounts receivable) to secure current liabilities; specified liens related to the issuance of tax exempt debt securities for the acquisition or construction of property; the pledge or assignment of accounts receivable or conditional sales contracts in connection with the sale of power so long as on the date of such sale no event of default under the Existing Indenture or the Amended Indenture then exists; and some leases and reservations and liens for non-delinquent rent or wages.

   The lien of the Existing Indenture or the Amended Indenture also is subject to a lien in favor of the trustee to recover amounts owing to the trustee under the Existing Indenture or the Amended Indenture. In addition, our title to the mortgaged property and the lien of the Existing Indenture or the Amended Indenture are subject to other prior rights and encumbrances which we do not believe adversely affect in any material respect our right to use that property to secure the 2001 Series A Bonds.

   All of our after-acquired property, other than excepted property, is subject to a lien under the Existing Indenture or the Amended Indenture subject further to:

  .  specified purchase money and pre-existing liens;

  . limitations, in the case of consolidation, merger or sale of substantially all of our assets; and

  . recordation of supplements to the Existing Indenture or the Amended Indenture describing that after-acquired property, in the case of real property.

   From and after the Release Date, the 2001 Series A Bonds, all other Obligations then still outstanding and any other Obligations thereafter issued under the Indenture will be unsecured general obligations and will rank equally and ratably with all of our other unsecured and unsubordinated obligations subject to some exceptions. On the Release Date, any lien or security interest arising under the Existing Indenture or the Amended Indenture will be released and the trustee is required to take any actions reasonably necessary to confirm or give notice of the release and to evidence the reconveyance, re-assignment and transfer to us of all right, title and interest of the trustee in the collateral.

Rights of Insurer

   Under the Indenture, any person that unconditionally agrees to provide any undertaking to pay any Obligations to the extent not paid by us, for example an insurer of our Obligations, will be considered a holder of those Obligations for purposes of giving any approval or consent with respect to:

  .  approving supplemental indentures or other amendments to the Indenture;

  .  giving any other approval, consent or notice to effect any waiver;

  .  exercising any remedies; and

  . taking any other action that can be taken by the holders of those Obligations.

   If that person is in default of performing their undertaking they will not be considered a holder in place of the holders of those Obligations.

   Ambac will issue an insurance policy insuring the scheduled payment of the principal and interest on the 2001 Series A Bonds when due and, as a result, be considered the holder of the 2001 Series A Bonds for the above purposes. See "BOND INSURANCE."

Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date

   Until the Release Date, provided no event of default exists under the Existing Indenture or the Amended Indenture, property subject to the lien of the Existing Indenture or the Amended Indenture may be released to facilitate the day-to-day operation of our business. Some of these releases may require either:

  . a finding by our management that these releases are desirable in the conduct of our business or will not adversely affect in any material respect the security afforded by the Existing Indenture or the Amended Indenture; or

  . the substitution of bondable additions, the retirement or defeasance of Obligations or the deposit of cash with the trustee, in each case of equivalent value.

   In addition, cash deposited with the trustee as a result of the authentication and delivery of Obligations may be withdrawn against 90.91% of bondable additions or retired or defeased Obligations of equivalent value. Cash deposited with the trustee for other purposes, including releases, may be withdrawn against bondable additions or retired or defeased Obligations of equivalent value and may, at our option, be used for the redemption of Obligations prior to their maturity, at their maturity or for the purchase of Obligations. To the extent that any trust moneys deposited with the trustee consist of the proceeds of insurance upon any part of the mortgaged property, those moneys may be withdrawn to reimburse us for costs to repair, rebuild or replace the destroyed or damaged property.

   The lien of the Existing Indenture or the Amended Indenture will be released on the Release Date when the Existing Indenture or the Amended Indenture is superseded by the Restated Indenture. Unless we equally and ratably secure all other then-outstanding Obligations, the Restated Indenture will prohibit us from creating or permitting to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (a "security interest") of any kind on specified properties for the purpose of securing repayment of borrowed money or any obligation to pay the deferred purchase price for property or services, except for (1) security interests not exceeding the greater of two percent of our total assets and $10,000,000; and (2) security interests arising by operation of law or those in connection with the lease transactions or commodities trading agreements described below. These specified properties on which a security interest cannot be granted without equally and ratably securing the Obligations consist primarily of our real property, fixtures and tangible personal property that we use in whole or major part in connection with our generating facilities, including all electric production, transmission, or distribution facilities, equipment or property and any plant, structure or other facility for the development production or storage of fuel or rights with respect to the supply of water. The specified properties do not include:

  . cash on hand or in banks (other than moneys deposited with the trustee under the Restated Indenture);

  .  the right to bring an action or enforce a judgment;

  .  contracts and contract rights;

  . shares of stock, bonds, notes, repurchase agreements and evidences of indebtedness and other securities;

  .  patents, trademarks, trade names and other general intangibles;

  . transportation vehicles and equipment (to the extent a security interest cannot be perfected under the Uniform Commercial Code in the Commonwealth of Virginia);

  . all nuclear fuel and all related accessories and supplies used for that fuel;

  .  marine equipment and airplanes and all equipment relating thereto;

  . office furniture, equipment and supplies and data processing, accounting and other computer equipment, software and supplies and leases for office purposes;

  .  leasehold interests for office purposes;

  .  other leases for an original term of less than five years; and

  . timber, oil, gas, coal, ore and other minerals and all electric energy generated.

   Under the Restated Indenture, the encumbrances resulting from our existing lease transactions or agreements relating to a future sale and leaseback or lease and leaseback transaction or similar transactions or a commodities trading agreement entered into in the ordinary course of business do not constitute security interests requiring the Obligations to be equally and ratably secured with respect to the assets subject to the transactions. See "POWER SUPPLY RESOURCES--Clover."

Depreciation Deposits

   Until the first to occur of the Amendment Date or the Release Date, the Existing Indenture requires us, on or before July 1 in each year, since July 1, 1993, to deposit (a "Depreciation Deposit") with the trustee cash in an amount equal to the excess, if any, obtained by subtracting (to the extent not previously subtracted) the aggregate amount of property that we have acquired since April 30, 1992 that is subject to the lien of the Existing Indenture to the date of such Depreciation Deposit, from our depreciation expense on all property subject to the lien of the Existing Indenture for the immediately preceding calendar year. Depreciation Deposits and other amounts deposited with the trustee may be withdrawn on the basis of bondable additions of property or retirement or defeasance of Obligations. To date, we have not been required to make, and have not made, any Depreciation Deposits. The Amended Indenture and the Restated Indenture will not require us to make any Depreciation Deposits after the Amendment Date or the Release Date.

Limitations on Issuance of Short-Term Debt

   Until the first to occur of the Amendment Date or the Release Date, the Existing Indenture prohibits us from incurring or permitting to be outstanding any indebtedness (other than trade payables) with an original maturity of less than one year or which is redeemable at the option of the holder within one year from the date of original issuance, if, after giving effect thereto, the outstanding principal amount of that indebtedness would exceed the greater of $100 million or 15% of our long-term debt and equities determined on a consolidated basis as of the end of the immediately preceding fiscal quarter. Fifteen percent of our long-term debt and equities as of June 30, 2001 was approximately $100 million. The Amended Indenture and the Restated Indenture do not restrict our ability to issue short-term indebtedness.

Limitation on Cash Investments

   Until the first to occur of the Amendment Date or the Release Date, the Existing Indenture prohibits us from investing or directing the trustee to invest more than 25% of the aggregate of (1) cash on hand held for working capital purposes, (2) moneys received by the trustee following a release of property from the lien under the Existing Indenture, (3) proceeds from a taking or insurance, or disposition of a portion of the trust estate or as a depreciation deposit, and (4) cash deposited with the trustee as a basis for additional Obligations, other than in:

  . obligations issued by or unconditionally guaranteed by the United States of America or certificates or other evidences of interests in those obligations;

  . securities issued by any agency or instrumentality of the United States of America or any corporation created pursuant to any act of Congress;

  . commercial paper rated in either of the two highest rating categories by a national credit rating agency;

  . demand or time deposits, certificates of deposit and bankers' acceptances issued or accepted by any bank or trust company having capital surplus and undivided profits aggregating at least $50 million and whose long-term debt is rated in any of the three highest rating categories by a national credit rating agency;

  . repurchase agreements that are secured by a perfected security interest in securities listed in the first two bullets above entered into with a government bond dealer recognized as a primary dealer by the Federal Reserve Bank of New York or any bank described in the fourth bullet above;

  . non-convertible debt securities rated in any of the three highest categories by a national credit rating agency; or

  . any short-term institutional investment fund or account which invests solely in any of the foregoing obligations.

These restrictions on our cash investments will end on the earlier to occur of the Amendment Date or the Release Date.

Book-Entry System; Exchangeability

   The 2001 Series A Bonds will be represented by one or more global bonds that we will deposit with DTC or its agent. The 2001 Series A Bonds will be registered in the name of DTC's nominee, Cede & Co. The deposit of the 2001 Series A Bonds with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. Upon the issuance of each global bond, DTC will credit the accounts of persons held with it with the respective principal amounts of the 2001 Series A Bonds represented by such global bond designated by the underwriters with respect to the 2001 Series A Bonds.

   The 2001 Series A Bonds will settle in DTC's Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for the 2001 Series A Bonds will settle in immediately available funds. We will pay principal and interest to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in the 2001 Series A Bonds.

   DTC has advised as follows: It is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in these securities through electronic computerized book-entry changes in accounts of its participants thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Company, Inc., the American Stock Exchange LLC, and the National Association for Securities Dealers, Inc. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with direct participants either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

   Under the terms of the Indenture, we and the trustee will treat the persons in whose names the 2001 Series A Bonds are registered as the owners of the 2001 Series A Bonds for the purpose of receiving payment of principal and interest on the 2001 Series A Bonds and for all other purposes. Except as set forth below, owners of beneficial interests in a global bond representing 2001 Series A Bonds will not be entitled to have 2001 Series A

Bonds represented by such global bond registered in their names, will not receive or be entitled to receive physical delivery of 2001 Series A Bonds in definitive form and will not be considered the owners or holders thereof under the Indenture including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

   DTC has no knowledge of the actual owners of beneficial interests in the global bonds representing the 2001 Series A Bonds. DTC's records reflect only the identity of the direct participants to whose accounts the 2001 Series A Bonds are credited, which may or may not be the beneficial owners. Ownership of beneficial interests in global bonds representing the 2001 Series A Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC's participants or persons that hold through DTC's participants. DTC's participants will remain responsible for keeping account of their holdings on behalf of their customers. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global bond.

   Payment of principal of (and premium, if any) and interest, if any, on 2001 Series A Bonds registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner or the holder of the global bonds representing the 2001 Series A Bonds. We expect that DTC or its nominee, upon receipt of any payment of principal of (and premium, if any) or interest on global bonds, will credit participants' accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such global bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. None of us, the trustee, any paying agent or the security registrar for the 2001 Series A Bonds will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global bond for the 2001 Series A Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   Unless and until it is exchanged in whole for 2001 Series A Bonds in definitive form, a global bond representing 2001 Series A Bonds may not be transferred except as a whole by DTC to DTC's nominee by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

   DTC may discontinue providing its services as depository for the global bonds at any time. If DTC is at any time unwilling or unable to continue as depositary for the global bonds representing the 2001 Series A Bonds and a successor depositary is not appointed by us within 90 days, we will issue 2001 Series A Bonds in definitive registered form in exchange for the global bond or securities representing the 2001 Series A Bonds. In addition, we may at any time and in our sole discretion, determine not to have any 2001 Series A Bonds in registered form represented by one or more global bonds and, in such event, will issue 2001 Series A Bonds in definitive registered form in exchange for the global bond or securities representing the 2001 Series A Bonds. In any such instance, an owner of a beneficial interest in a global bond will be entitled to physical delivery in definitive form of 2001 Series A Bonds represented by such global bond equal in principal amount to such beneficial interest and to have the 2001 Series A Bonds registered in the name of the owner of such beneficial interest.

   We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable. We take no responsibility for the accuracy of such information.

Additional Obligations

   The aggregate principal amount of Obligations that may be issued under the Indenture is not limited.

  Issuance of Additional Obligations Prior to the Amendment Date and the Release Date

   Until the Release Date, additional Obligations, ranking equally and ratably with the existing Obligations, may be issued from time to time against:

  .  10/11 (90.91%) of the amount of bondable additions,

  .  the aggregate principal amount of retired or defeased Obligations, and

  .  deposits of cash with the trustee.


   Bondable additions equals the bondable value of all certified property additions (as described immediately below), less the bondable value of all property subject to the lien of the Existing Indenture that is retired after April 30, 1992. Property additions are defined in the Existing Indenture to include specified property chargeable to our fixed plant accounts, subject to the lien of the Existing Indenture, acquired or constructed by us since April 30, 1992 and not subject to pre-existing liens securing indebtedness prior to or on a parity with the lien of the Existing Indenture. For the purpose of calculating the amount of property additions and retirements, the bondable value of property acquired after April 30, 1992, is the lesser of the cost or the fair value of that property (determined as of the time of acquisition); and the bondable value of property acquired on or before April 30, 1992 is the gross book value of that property as of April 30, 1992. The amount of bondable additions available for the issuance of additional Obligations is approximately $82.0 million, plus the bondable value of all property additions (calculated as described above) after December 31, 2000, minus the bondable value of all property subject to the lien of the Indenture that is retired or disposed of after December 31, 2000. As a result, as of December 31, 2000, we could have issued approximately $74.6 million of additional Obligations on the basis of bondable additions. Immediately following the use of retirements for the issuance of the 2001 Series A Bonds, $117.0 million of additional Obligations may be issued under the Indenture on the basis of retirements.


   Until the earlier to occur of the Amendment Date or the Release Date, we cannot issue additional Obligations under the Existing Indenture on the basis of bondable additions or retirement or defeasance of Obligations or the deposit of cash with the trustee unless we also certify that:

  . our margins for interest calculated as described above during a consecutive 12-month period within the 18-month period immediately preceding our request for additional Obligations was at least 1.20 times total interest charges (as described above) during that 12-month period; and

  . the sum of (A) our margins for interest for that 12-month period; (B) the maximum annual interest (making assumptions with respect to variable rate debt) that will accrue on the additional Obligations to be issued; and (C) the maximum annual interest (making assumptions with respect to variable rate debt) on all Obligations and all indebtedness secured by a lien equal or prior to the lien of the Existing Indenture issued since the first day of that 12-month period to and including the date of issuance of such additional Obligations, but only to the extent interest charges on such other Obligations and indebtedness are not included within the computation of margins for interest for that period (net of interest savings during such 12-month period on any Obligations or indebtedness secured by a lien equal to or prior to the lien of the Existing Indenture retired with the proceeds of such additional Obligations) would equal at least 1.15 times the sum of the total interest charges (calculated as described above) during that 12-month period plus such maximum annual interest as determined pursuant to clause (B) above, plus the maximum annual interest determined pursuant to clause (C) above, minus interest savings during that 12-month period on the retired Obligations or indebtedness secured by a lien equal to or prior to the lien of the Existing Indenture.

  Issuance of Additional Obligations After Amendment Date but Prior to the Release Date

   The Amended Indenture will continue to provide that the issuance of additional Obligations, ranking equally and ratably with the existing Obligations, may be made on the basis of bondable additions, retired or defeased Obligations or deposits of cash with the trustee. The Amended Indenture modifies, however, the certifications required before the issuance of additional Obligations. After the Amendment Date and prior to the Release Date, we must certify only that our margins for interest (calculated as described above under the Amended Indenture and the Restated Indenture) during a consecutive 12-month period within the 18-month period immediately preceding our request for additional Obligations was at least 1.10 times total interest charges (calculated as described above under the Amended Indenture and the Restated Indenture) during that 12-month period. No certification of a forward-looking margins for interest ratio will be required after the Amendment Date.

  Issuance of Additional Obligations After the Release Date

   Beginning on the Release Date, we may issue additional Obligations under the Restated Indenture, ranking equally and ratably with the 2001 Series A Bonds and all other Obligations then outstanding under the Restated Indenture from time to time as authorized by the board of directors. The additional Obligations that we may issue may contain provisions for, among other things, optional redemption, prepayment, amortization of principal, and covenants and events of default that differ from the terms of the 2001 Series A Bonds.

   The aggregate principal amount of additional Obligations which may be authenticated and delivered and outstanding under the Restated Indenture is not otherwise limited, except as provided in the provisions of any supplemental indenture creating any series of Obligations and except as may be limited by law. The Restated Indenture does not otherwise restrict us from issuing additional or other indebtedness under another instrument.

Limitation on Distributions to Members

   The Existing Indenture prohibits us from making any distribution, including a dividend or payment or retirement of patronage capital, to our members if we are in default under the Existing Indenture. Otherwise, we are permitted to make a distribution to our members if, after the distribution (1) our aggregate margins and equities as of the end of the most recent fiscal quarter would be equal to or greater than 20% of our total long-term debt and equities and the aggregate amount of all distributions after the date on which our aggregate margins and equities first reached 20% of total long-term debt and equities does not exceed 35% of our aggregate net margins earned after that date; or (2) our aggregate margins and equities as of the end of the most recent fiscal quarter would be equal to or greater than 30% of our total long-term debt and equities. Under current accounting requirements, our equities consist of our patronage capital and accumulated other comprehensive income. Accumulated other comprehensive income consists of the change in the market value of our investments. At June 30, 2001, we could have distributed $29.8 million to our members under this formula. We have not made any distributions to our members since that date.

   After the Amendment Date or the Release Date, we may not make any distribution, including a dividend or payment or retirement of patronage capital, to our members if an event of default exists under the Amended Indenture or the Restated Indenture. Otherwise we will be permitted to make a distribution to our members if (1) after the distribution, our patronage capital as of the end of the most recent fiscal quarter would be equal to or greater than 20% of our total long-term debt and patronage capital, or (2) all of our distributions for the year in which the distribution is to be made do not exceed 5% of our patronage capital as of the end of the most recent fiscal year. For this purpose, patronage capital and total long-term debt and patronage capital do not include any earnings retained in any of our subsidiaries or affiliates or the debt of any subsidiary or affiliate.

Events of Default and Remedies

   Events of default under the Indenture consist of:

  . failure to pay principal of or premium, if any, on any Obligation when due (and after the Release Date, subject to any applicable grace period set forth in the Obligation or supplemental indenture under which the Obligation is issued);

  . failure to pay any interest on any Obligation when due, continued beyond any applicable grace period (the duration of which, unless, after the Release Date, specified otherwise in the Obligation, is 45 days);

  . any other breach by us of any of our warranties or covenants contained in the Indenture, continued for 45 days after written notice from the trustee or the holders of at least 10% in principal amount of the outstanding Obligations;

  . prior to the Amendment Date or the Release Date, failure to pay when due any portion of the principal of, or acceleration of, any other indebtedness for money borrowed in excess of $5 million if such indebtedness is not discharged within any applicable grace period or such acceleration is not rescinded or annulled;


  . on or after the Amendment Date or the Release Date, failure to pay when due (other than amounts due on acceleration) any portion of the principal of any indebtedness for money borrowed (other than pursuant to the Amended Indenture or the Restated Indenture), which failure resulted in the indebtedness becoming due or being declared due and payable prior to the date on which it would otherwise have become due and payable, in an aggregate amount in excess of $10 million unless such indebtedness is discharged or such acceleration rescinded or annulled within 10 days after such acceleration;


  . a judgment against us in excess of $5 million ($10 million after the Amendment Date or the Release Date) which remains unsatisfied or unstayed for 45 days after either entry of judgment or termination of a stay, and such judgment remains unstayed or unsatisfied for a period of ten days after notice thereof from the trustee or the holders of at least 10% in principal amount of the outstanding Obligations; or

  . other proceedings in bankruptcy, receivership, insolvency, liquidation or reorganization.

   Subject to the provisions of the Indenture relating to the duties of the trustee if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless those holders will have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding Obligations will have the right to require the trustee to proceed to enforce the Indenture and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee except that, so long as not in default with respect to its credit enhancement for any Obligations, a credit enhancer for, and not the actual holders of, those Obligations shall be deemed to be the holder of those Obligations for purposes of, among other things, taking action in connection with the remedies set forth in the Indenture. Because Ambac is a credit enhancer with respect to the 2001 Series A Bonds, Ambac and not the actual holders of the 2001 Series A Bonds will have the right to exercise any remedies that would otherwise be exercisable by the holders of the 2001 Series A Bonds under the Indenture. See "Rights of Insurer."

   If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Obligations may accelerate the maturity of all Obligations. However, after the acceleration, but before sale of any of the trust estate or a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Obligations may, under some circumstances, rescind the acceleration if, among other things, all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

   No holder of any Obligation will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (1) the holder previously has given to the trustee written notice of a continuing event of default, (2) the holders of at least 25% in aggregate principal amount of the outstanding Obligations have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, (3) the trustee for 60 days after its receipt of such notice, request and indemnity has failed to institute any such proceeding, and (4) the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Obligations a direction inconsistent with that request. However, the limitations on the holders' rights to institute proceedings do not apply to a suit instituted by a holder of an Obligation for the enforcement of payment of the principal of and premium, if any, or interest on such Obligation on or after the respective due date stated therein. If an event of default affects the holders of the 2001 Series A Bonds only, any action previously described that requires the approval of holders of Obligations can be taken by the holders of the 2001 Series A Bonds alone in the same percentage.

   The Indenture provides that the trustee, within 90 days after the occurrence of an event of default (but at least 60 days after the occurrence of some specified events of default), will give to the holders of Obligations notice of all uncured defaults known to it, except that in the case of a default in the payment of principal of, premium (if any), sinking fund payment or interest on any Obligations, the trustee will be protected in withholding that notice if it in good faith determines that the withholding of that notice is in the interest of the holders of the Obligations.

   The Indenture provides that if an event of default has occurred and is continuing, the trustee will exercise its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

   If an event of default occurs and is continuing prior to the Release Date, the trustee may sell the mortgaged property, in either judicial or nonjudicial proceedings. The proceeds from disposition of the mortgaged property prior to the Release Date will be applied as follows: (1) to the payment of all amounts due the trustee; (2) if all Obligations have become due and payable, to the payment of outstanding Obligations without preference or priority between interest or principal or among Obligations; and (3) if any principal has not become due and payable, then first to interest installments in the order of their maturity and second to principal or redemption price. After the Release Date, moneys collected by the trustee following an event of default will be applied in the same manner.

   Prior to the date the trustee obtains a judgment for the payment of money due, the holders of at least a majority in principal amount of the outstanding Obligations, by written notice to the trustee, may waive any past defaults, except a default in payment of the principal or interest on any Obligation, or in respect of any covenant or provision that by its terms cannot be modified or amended without the consent of the holder of each Obligation affected. Upon any such waiver, the default will cease to exist and any event of default arising therefrom will be deemed cured.

   The Indenture requires us to deliver to the trustee, within 120 days after the end of each fiscal year, a written statement as to our compliance (determined without regard to any grace period or notice requirement) with all conditions and covenants under the Indenture. In addition, we are required to deliver to the trustee, promptly after any of our officers may be reasonably deemed to have knowledge of a default under the Indenture, a written notice specifying the nature and duration of the default and the action we are taking and propose to take with respect thereto.

Amendments and Supplemental Indentures

  Without the Consent of Holders

   Without the consent of the holders of any Obligations, we and the trustee may from time to time enter into one or more supplemental indentures:

  . to add to the conditions, limitations and restrictions on the authorized amount, terms or purposes of the issue, authentication and delivery of Obligations or of any series of Obligations under the Indenture;

  .  to create any new series of Obligations;

  . to evidence the succession of another corporation and the assumption by any such successor of our covenants;

  .  to add to our covenants or to surrender any of our rights or powers;

  . to modify or eliminate any of the terms of the Indenture; but if any modification or elimination made in a supplemental indenture would adversely affect or diminish the rights of the holders of any Obligations then outstanding against us or our property, the supplemental indenture must state that any of these modifications or eliminations will become effective only when there is no Obligation of any series created prior to the execution of that supplemental indenture (subject to the trustee's discretion, it may decline to enter into a supplemental indenture which, in its opinion, may not afford adequate protection to the trustee when that supplemental indenture becomes operative);

  . to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision or to make any other provisions, with respect to matters or questions arising under the Indenture, which is not inconsistent with the provisions of the Indenture, provided such action will not adversely affect the interests of the holders of the Obligations in any material respect;

  . to evidence the succession of another trustee or the appointment of a co-trustee or separate trustee;

  . to add or change any provision of the Indenture to the extent necessary to permit or facilitate the issuance of Obligations in bearer or book-entry form;

  . to modify, eliminate or add to the provisions of the Indenture to the extent necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, or under any similar federal statute hereafter enacted; or

  . to make any other change in the Indenture that, in the reasonable judgment of the trustee, will not materially and adversely affect the rights of holders of Obligations.

   Prior to the Release Date, we and the trustee may also enter into one or more supplemental indentures, without the consent of holders of Obligations, to correct or amplify the description of any property at any time subject to the lien of the Existing Indenture, to confirm property subject or required to be subjected to the lien of the Indenture, or to subject additional property to the lien of the Existing Indenture.

   Unless explicitly included in the list of matters for which consent of all of the holders effected thereby is required prior to entering into a supplemental indenture above, effective from and after the earlier to occur of the Amendment Date or the Release Date, any supplemental indenture will be presumed not to materially adversely affect the rights of holders if:

  . the Amended Indenture or the Restated Indenture, as supplemented, provides equally and ratably for the payment of principal of (and premium, if any) and interest on the outstanding Obligations remaining outstanding; and

  . we furnish to the trustee written evidence from two nationally recognized rating agencies rating the Obligations that their respective ratings of the outstanding Obligations (or other obligations primarily secured by outstanding Obligations) not subject to credit enhancement will not be withdrawn or reduced.

  With the Consent of Holders

   With the consent of the holders of not less than a majority in principal amount of the Obligations of all series then outstanding affected by such supplemental indenture, we and the trustee may enter into one or more supplemental indentures to add, change or eliminate any of the provisions of the Indenture or modify the rights of the holders of Obligations, but no such supplemental indenture will, without the consent of the holder of each outstanding Obligation affected thereby:

  . change the stated maturity (the date specified in each Obligation as the fixed date on which the principal of the Obligation or an installment of interest on the Obligation is due and payable) of or reduce the principal of, or any installment of interest on, any Obligation, or any premium payable upon the redemption thereof, or change any place of payment (the city or political subdivision thereof in which we are required by the Indenture to maintain an office or agency for payment of the principal of or interest on the Obligations) where any Obligation, or the interest on the Obligation is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the Obligation (or, in the case of redemption, on or after the redemption date);

  . reduce the percentage in principal amount of the outstanding Obligations the consent of the holders of which is required for various purposes;

  . modify what constitutes an outstanding Obligation, modify the Indenture in such a manner as to affect the rights of the holders to the benefits of the sinking fund or modify other provisions of the Indenture;

  . on or after the earlier to occur of the Amendment Date or the Release Date, modify the Indenture as to the application of moneys received by the trustee; or

  . permit (prior to the Release Date) the creation of any lien ranking prior to or on a parity with the lien of the Existing Indenture or the Amended Indenture with respect to any of the mortgaged property except as otherwise permitted.

Consolidation, Merger, Conveyance or Transfer

   Under the Existing Indenture and the Amended Indenture, we have agreed not to consolidate with or merge into any other entity or convey or transfer substantially all of our property and assets to any entity, unless:

  . the consolidation, merger, conveyance or transfer is on terms that fully preserve the lien and security under the Existing Indenture and the Amended Indenture and the rights and powers of the trustee and the holders of the Obligations;

  . the entity formed by the consolidation or merger or the entity acquiring all or substantially all of our property is an entity organized and validly existing under the laws of the United States of America or any state;

  . we execute and deliver to the trustee a supplemental indenture in form recordable and satisfactory to the trustee, meeting the relevant requirements under the Existing Indenture and the Amended Indenture and containing (1) an assumption by the successor of the due and punctual payment of the principal of (and premium, if any) and interest on all the Obligations and the performance and observance of every covenant and condition of the Existing Indenture and the Amended Indenture to be performed or observed by us, and (2) a grant, conveyance, transfer and mortgage complying with the relevant provisions under the Existing Indenture and the Amended Indenture;

  . immediately after giving effect to such transaction, no event of default under the Existing Indenture or the Amended Indenture will exist; and

  . we deliver to the trustee an officers' certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the terms of the Existing Indenture and the Amended Indenture.

   Under the Restated Indenture, we have agreed not to consolidate with or merge into any other entity or convey or transfer substantially all of our property and assets to any entity, unless:

  . the entity formed by that consolidation or merger or the entity which acquires all or substantially all of our properties and assets is organized and validly existing under the laws of the United States of America or any state;

  . the entity executes and delivers to the trustee a supplemental indenture in form satisfactory to the trustee containing an assumption by the successor entity of the due and punctual payment of the principal of (and premium, if any) and interest on all the Obligations and the performance and observance of every covenant and condition of the Restated Indenture to be performed or observed by us;

  . immediately after giving effect to these transactions, no event of default exists under the Restated Indenture; and

  . we deliver to the trustee an officers' certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer and supplemental indenture comply with the relevant terms of the Restated Indenture.

Defeasance

   The Indenture provides that Obligations of any series, or any maturity within a series, will be deemed to have been paid and (subject to receipt of required rulings or opinions relating to tax matters) our obligations to the holders of those Obligations will be discharged, if we deposit with the trustee or paying agent cash or defeasance securities maturing as to principal and interest in such amounts and at such times as are sufficient to pay when due the principal or (if applicable) redemption price and interest due and to become due on those Obligations. Permitted defeasance securities include bonds or other obligations the principal and interest on which constitute direct obligations of, or are unconditionally guaranteed by, the United States and, after the Amendment Date or the Release Date, some "AAA"-rated, pre-refunded municipal bonds, and, in both cases, certificates of interest or participation in any such obligations, or in specified portions thereof.

Trustee, Paying Agent

   The trustee and paying agent under the Indenture is SunTrust Bank, as successor to Crestar Bank.

                          FEDERAL INCOME TAX MATTERS

Tax Exempt Status

   We currently qualify for an exemption from federal income tax under Section 501(c)(12) of the Internal Revenue Code. To continue operating as an exempt organization under 501(c)(12), we must operate as a cooperative and at least 85% of our gross receipts must consist of amounts paid by our members for the sole purpose of meeting losses and expenses. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Factors Affecting Results--Tax Status."

Unrelated Business Taxable Income

   Entities like us that are exempt from federal income taxation under 501(a) of the Internal Revenue Code are still taxed on "unrelated business income." Unrelated business income is income received from a trade or business that is regularly carried on by the tax-exempt entity that is not substantially related to the exercise or performance by the tax-exempt entity of the primary purpose or function of the organization that constitutes its basis for tax exemption.

                                 UNDERWRITING

   Subject to the terms and conditions in the Underwriting Agreement, dated the date of this prospectus, between us and J.P. Morgan Securities Inc., as representative of the underwriters, we have agreed to sell to each of the underwriters the amount of the 2001 Series A Bonds set forth below opposite the name of the underwriter:


Underwriter                                          Amount of Bonds
-----------                                          ---------------
J.P. Morgan Securities Inc.... .....................  $
Banc of America Securities LLC .....................  $
                                                      ------------
Total......................... .....................  $220,000,000
                                                      ============


   The Underwriting Agreement provides that the obligations of the underwriters to pay for and accept delivery of the bonds are subject to approval of related legal matters by its counsel and to other conditions. The underwriters are committed to purchase all of the bonds if they purchase any of the bonds.


   The underwriters propose to offer all or part of the 2001 Series A Bonds directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at such prices less a concession not in excess of % of the principal amount of the bonds. After the initial offering, the public offering price and concession may be changed.


   We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in connection with the sale of the bonds.

   The 2001 Series A Bonds are a new issue of securities with no established trading market. We cannot give any assurances to you concerning the liquidity of, or the existence of a trading market for, the bonds. The underwriters may make a market in the bonds, but are not obligated to do so and may discontinue making a market at any time without notice.

   In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the representatives, on behalf of the underwriters, may overallot in connection with the offering, creating short positions in the bonds for their own accounts. In addition, to cover overallotments or to stabilize the price of the bonds, the representatives may bid for, and purchase the bonds in the open market. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of the activities at any time.

   The underwriters may engage in transactions with and perform services for us from time-to-time in the ordinary course of business.

                                LEGAL OPINIONS

   LeClair Ryan, a Professional Corporation, and Orrick, Herrington & Sutcliffe LLP will pass upon the legality of the 2001 Series A Bonds for us. Sutherland Asbill & Brennan LLP will pass upon other legal matters in connection with the 2001 Series A Bonds for the underwriters.

                                    EXPERTS

   The consolidated financial statements of Old Dominion Electric Cooperative at December 31, 2000 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements as of December 31, 1999, and for each of the two year periods ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                 WHERE TO FIND ADDITIONAL INFORMATION ABOUT US

   We have filed with the Securities and Exchange Commission a registration statement on a Form S-1. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

   You can also obtain copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov.

   We do not intend to register the 2001 Series A Bonds under the Securities Exchange Act. We will, however, initially be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act. The Indenture requires us to file reports under the Securities Exchange Act as long as any of the 2001 Series A Bonds are outstanding, even if we are not required by law to do so. Quarterly and annual reports will be made available upon request of holders of the 2001 Series A Bonds, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

   Information contained on our web site does not constitute part of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                  Page
                                                                                                  ----
Audited Annual Financial Statements:
   Report of Ernst & Young LLP, Independent Auditors.............................................  F-2
   Report of Independent Accountants.............................................................  F-3
   Consolidated Balance Sheets, as of December 31, 2000 and 1999.................................  F-4
   Consolidated Statements of Revenues, Expenses and Patronage Capital, For the Years Ended
     December 31, 2000, 1999, and 1998...........................................................  F-5
   Consolidated Statements of Comprehensive Income, For the Years Ended December 31, 2000, 1999,
     and 1998....................................................................................  F-5
   Consolidated Statements of Cash Flows, For the Years Ended December 31, 2000, 1999, and 1998..  F-6
   Notes to Consolidated Financial Statements....................................................  F-7

Unaudited Interim Financial Statements:
   Condensed Consolidated Balance Sheets as of June 30, 2001 and December 31, 2000............... F-21
   Condensed Consolidated Statements of Revenues, Expenses and Patronage Capital, For the Six
     Months Ended June 30, 2001 and 2000......................................................... F-22
   Condensed Consolidated Statements of Comprehensive Income, For the Six Months Ended
     June 30, 2001 and 2000...................................................................... F-22
   Condensed Consolidated Statements of Cash Flows, For the Six Months Ended June 30, 2001
     and 2000.................................................................................... F-23
   Notes to Condensed Consolidated Financial Statements.......................................... F-24

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To The Board of Directors
Old Dominion Electric Cooperative

   We have audited the accompanying consolidated balance sheet of Old Dominion Electric Cooperative as of December 31, 2000, and the related consolidated statements of revenues, expenses and patronage capital, comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Cooperative's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Old Dominion Electric Cooperative at December 31, 2000, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Richmond, Virginia
March 2, 2001

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
Old Dominion Electric Cooperative:

   In our opinion, the consolidated balance sheet as of December 31, 1999 and the related consolidated statements of revenues, expenses and patronage capital, of comprehensive income and of cash flows for each of the two years in the period ended December 31, 1999 present fairly, in all material respects, the financial position, results of operations and cash flows of Old Dominion Electric Cooperative ("the Cooperative") at December 31, 1999 and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Cooperative's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of the Cooperative for any period subsequent to December 31, 1999.

/S/ PRICEWATERHOUSECOOPERS LLP

Richmond, Virginia
March 10, 2000

                       OLD DOMINION ELECTRIC COOPERATIVE

                          CONSOLIDATED BALANCE SHEETS

                                                                  December 31,
                                                             ----------------------
                                                                2000        1999
                                                             ----------  ----------
                                                                 (in thousands)
ASSETS:
Electric Plant:
   In service............................................... $  900,290  $  889,392
   Less accumulated depreciation............................   (304,588)   (209,865)
                                                             ----------  ----------
                                                                595,702     679,527
   Nuclear fuel, at amortized cost..........................      5,598       6,981
   Construction work in progress............................     47,598      13,023
                                                             ----------  ----------
       Net Electric Plant...................................    648,898     699,531
                                                             ----------  ----------
Investments:
   Nuclear decommissioning trust fund.......................     60,530      54,159
   Lease deposits...........................................    131,364     125,845
   Other....................................................     54,836      82,020
                                                             ----------  ----------
       Total Investments....................................    246,730     262,024
                                                             ----------  ----------
Current Assets:
   Cash and cash equivalents................................     20,259      25,088
   Receivables..............................................     46,769      34,044
   Fuel, materials and supplies, at average cost............     10,236       9,312
   Prepayments..............................................      1,508       2,244
   Deferred energy..........................................     15,376          --
                                                             ----------  ----------
       Total Current Assets.................................     94,148      70,688
                                                             ----------  ----------
Deferred Charges............................................     20,796      18,269
                                                             ----------  ----------
       Total Assets......................................... $1,010,572  $1,050,512
                                                             ==========  ==========
CAPITALIZATION AND LIABILITIES:
Capitalization:
   Patronage capital........................................ $  224,598  $  216,369
   Accumulated other comprehensive income...................       (256)     (2,316)
   Long-term debt...........................................    449,823     509,606
                                                             ----------  ----------
       Total Capitalization.................................    674,165     723,659
                                                             ----------  ----------
Current Liabilities:
   Long-term debt due within one year.......................     30,488      29,700
   Accounts payable.........................................     29,091      18,886
   Due to Members...........................................     20,912      28,752
   Deferred energy..........................................         --       3,263
   Accrued expenses.........................................      6,849       6,770
                                                             ----------  ----------
       Total Current Liabilities............................     87,340      87,371
                                                             ----------  ----------
Deferred Credits and Other Liabilities:
   Decommissioning reserve..................................     60,530      54,159
   Obligations under long-term leases.......................    134,463     129,010
   Other....................................................     54,074      56,313
                                                             ----------  ----------
       Total Deferred Credits and Other Liabilities.........    249,067     239,482
                                                             ----------  ----------
Commitments and Contingencies (Notes 1, 2, 3, 9, 10, and 13)         --          --
                                                             ----------  ----------
       Total Capitalization and Liabilities................. $1,010,572  $1,050,512
                                                             ==========  ==========

The accompanying notes are an integral part of the consolidated financial statements.

                       OLD DOMINION ELECTRIC COOPERATIVE

                     CONSOLIDATED STATEMENTS OF REVENUES,
                        EXPENSES AND PATRONAGE CAPITAL

                                                      Years Ended December 31,
                                                    ----------------------------
                                                      2000      1999      1998
                                                    --------  --------  --------
                                                           (in thousands)
Operating Revenues:................................ $422,031  $390,060  $364,221
                                                    --------  --------  --------
Operating Expenses:
   Fuel............................................   49,578    46,045    46,747
   Purchased power.................................  170,428   162,242   149,409
   Operations and maintenance......................   34,855    34,096    33,020
   Administrative and general......................   19,602    18,659    15,071
   Depreciation, amortization, and decommissioning.   94,257    68,015    46,421
   Taxes other than income taxes...................    8,615     7,678     7,358
                                                    --------  --------  --------
       Total Operating Expenses....................  377,335   336,735   298,026
                                                    --------  --------  --------
Operating Margin...................................   44,696    53,325    66,195
Other Income/(Expense), net........................      323      (152)    1,301
Investment Income..................................    4,091     5,552     4,640
Interest Charges, net..............................  (40,881)  (48,886)  (60,042)
                                                    --------  --------  --------
Net Margin.........................................    8,229     9,839    12,094
Patronage Capital--Beginning of Year...............  216,369   206,530   197,552
Capital Credit Payments............................       --        --    (3,116)
                                                    --------  --------  --------
Patronage Capital--End of Year..................... $224,598  $216,369  $206,530
                                                    ========  ========  ========

                       OLD DOMINION ELECTRIC COOPERATIVE

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                          Years Ended December 31,
                                          ------------------------
                                           2000    1999     1998
                                          ------- -------  -------
                                               (in thousands)
Net Margin............................... $ 8,229 $ 9,839  $12,094
Other Comprehensive Income:
   Unrealized gain/(loss) on investments.   2,060  (3,013)     697
                                          ------- -------  -------
Comprehensive Income..................... $10,289 $ 6,826  $12,791
                                          ======= =======  =======

The accompanying notes are an integral part of the consolidated financial statements.

                       OLD DOMINION ELECTRIC COOPERATIVE

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years Ended December 31,
                                                                          ----------------------------
                                                                            2000      1999      1998
                                                                          --------  --------  --------
                                                                                 (in thousands)
Operating Activities:
   Net margin............................................................ $  8,229  $  9,839  $ 12,094
   Adjustments to reconcile net margin to net cash provided by operating activities:
       Depreciation, amortization and decommissioning....................   94,257    68,015    46,421
       Other non-cash charges............................................    8,514    10,238    17,442
       Amortization of lease obligation..................................    9,093     8,725     8,361
       Interest on lease deposits........................................   (8,894)   (8,521)   (8,153)
       Changes in current assets.........................................  (28,289)    3,591    (3,554)
       Changes in current liabilities....................................   (1,226)  (12,797)     (589)
       Deferred charges and credits......................................   (2,142)   (3,615)     (263)
                                                                          --------  --------  --------
          Net Cash Provided by Operating Activities......................   79,542    75,475    71,759
                                                                          --------  --------  --------
Financing Activities:
   Principal payments and purchases of long-term debt....................  (62,683)  (78,427)  (30,116)
   Obligations under long-term lease.....................................     (265)     (262)     (248)
   Additions to long-term debt...........................................    1,190     1,130     6,075
   Payment of capital credits............................................       --        --    (3,116)
                                                                          --------  --------  --------
          Net Cash used in Financing Activities..........................  (61,758)  (77,559)  (27,405)
                                                                          --------  --------  --------
Investing Activities:
   Lease deposits and other investments..................................   29,244   (46,344)   (6,967)
   Electric plant additions..............................................  (51,176)   (8,185)   (9,578)
   Decommissioning fund deposits.........................................     (681)     (681)     (681)
                                                                          --------  --------  --------
          Net Cash Used in Investing Activities..........................  (22,613)  (55,210)  (17,226)
                                                                          --------  --------  --------
          Net Change in Cash and Cash Equivalents........................   (4,829)  (57,294)   27,128
Cash and Cash Equivalents--Beginning of Year.............................   25,088    82,382    55,254
                                                                          --------  --------  --------
Cash and Cash Equivalents--End of Year................................... $ 20,259  $ 25,088  $ 82,382
                                                                          ========  ========  ========


The accompanying notes are an integral part of the consolidated financial statements.

                       OLD DOMINION ELECTRIC COOPERATIVE

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--Summary of Significant Accounting Policies

General:

   Old Dominion Electric Cooperative ("Old Dominion"), a not-for-profit wholesale power supply cooperative, was incorporated under the laws of the Commonwealth of Virginia in 1948. It provides wholesale electric service to 12 member distribution cooperatives ("Members") engaged in the retail sale of power to member customers located in Virginia, Delaware, Maryland, and parts of West Virginia. Old Dominion's Board of Directors is composed of two representatives from each of the Members. Old Dominion's rates are not regulated by the respective states' public service commissions, but are set periodically by a formula that was accepted for filing by the Federal Energy Regulatory Commission ("FERC") on May 18, 1992.

   Old Dominion complies with the Uniform System of Accounts prescribed by FERC. In conformity with accounting principles generally accepted in the United States ("GAAP"), the accounting policies and practices applied by Old Dominion in the determination of rates are also employed for financial reporting purposes.

   The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Actual results could differ from those estimates.

   The accompanying financial statements reflect the consolidated accounts of Old Dominion and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Old Dominion's 50% ownership interest in Regional Headquarters, Inc. ("RHI") (Note 11) is recorded using the equity method of accounting.

Electric Plant:

   Electric plant is stated at original cost when first placed in service. Such cost includes contract work, direct labor and materials, allocable overhead, and an allowance for borrowed funds used during construction. Upon the partial sale or retirement of plant assets, the original asset cost and current disposal costs less sale proceeds, if any, are charged or credited to accumulated depreciation. In accordance with industry practice, no profit or loss is recognized in connection with normal sales and retirements of property units.

   Maintenance and repair costs are expensed as incurred. Replacements and renewals of items considered to be units of property are capitalized to the property accounts.

Depreciation, Amortization, and Decommissioning:

   Depreciation is based on the straight-line method at rates that are designed to amortize the original cost of properties over their service lives. Depreciation rates, excluding accelerated depreciation associated with Old Dominion's Strategic Plan Initiative ("Strategic Plan Initiative" or "SPI"), for jointly owned depreciable plant balances at the North Anna Nuclear Power Station ("North Anna") were approximately 3.0% in 2000, 3.3% in 1999, and 3.1% in 1998. The depreciation rates, excluding accelerated depreciation associated with the SPI, for jointly owned depreciable plant balances at the Clover Power Station ("Clover") were approximately 2.7% in 2000, 2.8% in 1999, and 2.7% in 1998.

   In accordance with the SPI, Old Dominion recorded $65.0 million and $43.7 million of accelerated depreciation on its generation assets in 2000 and 1999, respectively. See Note 13 to the Consolidated Financial Statements. In 1998, $20.7 million of accelerated amortization was recorded on the plant acquisition adjustment to fully amortize the asset.

   Old Dominion accrues decommissioning costs over the expected service life of North Anna and makes periodic deposits in a trust fund, such that the fund balance will equal Old Dominion's estimated decommissioning cost at the time of decommissioning. The present value of the future decommissioning cost is credited to the decommissioning reserve; increases are charged to Members through their rates. The estimated cost to decommission North Anna is based on a site-specific study performed by Virginia Electric and Power Company ("Virginia Power") in 1998 and assumes that the plant will be dismantled when it is decommissioned. Old Dominion's portion of the estimated cost to decommission North Anna is expected to be approximately $91.3 million in 1998 dollars. The decommissioning of North Anna is expected to begin at the expiration date of each unit's operating license, which is 2018 and 2020 for North Anna Units 1 and 2, respectively. In the event the assumed return on the trust fund is not earned, management of Old Dominion believes that any additional cost incurred would be recoverable through rates.

   Amounts held in the decommissioning trust fund, which equals the decommissioning reserve at December 31, 2000 and 1999, were $60.5 million and $54.2 million, respectively. Annual decommissioning expense, net of earnings on the fund, was $0.7 million in 2000, 1999, and 1998.

   In June 2001, Virginia Power plans to file an application with the NRC to renew the operating licenses for North Anna. The renewed licenses would extend the operation of North Anna Units 1 and 2 to 2038 and 2040, respectively.

Nuclear Fuel:

   Owned nuclear fuel is amortized on a unit-of-production basis sufficient to fully amortize, over the estimated service life, the cost of fuel plus future storage and disposal costs.

   Under the Nuclear Waste Policy Act of 1982, the Department of Energy ("DOE") is required to provide for the permanent disposal of spent nuclear fuel produced by nuclear facilities, such as North Anna, in accordance with contracts executed with the DOE. However, since the DOE did not begin accepting spent fuel in 1998 as specified in its contracts, Virginia Power is providing on-site spent nuclear fuel storage at the North Anna facility. These facilities are expected to be adequate until the DOE begins accepting the spent nuclear fuel.

Allowance for Borrowed Funds Used During Construction:

   Allowance for borrowed funds used during construction is defined as the net cost during the construction period of borrowed funds used for construction purposes and a reasonable rate on other funds when so used. Old Dominion capitalizes interest on borrowings for significant construction facilities. Interest capitalized in 2000, 1999, and 1998 was $0.3 million, $0.3 million, and $0.4 million, respectively.

Income Taxes:

   As a not-for-profit electric cooperative, Old Dominion is currently exempt from federal income taxation under Section 501(c)(12) of the Internal Revenue Code of 1986. Accordingly, provisions for income taxes have not been reflected in the accompanying consolidated financial statements.

Operating Revenues:

   Operating revenues are derived from sales to Members and to nonmembers. Sales to Members consist of power sales pursuant to long-term wholesale power contracts ("wholesale power contracts") that Old Dominion maintains with each of its Members. These wholesale power contracts obligate each Member to pay Old Dominion for power furnished in accordance with rates established by Old Dominion. Power furnished is determined based on month-end meter readings.

   Sales to nonmembers represent sales of excess purchased energy and sales of excess energy from Clover. Excess purchased energy is sold to the Pennsylvania-New Jersey-Maryland Interconnection, LLC ("PJM") power pool.

Excess energy from Clover is sold to Virginia Power, a related party, under the terms of the contracts between Old Dominion and Virginia Power relating to the construction and operation of Clover ("Clover Agreements").

Deferred Charges:

   Certain costs have been deferred based on rate action by Old Dominion's Board of Directors and approval by FERC. These costs will be recognized as expenses concurrent with their recovery through rates. In 1999 and 1998, Old Dominion accelerated the amortization and recovery in rates of debt refinancing premiums in the amounts of $1.7 million and $8.1 million, respectively.

   Deferred charges also include costs associated with the issuance of debt. These costs are being amortized using the effective interest method over the life of the respective debt issues.

Deferred Energy:

   A deferral method of accounting is used to recognize differences between Old Dominion's actual energy and fuel expenses and energy and fuel revenues collected from its Members. The deferred charge at December 31, 2000, was $15.4 million, which will be recovered from the Members in 2001 in accordance with the tariffs then in effect. The deferred credit at December 31, 1999, of $3.3 million was returned to the Members in 2000 in accordance with the tariffs then in effect.

Investments:

   Financial instruments included in the decommissioning fund are classified as available-for-sale, and accordingly, are carried at fair value. Unrealized gains and losses on investments held in the decommissioning fund are deferred as an adjustment to the decommissioning reserve until realized.

   Old Dominion's investments in marketable securities, which are actively managed, are classified as available-for-sale and are recorded at fair value. Unrealized gains or losses on other investments, if material, are reflected as a component of capitalization. Investments that Old Dominion has the positive intent and ability to hold to maturity are classified as held-to-maturity and are recorded at amortized cost. Other investments are recorded at cost which approximates market value.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments, including those embedded in other contracts, be recorded as either assets or liabilities at fair value. Any changes in value should be reported currently in earnings, unless the derivative instrument is specifically designated as a hedge and meets certain accounting criteria required for such designation. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-An Amendment to FASB Statement No. 133," which further clarifies certain SFAS No. 133 implementation issues. Old Dominion believes the impact of adopting SFAS No. 133 and No. 138 will not be material to its financial position or result of operations.

Patronage Capital:

   Old Dominion is organized and operates as a cooperative. Patronage capital represents the retained net margins of Old Dominion which have been allocated to its Members based upon their respective power purchases in accordance with Old Dominion's bylaws. Any distributions are subject to the discretion of Old Dominion's Board of Directors and the restrictions contained in the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion and Crestar Bank, as trustee (as supplemented by ten supplemental indentures thereto and hereinafter referred to as the "Indenture"). In December 1997, Old Dominion's Board of Directors approved the retirement of approximately $3.1 million of patronage capital, which was disbursed in February 1998.

Concentrations of Credit Risk:

   Financial instruments which potentially subject Old Dominion to concentrations of credit risk consist of cash equivalents, investments, and receivables arising from energy sales to Members and from Virginia Power related to Clover and other transactions. Old Dominion places its temporary cash investments with high credit quality financial institutions and invests in debt securities with high credit standards as required by the Indenture and the Board of Directors. Cash and cash investment balances may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables arising from energy sales to Members are limited due to the large member customer base that represents Old Dominion's cooperative Members' accounts receivable. Receivables from Members at December 31, 2000 and 1999 were $44.2 million and $33.9 million, respectively.

Cash Equivalents:

   For purposes of the Consolidated Statements of Cash Flows, Old Dominion considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications:

   Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year's presentation.

NOTE 2--Jointly Owned Plants

   Old Dominion owns an 11.6% undivided ownership interest in North Anna, a two-unit, 1,790 MW (net capacity rating) nuclear generating facility, as well as nuclear fuel and common facilities at the power station, and a portion of spare parts, inventory and other support facilities. North Anna is operated by Virginia Power, which owns the balance of the plant. Old Dominion is responsible for 11.6% of all post acquisition date additions and operating costs associated with the plant, as well as a pro rata portion of Virginia Power's administrative and general expenses for North Anna, and must provide its own financing for these items. Old Dominion's portion of assets, liabilities, and operating expenses associated with North Anna are included in the consolidated financial statements. At December 31, 2000 and 1999, Old Dominion had an outstanding accounts receivable balance of $0.9 million and $0.4 million due from Virginia Power for operation, maintenance, and capital investment at the facility.

   Old Dominion and Virginia Power each hold a 50% undivided ownership interest in Clover, a two-unit, 882 MW (net capacity rating) coal-fired generating facility operated by Virginia Power. Old Dominion is responsible for 50% of all post-construction additions and operating costs associated with Clover, as well as a pro rata portion of Virginia Power's administrative and general expenses for Clover, and must provide its own financing for these items. Old Dominion's portion of assets, liabilities, and operating expense associated with Clover are included in the consolidated financial statements. At December 31, 2000 and 1999, Old Dominion had an outstanding accounts receivable balance of $2.5 million and 2.1 million, respectively, due from Virginia Power for operation, maintenance, and capital investment at the facility.

   Old Dominion's investment in jointly owned plants at December 31, 2000, excluding accelerated depreciation of $108.7 million, was as follows:

                                        North Anna   Clover
                                          ---------- ------
                                           (in millions,
                                        except percentages)
Ownership interest.....................     11.6%      50.0%
Electric plant.........................  $ 354.5     $635.6
Accumulated depreciation & amortization   (196.7)     (86.9)
Construction work in progress..........      5.0        3.2

   Projected capital expenditures for North Anna for 2001 through 2003 are $14.8 million, $12.3 million, and $10.0 million, respectively. Projected capital expenditures for Clover for 2001 through 2003 are $1.9 million, $2.6 million, and $1.5 million, respectively.

NOTE 3--Power Purchase Agreements

   In 2000, 1999, and 1998, North Anna and Clover together furnished approximately 55.7%, 57.0%, and 57.2%, respectively, of Old Dominion's energy requirements. The remaining needs were satisfied through purchases of supplemental power from Virginia Power and other power companies.

   Under the terms of the Amended and Restated Interconnection and Operating Agreement with Virginia Power ("I&O Agreement"), as accepted by FERC on March 11, 1998, Virginia Power agreed to sell to Old Dominion reserve capacity and energy for North Anna and Clover until the earlier of the date on which all facilities at North Anna have been retired or decommissioned and the date upon which Old Dominion's interest in North Anna is reduced to zero. Through the end of 2001, Virginia Power has the obligation to provide Old Dominion's entire monthly supplemental and peaking demand and energy requirements to meet the needs of its Virginia Members (except A&N Electric Cooperative) not met from Old Dominion's portion of North Anna and Clover generation. Under the terms of the I&O Agreement, Old Dominion will purchase from Virginia Power half of its supplemental requirements in 2002 and none of its supplemental requirements in 2003. Old Dominion will continue to purchase its peaking requirements from Virginia Power through 2003.

   Beginning January 1, 2000, energy pricing for the peaking portion of Virginia Power purchases changed from the Virginia Power system average cost to a charge that reflects Virginia Power's owned combustion turbine costs. As noted previously, Old Dominion has the right to displace those purchases if more economical power is available from other sources.

   Additionally, under the terms of the I&O Agreement, services to Old Dominion have been unbundled and terms for the provision of transmission and ancillary services have been removed. These services will be provided pursuant to Virginia Power's open access transmission tariff. Specific terms are provided in a Service Agreement for Network Integration Transmission Service and a Network Operating Agreement between Virginia Power and Old Dominion, both of which also were approved by FERC on March 11, 1998, retroactively effective to January 1, 1998.

   Old Dominion has an agreement with Public Service Electric & Gas ("PSE&G Agreement") to purchase 150 MW of capacity, consisting of 75 MW intermediate and/or peaking capacity and 75 MW base load capacity, as well as reserves and associated energy, through 2004. The PSE&G Agreement contains fixed capacity charges for the base, intermediate, and peaking capacity to be provided under the agreement. However, either party can (within certain limits) apply to FERC to recover changes in certain costs of providing services. In the event of a change in rate, the party adversely affected may terminate the PSE&G Agreement, with one-year notice. Old Dominion may purchase the energy associated with the PSE&G capacity from PSE&G or other power suppliers. If purchased from PSE&G, the energy cost is based on PSE&G's incremental cost above its native load requirements, taking into account the pool energy transactions with PJM. If purchased from other power suppliers, Old Dominion pays a negotiated energy rate. In 2000, Old Dominion purchased most of the energy requirements from the short-term markets.

   Until December 1, 1999, Old Dominion had a partial requirements agreement with Conectiv, which obligated Conectiv to provide the balance of Old Dominion's power requirements for its three Members east of the Chesapeake Bay in excess of the 150 MW purchased from PSE&G and a 60 MW capacity contract with Conectiv/Pennsylvania Power & Light.

   In 1999, Old Dominion renegotiated its partial requirements contract with Conectiv for the period December 1, 1999 through August 31, 2001. Under this agreement, Conectiv will provide 200 MW of capacity credits to

Old Dominion for the term of the agreement. Old Dominion exercised an option under the agreement to purchase an additional 20 MW of capacity credits effective January 1, 2001 through the remaining term of the contract. There is no commitment to provide energy under the contract, and Old Dominion utilized forward and short-term energy contracts and spot market purchases to supply the energy requirements.

   Due to transmission import limitations into the Delmarva Peninsula, Old Dominion paid approximately $12.0 million in congestion costs during 2000. These costs were incurred under the PJM Independent System Operator rules when higher cost generation must be run due to transmission contingencies or outages.

   Old Dominion's power purchase costs for the past three years were as follows:

                2000   1999   1998
               ------ ------ ------
                  (in millions)
Virginia Power $ 68.9 $ 69.8 $ 70.4
Delmarva Area.   67.1   66.5   69.9
Other.........   34.4   25.9    9.1
               ------ ------ ------
Total......... $170.4 $162.2 $149.4
               ====== ====== ======

   Old Dominion's power purchase agreements contain certain firm capacity and minimum energy requirements. As of December 31, 2000, Old Dominion's minimum purchase commitments under the various agreements, without regard to capacity reductions or cost adjustments, were as follows:

                             Firm       Minimum
                           Capacity      Energy
Year Ending December 31, Requirements Requirements Total
------------------------ ------------ ------------ -----
                                  (in millions)
          2001..........    $16.8          --      $16.8
          2002..........      8.2          --        8.2
          2003..........      8.1          --        8.1
          2004..........      7.0          --        7.0
          2005..........       --          --         --
                            -----          --      -----
                            $40.1          --      $40.1
                            =====          ==      =====

   At December 31, 2000, Old Dominion had no short-term commitments to buy energy over the next six months.

NOTE 4--Wholesale Power Contracts

   Old Dominion has wholesale power contracts with all of its Members whereby each Member is obligated to purchase substantially all of its power requirements from Old Dominion through the year 2028. Each such contract provides that Old Dominion shall provide all of the power that the Member requires for the operation of the Member's system to the extent that Old Dominion has the power and facilities available. Each Member is required to pay Old Dominion monthly for power furnished under its wholesale power contract in accordance with rates and charges established by Old Dominion pursuant to a rate formula filed with FERC. Under the accepted rate formula, the rates charged by Old Dominion are developed using a rate methodology under which all categories of costs are specifically separated as components of the formula to determine Old Dominion's revenue requirements. The rate formula method uses traditional techniques to allocate costs to capacity and energy in establishing rates to the Members. The formula is intended to permit collection of revenues, which, together with revenues from all other sources, are equal to all costs and expenses recorded on Old Dominion's books, plus an additional 20% of total interest charges, plus additional equity contributions as approved by Old Dominion's Board of Directors. It also provides for the periodic adjustment of rates to recover actual, prudently incurred costs, whether they increase or decrease, without further application to and acceptance by FERC. In accordance with the formula, the Board of Directors can authorize accelerating the recovery of costs in the establishment of rates. Old Dominion's rate formula allows Old Dominion to recover and refund amounts under the Margin Stabilization Plan (as hereinafter defined). In order to ensure that only actual cost of power service plus necessary margins are billed to the Members each year, and to provide for uncertainties connected with the establishment of prospective rates, in 1984 Old Dominion's Board of Directors established a plan (the "Margin Stabilization Plan") which allows Old Dominion to review its actual cost of service and power sales as of year end and adjust revenues from the Members to take into account actual results and financial coverages. All adjustments, whether increases or decreases, are recorded in the year affected and allocated to Members based on power sales during that year. Such increases or decreases are either collected from Members, or offset against amounts owed by the Members, in the succeeding year. Under the Margin Stabilization Plan, Old Dominion reduced revenues from power sales and increased accounts payable to Members for 1999 and 1998 in the amount of $7.2 million, and $4.4 million, respectively. Revenues from the following Members equaled or exceeded 10% of Old Dominion's total revenues for the past three years:

                                       Year Ended December 31,
                                       -----------------------
                                         2000    1999    1998
                                        ------  ------  -----
                                            (in millions)
Northern Virginia Electric Cooperative $110.5   $102.6  $95.4
Rappahannock Electric Cooperative.....   89.0     82.2   77.0
Delaware Electric Cooperative.........   44.1     41.7   39.0

NOTE 5--Long-Term Lease Transactions

   On March 1, 1996, Old Dominion finalized a long-term lease transaction with an owner trust for the benefit of an equity investor. Under the terms of the transaction, Old Dominion entered into a 48.8-year lease of its interest in Clover Unit 1 (valued at $315.0 million) to such owner trustee, and simultaneously entered into a 21.8-year lease of the interest back from such owner trustee. As a result of the transaction, Old Dominion recorded a deferred gain of $23.6 million, which is being amortized into income ratably over the 21.8-year operating lease term. A portion of the proceeds from the transaction, $23.9 million, was used to retire a portion of Old Dominion's 8.76% First Mortgage Bonds, 1992 Series A. Concurrent with the retirement of its 1992 Series A Bonds, Old Dominion issued a like amount of zero coupon First Mortgage Bonds, 1996 Series A with an effective interest rate of 7.06%.

   On July 31, 1996, Old Dominion finalized a long-term lease transaction with a business trust created for the benefit of another equity investor. Under the terms of the transaction, Old Dominion entered into a 63.4-year lease of its interest in Clover Unit 2 (valued at $320.0 million) to such business trust and simultaneously entered into a 23.4-year lease of the interest back from such business trust. As a result of the transaction, Old Dominion recorded a deferred gain of $39.3 million, which is being amortized into income ratably over the 23.4-year operating lease term.

NOTE 6--Investments

   Investments were as follows at December 31, 2000 and 1999 (in thousands):

                                                       December 31, 2000
                                     -----------------------------------------------------
                                              Gross Unrealized Gross Unrealized
Description                            Cost        Gains            Losses      Fair Value
-----------                          -------- ---------------- ---------------- ----------
Available-for-Sale:
Corporate obligations............... $ 27,131     $     6          $  (268)      $ 26,869
Registered investment companies/(1)/   23,583          --           (1,181)        22,402
Asset-backed securities.............    9,987           7              (23)         9,971
Mortgage-backed securities..........    7,967          32              (10)         7,989
Common stock........................   29,371       9,383             (684)        38,070
Short-term investments..............   64,046          --               --         64,046
Other...............................       58          --               --             58
                                     --------     -------          -------       --------
                                     $162,143     $ 9,428          $(2,166)      $169,405
                                     --------     -------          -------       --------
Held-to-Maturity:
U.S. Government obligations......... $ 43,541     $13,171          $    --       $ 56,712
Corporate obligations...............   32,512          --               --         32,512
                                     --------     -------          -------       --------
                                     $ 76,053     $13,171               --       $ 89,224
                                     --------     -------          -------       --------
Other:.............................. $  1,272          --               --       $  1,272
                                     --------     -------          -------       --------

                                                       December 31, 1999
                                     -----------------------------------------------------
                                              Gross Unrealized Gross Unrealized
Description                            Cost        Gains            Losses      Fair Value
-----------                          -------- ---------------- ---------------- ----------
Available-for-Sale:
U.S. Government obligations......... $ 11,299      $   --          $  (330)      $ 10,969
Corporate obligations...............   33,198           3           (1,179)        32,022
Registered investment companies/(1)/   21,960          --           (2,371)        19,589
Asset-backed securities.............   23,221           2             (607)        22,616
Mortgage-backed securities..........    4,751          --             (207)         4,544
Common stock........................   27,858       6,677               --         34,535
Short-term investments..............   65,226           2               --         65,228
                                     --------      ------          -------       --------
                                     $187,513      $6,684          $(4,694)      $189,503
                                     --------      ------          -------       --------
Held-to-Maturity:
U.S. Government securities.......... $ 40,784      $2,781          $  (143)      $ 43,422
Corporate obligations...............   30,368          --               --         30,368
                                     --------      ------          -------       --------
                                     $ 71,152      $2,781          $  (143)      $ 73,790
                                     --------      ------          -------       --------
Other:.............................. $  1,369          --               --       $  1,369
                                     --------      ------          -------       --------

/(1)/Investments included herein are primarily invested in corporate obligations.

   Contractual maturities of debt securities at December 31, 2000 were as follows (in thousands):

                   Less Than One One Through Five More Than Five
                       Year           Years           Years       Total
Description        ------------- ---------------- -------------- --------
Available-for-Sale     $ --          $34,858         $    --     $ 34,858
Held-to-Maturity..      270            1,108          74,675       76,053
                       ----          -------         -------     --------
                       $270          $35,966         $74,675     $110,911
                       ====          =======         =======     ========

   Realized gains and losses on the sale of securities are determined on the basis of specific identification. During 2000 and 1999, sales proceeds from the sale of available-for-sale securities were $117.9 million and $81.6 million, respectively. Gross realized gains on the sale of available-for-sale securities in 2000, 1999, and 1998 were $0.6 million, $0.2 million, and $83,000, respectively. Gross realized losses on the sale of available-for-sale securities in 2000, 1999, and 1998 were $0.9 million, $0.5 million, and 35,000, respectively.

NOTE 7--Long-Term Debt

   Long-term debt consists of the following:

                                                                                         December 31,
                                                                                      ------------------
                                                                                        2000      1999
                                                                                      --------  --------
                                                                                        (in thousands)
$5,000,000 principal amount of First Mortgage Bonds, 1998 Series B, due 2002 at an
  interest rate of 4.25%............................................................. $  5,000  $  5,000
$109,182,937 principal amount of First Mortgage Bonds, 1996 Series B, due 2018 at an
  effective rate of 7.06%............................................................  108,601   108,601
$130,000,000 principal amount of First Mortgage Bonds, 1993 Series A, due 2013 at an
  interest rate of 7.48%.............................................................  125,300   128,300
$120,000,000 principal amount of First Mortgage Bonds, 1993 Series A, due 2023 at an
  interest rate of 7.78%.............................................................   18,500    38,500
$150,000,000 principal amount of First Mortgage Bonds, 1992 Series A, due 2002 at an
  interest rate of 7.97%.............................................................   56,322    84,480
$350,000,000 principal amount of First Mortgage Bonds, 1992 Series A, due 2022 at an
  interest rate of 8.76%.............................................................  180,155   190,405
$60,210,000 principal amount of First Mortgage Bonds, 1992 Series C, due 1997 through
  2022 at interest rates ranging from 4.90% to 6.50%.................................   55,790    56,980
Louisa County Pollution Control Revenue Bonds (North Anna), due December 1, 2008,
  with variable interest rates (averaging 4.16% in 2000 and 3.27% in 1999)...........    6,750     6,750
First Mortgage Bonds due 2002 at interest rates ranging from 4.25% to 5.25%..........    4,420     3,230
Non-recourse debt due 2001, with variable interest rates (averaging 5.46% in 2000 and
  4.11% in 1999).....................................................................    1,072     1,422
                                                                                      --------  --------
                                                                                       561,910   623,668
Less unamortized discounts...........................................................  (81,599)  (84,362)
Less current maturities..............................................................  (30,488)  (29,700)
                                                                                      --------  --------
Total Long-Term Debt................................................................. $449,823  $509,606
                                                                                      ========  ========

   Substantially all assets of Old Dominion are pledged as collateral under the Indenture.

   The non-recourse debt is collateralized by a $1.6 million letter of credit.

   During 2000 and 1999, Old Dominion purchased approximately $33.3 million and $49.3 million, respectively, of its First Mortgage Bonds, 1992 Series A and 1993 Series A. The transactions resulted in a net gain of approximately $0.5 million in 2000 and a net loss of approximately $4.2 million in 1999, including the write-off of original issuance costs. The net gains and losses have been deferred and are being amortized over the life of the remaining bonds. At December 31, 2000, deferred gains and losses on reacquired debt totaled a net loss of approximately $11.8 million.

   During the past three years, Old Dominion refinanced $3.4 million of its First Mortgage Bonds, 1992 Series C, due 1998 through 2000. The refinanced bonds are due in 2002 at interest rates ranging from 4.25% to 5.25%.

   Estimated maturities of long-term debt for the next five years are as follows:

Years Ending December 31, (in thousands)
------------------------- --------------
          2001...........    $30,488
          2002...........     38,910
          2003...........     22,326
          2004...........     22,329
          2005...........     22,332

   The aggregate fair value of long-term debt was $581.6 million and $630.9 million at December 31, 2000 and 1999, respectively, based on current market prices. For debt issues that are not quoted on an exchange, interest rates currently available to Old Dominion for issuance of debt with similar terms and remaining maturities are used to estimate fair value. Old Dominion believes that the carrying amount of debt issues with variable rates that are refinanced at current market rates is a reasonable estimate of their fair value.

NOTE 8--Short-Term Borrowing Arrangements

   Old Dominion has unsecured short-term lines of credit to provide additional sources of financing. These include $70.0 million in committed lines of credit which expire in 2001 and are expected to be renewed and a $15.0 million committed line of credit which expires in 2002 and is expected to be renewed. Old Dominion also has uncommitted short-term borrowing arrangements aggregating $30.0 million. Due to limitations contained in certain of these uncommitted facilities, no more than $85.0 million in total can be outstanding at any time under Old Dominion's committed and uncommitted short-term borrowing arrangements. At December 31, 2000 and 1999, Old Dominion had no short-term borrowings outstanding under any of these arrangements.

   Old Dominion maintains a policy which allows Members to pay monthly power bills before their final due date. Under this policy, Old Dominion pays interest on early payment balances at a blended investment and outside short-term borrowing rate. Amounts advanced by Members are classified as due to Members and totaled $20.9 million and $28.8 million at December 31, 2000 and 1999, respectively.

NOTE 9--Employee Benefits

   Substantially all Old Dominion employees participate in the National Rural Electric Cooperative Association ("NRECA") Retirement and Security Program, a noncontributory, defined benefit multi-employer master pension plan. The cost of the plan is funded annually by payments to NRECA to ensure that annuities in amounts established by the plan will be available to individual participants upon their retirement. Pension expense for 2000, 1999, and 1998 was $430,000, $272,000, and $265,000, respectively.

   Old Dominion has also elected to participate in the SelectRe Pension Plan, a defined contribution multi-employer retirement plan administered by the NRECA. Under the plan, employees may elect to have up to 23% or $10,500, whichever is less, of their salary withheld on a pre-tax basis, subject to Internal Revenue Service limitations, and invested on their behalf. As an additional incentive, Old Dominion matches up to the first 2% of each employee's contribution to the plan. Old Dominion's matching contributions were $75,000, $66,000, and $61,000 in 2000, 1999, and 1998, respectively.

   Old Dominion provides no other significant postretirement benefits to its employees. However, in conjunction with the I&O Agreement, Old Dominion is required to pay 11.6% of the operating costs associated with North Anna and 50% of the operating costs associated with Clover, including postretirement benefits of Virginia Power employees whose costs are allocated to those stations. These postretirement benefits other than pensions resulted in an increase in expense to Old Dominion of approximately $0.7 million in 2000, $0.9 million in 1999, and $0.7 million in 1998. Old Dominion is recovering the expense as it is billed by Virginia Power.

NOTE 10--Insurance

   As a joint owner of North Anna, Old Dominion is a party to the insurance policies that Virginia Power procures to limit the risk of loss associated with a possible nuclear incident at the station, as well as policies regarding general liability and property coverage. All policies are administered by Virginia Power, which charges Old Dominion for its proportionate share of the costs.

   The Price-Anderson Act limits the public liability of an owner of a nuclear power plant to $9.5 billion for a single nuclear incident. The Price-Anderson Act Amendment of 1988 allows for an inflationary provision adjustment every five years. Virginia Power has purchased $200 million of coverage from the commercial insurance pools with the remainder provided through a mandatory industry risk-sharing program. In the event of a nuclear incident at any licensed nuclear reactor in the United States, Virginia Power and Old Dominion, jointly, could be assessed up to $88.0 million for each licensed reactor not to exceed $10.0 million per year per reactor. There is no limit to the number of incidents for which this retrospective premium can be assessed.

   Virginia Power's current level of property insurance coverage, $2.55 billion for North Anna, exceeds the Nuclear Regulatory Commission's ("NRC") minimum requirement for nuclear power plant licensees of $1.06 billion for each reactor site and includes coverage for premature decommissioning and functional total loss. The NRC requires that the proceeds from this insurance be used first to return the reactor to and maintain it in a safe and stable condition, and second to decontaminate the reactor and station site in accordance with a plan approved by the NRC. The property insurance coverage provided to Virginia Power and Old Dominion, jointly, is provided by Nuclear Electric Insurance Limited ("NEIL"), a mutual insurance company, and is subject to retrospective premium assessments in any policy year in which losses exceed the funds available to the insurance company. The maximum assessment for the current policy period is $21.0 million. Based on the severity of the incident, the board of directors of the nuclear insurer has the discretion to lower or eliminate the maximum retrospective premium assessment. Virginia Power and Old Dominion, jointly, have the financial responsibility for any losses that exceed the limits or for which insurance proceeds are not available, because they must first be used for stabilization and decontamination.

   Virginia Power purchases insurance from NEIL to cover the cost of replacement power during a prolonged outage of a nuclear unit due to direct physical damage of the unit. Under this program, Virginia Power and Old Dominion, jointly, are subject to a retrospective premium assessment for any policy year in which losses exceed funds available to NEIL. The current policy period's maximum assessment is $5.0 million.

   Old Dominion's share of the contingent liability for the coverage assessments described above is a maximum of $23.4 million at December 31, 2000.

NOTE 11--Regional Headquarters, Inc.

   Old Dominion owns 50% of RHI, which holds title to the office building that is being partially leased to Old Dominion. Old Dominion is obligated to make lease payments equal to one-half of RHI's annual operating expenses, net of rental income from third party lessees, through the year 2016. During 2000, 1999, and 1998, Old Dominion paid $236,000, $236,000, and $184,000, respectively, to RHI for rent.

   Estimated future lease payments, without regard to changes in square footage, third party occupancy rates, operating costs, and inflation are as follows:

Years Ending December 31, (in thousands)
------------------------- --------------
   2001..................     $  350
   2002..................        350
   2003..................        350
   2004..................        350
   2005..................        350
   2006 and thereafter...      3,850
                              ------
                              $5,600
                              ======

NOTE 12--Supplemental Cash Flows Information

   Cash paid for interest, net of allowance for funds used during construction, in 2000, 1999, and 1998 was $41.3 million, $49.4 million, and $60.3 million, respectively.

   Unrealized deferred gains on the decommissioning fund of approximately $3.0 million and $4.0 million in 2000 and 1999, respectively, have been included in the decommissioning reserve.

   In 1998, Old Dominion charged off $6.0 million of accounts receivable as uncollectible.

NOTE 13--Commitments and Contingencies

   Strategic Plan Initiative--On October 14, 1997, Old Dominion's Board of Directors approved a resolution adopting certain strategic objectives designed to mitigate the effects of the transition to a competitive electric market (the "Strategic Plan Initiative" or "SPI"). Subsequently, an independent assessment of the impact on Old Dominion of transition to a competitive market was performed and the resulting recommendations to mitigate the transition effects were approved by the Board of Directors on July 28, 1998, and incorporated into the SPI. The SPI, as then approved, called for the accumulation of approximately $330.0 million in cash and cash equivalents from 1998 through 2003 with the funds to be used for the prepayment of a portion of outstanding debt. A provision of the SPI requires that it be updated periodically based on revised projections, projected targets, legislation, and the status of the SPI in terms of achieving its objective. The Board of Directors will approve all revisions or modifications.

   In conjunction with the SPI, on May 10, 1999, Old Dominion's Board of Directors unanimously approved a resolution to record accelerated depreciation on generation assets during the period January 1, 1999 through December 31, 2003, and to recover the additional expense through rates pursuant to the comprehensive rate formula filed with and accepted by FERC.

   A study was undertaken in late 1999 to assess the status of the SPI and the numerous factors that impact its results. This update considered changes in market rate forecasts, components of Old Dominion's cost of service and deregulation timelines. Additionally, it incorporated the effects of recording accelerated depreciation. As a result of this study the targeted collection amount of $330.0 million was reduced to $241.0 million. Old Dominion will continue to evaluate the various factors that impact the results of the SPI, monitor its progress, and, upon approval from its Board of Directors, adjust the SPI as necessary to achieve its objective.

   To date Old Dominion has collected cash totaling of $141.8 million ($65.0 million, $45.4 million, and $31.4 million in 2000, 1999, and 1998, respectively) toward the revised SPI target of $241.0 million. Rates approved by the Board of Directors for 2001 include the recovery of additional depreciation of approximately $57.2 million. Old Dominion anticipates collecting the remaining $99.2 million over the next three years to fulfill its SPI goal.

   In conjunction with the SPI, Old Dominion had purchased a total of $82.5 million of its higher cost debt, $33.3 million in 2000. In February 2001, Old Dominion purchased an additional $1.6 million of its outstanding debt.

   Combustion Turbine Generation Project--Old Dominion has entered into contracts to purchase combustion turbines with a total rated capacity of 1,350 MW to be used in generating plants it is planning to construct. In November 2000, Old Dominion obtained a Certificate of Public Convenience and Necessity ("CPCN") from the Maryland Public Service Commission and all major environmental permits subject to the CPCN conditions for a generation facility to be located in Rock Springs, Maryland. Old Dominion may begin construction as early as May 1, 2001. In October 2000, Old Dominion made application to the Rural Utilities Service ("RUS") for approximately $210.0 million to permanently finance its portion of the cost to construct the Rock Springs facility over the next four years. The timing of the project is intended to coincide with the expiration of power purchase contracts.

   Old Dominion is also developing generation projects in Virginia to replace expiring power purchase contracts in that power supply area and has made application to RUS for approximately $493.0 million to permanently finance its portion of the cost of these projects. These projects are still under development and in the permitting process.

   Legal--Old Dominion is subject to legal proceedings and claims which arise from the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position of Old Dominion.

   Environmental--Old Dominion is currently subject to regulation by the Environmental Protection Agency ("EPA") and other federal, state, and local authorities with respect to the emission, discharge, or release of certain materials into the environment. As with all electric utilities, the operation of Old Dominion's generating units could be affected by any environmental regulations promulgated in the future. Capital expenditures and increased operating costs required to comply with any such future regulations could be significant. Expenditures necessary to ensure compliance with environmental standards or deadlines will continue to be reflected in Old Dominion's capital and operating costs.

   Old Dominion is subject to certain requirements of the Clean Air Act ("CAA"). The CAA requires utilities owning fossil fuel fired power stations to, among other things, limit emissions of sulfur dioxide and nitrogen oxides, one of the precursors of ground-level ozone, or obtain allowances for such emissions. Clover is designed and licensed to operate at full capacity below the permitted sulfur dioxide emissions levels and utilizes equipment which operates at a level which is below the current limitations for nitrogen oxides emissions.

   In 1998, the EPA issued a Final Rule addressing regional transport of ground-level ozone through reductions in nitrogen oxides (NOx) commonly known as the NOx State Implementation Plan ("SIP") call. The NOx SIP call, which affects 22 states, including Virginia and the District of Columbia, required those states to develop a plan by October 30, 2000, to reduce NOx emissions in the respective states. The NOx SIP call also required emissions reduction to be implemented by May 1, 2004. On December 26, 2000, the EPA issued its findings that several states covered by the SIP call, including Virginia, had failed to submit a complete plan. If a state fails to make the required submittal, which the EPA determines is complete, within 18 months of the findings, the emissions offset sanction will apply. This sanction requires new or modified sources, subject to the CAA new source review program for NOx, to obtain reductions in existing emissions in a 2:1 ratio to offset their new emissions. The sanctions will be lifted when the EPA finds that the state has made a complete filing under the SIP call. The EPA can also promulgate a federal implementation plan as late as two years after the initial findings, unless the affected state has submitted a complete plan by that time. In a federal plan, the EPA rather than the states would determine the specific sources that must reduce NOx emissions. Old Dominion anticipates that fossil fuel electric generation facilities greater than 250 mmBtu/hr. will be required to reduce their NOx emissions or obtain NOx emissions credits from another source. Old Dominion does not anticipate installing NOx controls at Clover but rather will obtain NOx credits from a facility that has over-controlled its emissions.

   In a related action, several Northeast utilities filed petitions under
Section 126 of the CAA requesting that the EPA take action to mitigate interstate transport of NOx. In December 1999, the EPA issued its Findings of Significant Contribution and Rulemaking on Section 126 Petitions, Final Rule establishing NOx allocations for 392 power plants, including Clover Units 1 and 2, and many industrial facilities. Additionally, this final rule established a trading program to help those companies meet the required reductions in NOx by May 3, 2003.

   In December 2000, the EPA announced that to reduce the health risk of mercury exposure, it will regulate emissions of mercury and other air toxins from coal- and oil-fired electric utility steam generating units. Clover Units 1 and 2 would be subject to such regulation; however, as existing pollution control equipment on these units currently reduce mercury emissions, installation of additional equipment is not required at this time. The timeline stated by the EPA for developing regulations in this area is that the EPA will propose regulations by December 15, 2003, and issue final regulations by December 15, 2004.

   Old Dominion is also subject to permit limitations for surface water discharge and for the operation of a combustion waste landfill at Clover. Permits required by the Clean Water Act, the Resource Conservation and Recovery Act, and state laws have been issued. These permits are subject to reissuance and continued review.

   Insurance--Under several of the nuclear insurance policies procured by Virginia Power and to which Old Dominion is a party, Old Dominion is subject to retrospective premium assessments in any policy year in which losses exceed the funds available to the insurance companies. See Note 10 to the Consolidated Financial Statements.

                       OLD DOMINION ELECTRIC COOPERATIVE

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          June 30,   December 31,
                                                            2001         2000
                                                         ----------- ------------
                                                              (in thousands)
                                                         (unaudited)     (*)
ASSETS:
Electric Plant:
   In service........................................... $  899,957   $  900,290
   Less accumulated depreciation........................   (334,267)    (304,588)
                                                         ----------   ----------
                                                            565,690      595,702
                                                         ----------   ----------
   Nuclear fuel, at amortized cost......................      2,962        5,598
   Construction work in progress........................     80,389       47,598
                                                         ----------   ----------
       Net Electric Plant...............................    649,041      648,898
                                                         ----------   ----------
Investments:
   Nuclear decommissioning trust fund...................     60,374       60,530
   Lease deposits.......................................    132,754      131,364
   Other................................................     57,545       54,836
                                                         ----------   ----------
       Total Investments................................    250,673      246,730
                                                         ----------   ----------
Current Assets:
   Cash and cash equivalents............................     32,046       20,259
   Receivables..........................................     44,500       46,769
   Fuel, materials and supplies, at average cost........     10,904       10,236
   Prepayments..........................................      1,898        1,508
   Deferred energy......................................     21,085       15,376
                                                         ----------   ----------
       Total Current Assets.............................    110,433       94,148
                                                         ----------   ----------
Deferred Charges:.......................................     22,804       20,796
                                                         ----------   ----------
   Total Assets......................................... $1,032,951   $1,010,572
                                                         ==========   ==========
CAPITALIZATION AND LIABILITIES:
Capitalization:
   Patronage capital.................................... $  220,994   $  224,598
   Accumulated other comprehensive income...............        642         (256)
   Long-term debt.......................................    447,564      449,823
                                                         ----------   ----------
       Total Capitalization.............................    669,200      674,165
                                                         ----------   ----------
Current Liabilities:
   Long-term debt due within one year...................     30,488       30,488
   Accounts payable.....................................     31,039       29,091
   Accounts payable--Members............................     45,222       20,912
   Accrued expenses.....................................      6,877        6,849
                                                         ----------   ----------
       Total Current Liabilities........................    113,626       87,340
                                                         ----------   ----------
Deferred Credits and Other Liabilities:
   Decommissioning reserve..............................     60,374       60,530
   Obligations under long-term leases...................    135,772      134,463
   Other................................................     53,979       54,074
                                                         ----------   ----------
       Total Deferred Credits and Other Liabilities.....    250,125      249,067
                                                         ----------   ----------
Commitments and Contingencies...........................         --           --
                                                         ----------   ----------
   Total Capitalization and Liabilities................. $1,032,951   $1,010,572
                                                         ==========   ==========

(*)The Consolidated Balance Sheet at December 31, 2000, has been taken from the audited financial statements at the date, but does not include all disclosures required by generally accepted accounting principles.

The accompanying notes are an integral part of the consolidated financial statements.

                       OLD DOMINION ELECTRIC COOPERATIVE

CONDENSED CONSOLIDATED STATEMENTS OF REVENUES, EXPENSES AND PATRONAGE CAPITAL
                                  (UNAUDITED)

                                                     Six Months Ended
                                                         June 30,
                                                    ------------------
                                                      2001      2000
                                                    --------  --------
                                                      (in thousands)
Operating Revenues................................. $234,221  $200,234
                                                    --------  --------
Operating Expenses:
   Fuel............................................   27,753    23,317
   Purchased power.................................  123,428    80,976
   Operations and maintenance......................   17,304    17,594
   Administrative and general......................   11,455     9,394
   Depreciation, amortization, and decommissioning.   31,658    40,826
   Taxes other than income taxes...................    1,587     4,496
                                                    --------  --------
       Total Operating Expenses....................  213,185   176,603
                                                    --------  --------
Operating Margin...................................   21,036    23,631
Other Income/(Expense), net........................      682      (713)
Investment Income..................................    1,467     2,452
Interest Charges, net..............................  (19,289)  (21,116)
                                                    --------  --------
Net Margin.........................................    3,896     4,254
Patronage Capital--Beginning of Period.............  224,598   216,369
Payment of Capital Credits.........................   (7,500)       --
                                                    --------  --------
Patronage Capital--End of Period................... $220,994  $220,623
                                                    ========  ========

                       OLD DOMINION ELECTRIC COOPERATIVE

                     CONDENSED CONSOLIDATED STATEMENTS OF
                       COMPREHENSIVE INCOME (UNAUDITED)

                                   Six Months Ended
                                       June 30,
                                   ----------------
                                     2001    2000
                                    ------  ------
                                    (in thousands)
Net Margin........................ $3,896   $4,254
Other comprehensive income:
   Unrealized gain on investments.    898      165
                                   ------   ------
Comprehensive income.............. $4,794   $4,419
                                   ======   ======

The accompanying notes are an integral part of the consolidated financial statements.

                       OLD DOMINION ELECTRIC COOPERATIVE

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                       Six Months Ended
                                                                                           June 30,
                                                                                      ------------------
                                                                                        2001      2000
                                                                                      --------  --------
                                                                                        (in thousands)
Operating Activities:
   Net margin........................................................................ $  3,896  $  4,254
   Adjustments to reconcile net margin to net cash provided by operating activities:
       Depreciation, amortization, and decommissioning...............................   30,358    40,826
       Other noncash charges.........................................................    4,051     4,081
       Amortization of lease obligations.............................................    4,729     4,535
       Interest on lease deposits....................................................   (4,629)   (4,431)
       Change in current assets......................................................   (4,498)   (7,837)
       Change in current liabilities.................................................   18,786     5,987
   Deferred charges and other........................................................     (827)   (2,049)
                                                                                      --------  --------
          Net Cash Provided by Operating Activities..................................   51,866    45,366
                                                                                      --------  --------
Financing Activities:
   Reductions of long-term debt......................................................   (3,572)  (32,985)
   Obligations under long-term leases................................................     (180)     (177)
                                                                                      --------  --------
       Net Cash Used in Financing Activities.........................................   (3,752)  (33,162)
                                                                                      --------  --------
Investing Activities:
   Lease deposits and other investments..............................................   (1,811)      392
   Electric plant additions..........................................................  (34,176)   (6,488)
   Decommissioning fund deposits.....................................................     (340)     (340)
                                                                                      --------  --------
       Net Cash Used in Investing Activities.........................................  (36,327)   (6,436)
                                                                                      --------  --------
       Net Change in Cash and Cash Equivalents.......................................   11,787     5,768
Cash and Cash Equivalents--Beginning of Period.......................................   20,259    25,088
                                                                                      --------  --------
Cash and Cash Equivalents--End of Period............................................. $ 32,046  $ 30,856
                                                                                      ========  ========


The accompanying notes are an integral part of the consolidated financial statements.

                       OLD DOMINION ELECTRIC COOPERATIVE

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. In the opinion of the management of Old Dominion Electric Cooperative (Old Dominion), the accompanying unaudited condensed consolidated financial statements contain all adjustments, which include only normal recurring adjustments, necessary for a fair statement of Old Dominion's consolidated financial position as of June 30, 2001, and its consolidated results of operations, comprehensive income, and cash flows for the three and six months ended June 30, 2001 and 2000. The consolidated results of operations for the three and six months ended June 30, 2001, are not necessarily indicative of the results to be expected for the entire year. These financial statements should be read in conjunction with the financial statements and notes thereto included in Old Dominion's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

2. In 1997, we adopted certain strategic objectives designed to mitigate the effects of transition to a competitive electric market, which became known as our Strategic Plan Initiative. As part of our Strategic Plan Initiative, our board of directors unanimously approved a resolution to record accelerated depreciation on our generation assets from January 1, 1999 through December 31, 2003, and to recover the additional expense through rates pursuant to our formulary rate. During the first half of 2001, we recorded additional depreciation of $18.5 million ($4.2 million in the second quarter) as compared to $26.2 million in the first half of 2000 ($8.3 million in the second quarter).

   To date we have collected $160.3 million through our Strategic Plan Initiative and have purchased $86.1 million of our outstanding debt ($3.6 million in the first half of 2001).

   Based on current market projections, we believe that the $160.3 million accumulated through the Strategic Plan Initiative since 1998 and held as cash or investments or already applied to reduce our indebtedness is sufficient to reduce our costs to a level which would enable the member distribution cooperatives' rates for power to their customers to be at or below projected market rates by January 1, 2004. As a result, we ceased recording accelerated depreciation of our generating facilities effective June 1, 2001. At the same time, our board of directors authorized a revenue deferral plan for the period June 1, 2001 through December 31, 2002. Under this plan we estimate that we will collect approximately $9.1 million through our demand rate in 2001, which we will use to partially offset the increases in our demand rate we expect in 2002. At June 30, 2001, we had deferred $1.3 million, which is included in other assets and depreciation, amortization and decommissioning expense.

3. Effective January 1, 2001, Old Dominion adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended by Statement of Financial Accounting Standards No. 138 (SFAS 138), "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The adoption of these accounting standards did not have a significant effect on Old Dominion's financial statements.

4. In June 2001, we formed ODEC Power Trading, Inc. ("ODEC Power Trading") with $7.5 million of capital and immediately distributed the stock of ODEC Power Trading as a patronage distribution to our member distribution cooperatives on the same date. ODEC Power Trading is now owned by our member distribution cooperatives to sell power in the market, manage the members' exposure to changes in fuel prices and take advantage of other power trading opportunities, which may become available in the market. In addition, to facilitate ODEC Power Trading's ability to sell power to the market, we have agreed to guarantee a maximum of $42.5 million of ODEC Power Trading's delivery and payment obligations associated with its energy trades. Our guarantee of ODEC Power Trading's obligations will enable it to maintain credit support sufficient to meet its delivery and payment obligations associated with its energy trades.

5. Certain reclassifications have been made to the accompanying prior year's consolidated financial statements to conform to the current year's presentation.

                                                                      APPENDIX A

                 MEMBER FINANCIAL AND STATISTICAL INFORMATION

   Our member distribution cooperatives operate their systems on a not-for-profit basis. Accumulated margins remaining after payment of expenses and provision for depreciation constitute patronage capital of the customers of these members. Refunds of accumulated patronage capital to the individual customers are made from time to time on a patronage basis subject to each member distribution cooperative's policies and in conformity with limitations contained in each member distribution cooperative's mortgage. These mortgages generally prohibit these distributions unless, afterwards, the member distribution cooperative's total equity will equal at least 40% of its total assets, except that distributions may be made of up to 25% of the margins and patronage capital earned by the member distribution cooperative in the preceding year, provided that, after the distribution, the total equity of the member distribution cooperative will equal or exceed 20% of its assets.

   The member distribution cooperatives are not our subsidiaries, but rather our owners. We have no legal interest in the properties, liabilities, equity, revenues or margins of the member distribution cooperatives. The revenues of our member distribution cooperatives are not pledged to us, but their revenues are the source from which they pay for power received from us. Revenues of the member distribution cooperatives are, however, pledged under their respective mortgages or other financial documents.

   Financial and statistical information relating to the member distribution cooperatives is set forth below. This information about our member distribution cooperatives may not be indicative of their future results. The recent enactment of legislation enabling retail customers to choose their supplier of electric service, but not transmission and distribution service, may significantly affect the member distribution cooperatives' future results and financial condition. See "BUSINESS--Retail Competition" for a discussion of the new electric restructuring legislation in Virginia, Maryland and Delaware.

   The information contained in these tables has been taken from RUS Financial and Statistical Reports (RUS Form 7) prepared by our member distribution cooperatives. Neither we nor the RUS has independently verified this information. We have compiled the information in the "Total" columns for informational purposes only.

                                    TABLE 1

                       OLD DOMINION ELECTRIC COOPERATIVE

                     SELECTED STATISTICS OF EACH MEMBER/*/
                              (AS OF DECEMBER 31)

                                                         A&N  BARC  Choptank Community Delaware
                                                        ----- ----- -------- --------- --------
2000
----
Full time employees....................................    40    48    159        30      115
Total miles energized.................................. 1,167 1,913  5,207     1,430    5,027
Average monthly residential revenue (dollars).......... 75.77 74.94  99.43    111.03    90.34
Average monthly residential kilowatt-hours.............   874   828  1,064     1,346    1,031
Average residential revenue (dollars) per kilowatt-hour  8.67  9.05   9.34      8.25     8.76
Times interest earned ratio............................  1.55  1.37   1.55      2.81     2.41
Debt service coverage..................................  2.37  1.61   2.32      2.93     3.34
Total equity (percentage of assets)....................  39.3  36.1   42.2      51.1     48.2

1999
----
Full time employees....................................    40    48    157        30      112
Total miles energized.................................. 1,154 1,843  5,137     1,415    4,902
Average monthly residential revenue (dollars).......... 73.19 72.69  99.23    104.79    87.76
Average monthly residential kilowatt-hours.............   849   811  1,056     1,280    1,013
Average residential revenue (dollars) per kilowatt-hour  8.62  8.97   9.40      8.19     8.67
Times interest earned ratio............................  1.51  1.34   2.16      2.47     2.56
Debt service coverage..................................  2.34  1.66   2.91      2.62     3.40
Total equity (percentage of assets)....................  42.3  37.3   43.1      49.6     47.2

1998
----
Full time employees....................................    40    51    145        30      110
Total miles energized.................................. 1,138 1,827  5,092     1,402    4,796
Average monthly residential revenue (dollars).......... 69.37 71.12  96.23    103.57    86.34
Average monthly residential kilowatt-hours.............   814   802  1,025     1,285      968
Average residential revenue (dollars) per kilowatt-hour  8.52  8.86   9.39      8.06     8.92
Times interest earned ratio............................  1.97  1.54   2.52      2.52     2.43
Debt service coverage..................................  2.23  1.81   6.37      2.44     3.24
Total equity (percentage of assets)....................  41.9  37.7   41.5      47.5     45.5

*These statistics were compiled from RUS Form 7 Financial and Statistical
 Reports.

                       OLD DOMINION ELECTRIC COOPERATIVE

                     SELECTED STATISTICS OF EACH MEMBER/*/
                              (AS OF DECEMBER 31)

            Northern Northern Prince              Shenandoah
Mecklenburg   Neck   Virginia George Rappahannock   Valley   Southside Total
----------- -------- -------- ------ ------------ ---------- --------- ------
     122        48       315      34       267        113        156    1,447
   4,145     1,806     4,950   1,058    10,294      4,701      7,340   49,038
   79.20     85.61    102.74  104.84    109.78      87.34      97.63    97.04
     931       948     1,150   1,335     1,229      1,206      1,079    1,107
    8.51      9.03      8.93    7.85      8.93       7.24       9.05     8.76
    1.72      1.48      2.88    2.44      2.10       1.88       1.46     2.11
    1.82      2.24      2.66    2.66      2.21       1.99       1.69     2.32
    38.4      50.2      52.6    47.9      43.4       44.8       32.0     45.0
     126        48       288      31       258        111        150    1,399


   4,107     1,779     4,927   1,045     9,984      4,638      7,210   48,141
   78.01     82.90    106.50  100.94    103.56      85.31      92.06    95.12
     924       928     1,205   1,290     1,179      1,173      1,043    1,063
    8.45      8.94      8.84    7.83      8.78       7.27       8.83     8.57
    1.55      1.52      3.25    2.31      1.77       1.70       1.20     2.16
    2.00      2.57      2.91    2.41      1.77       1.97       1.45     2.33
    40.2      51.2      51.3    52.2      42.5       44.1       33.1     44.5


     123        47       279      28       255        112        146    1,366
   4,072     1,745     4,836   1,026     9,788      4,580      7,087   47,389
   75.70     80.79    100.85   95.17    100.15      82.28      91.12    91.89
     920       914     1,198   1,228     1,162      1,171      1,044    1,079
    8.23      8.84      8.42    7.75      8.62       7.03       8.73     8.52
    2.19      2.41      3.43    2.16      1.93       2.01       1.65     2.43
    2.17      2.75      3.05    2.29      2.03       2.25       2.08     2.67
    41.6      54.0      49.4    52.8      41.1       46.5       34.4     44.2

                                    TABLE 2

                       OLD DOMINION ELECTRIC COOPERATIVE

             AVERAGE NUMBER OF CUSTOMERS SERVED BY EACH MEMBER/*/

                                         A&N    BARC  Choptank Community Delaware
                                        ------ ------ -------- --------- --------
2000
----
Residential service (farm and non-farm)  9,692 10,669  37,765    7,907    53,237
Commercial and industrial--Small.......    611    583   2,722    1,423     3,974
Commercial and industrial--Large.......      2      2      15        2         2
Irrigation.............................     67      0       0        9       167
Other electric service.................    127      0     265       28       403
                                        ------ ------  ------    -----    ------
   Total customers served.............. 10,499 11,254  40,767    9,369    57,783

1999
----
Residential service (farm and non-farm)  9,544 10,460  37,175    7,795    51,928
Commercial and industrial--Small.......    577    582   2,505    1,391     3,974
Commercial and industrial--Large.......      2      2      14        2         1
Irrigation.............................     61      0       0        8       167
Other electric service.................    116      0     247       24       403
                                        ------ ------  ------    -----    ------
   Total customers served.............. 10,300 11,044  39,941    9,220    56,473

1998
----
Residential service (farm and non-farm)  9,460 10,301  36,679    7,708    50,736
Commercial and industrial--Small.......    575    571   2,360    1,378     3,832
Commercial and industrial--Large.......      2      3      12        1         1
Irrigation.............................     61      0       0        7       155
Other electric service.................    108      0     204       21       388
                                        ------ ------  ------    -----    ------
   Total customers served.............. 10,206 10,875  39,255    9,115    55,112

*These statistics were compiled from RUS Form 7 Financial and Statistical
 Reports.

                       OLD DOMINION ELECTRIC COOPERATIVE

             AVERAGE NUMBER OF CUSTOMERS SERVED BY EACH MEMBER/*/

            Northern Northern Prince              Shenandoah
Mecklenburg   Neck   Virginia George Rappahannock   Valley   Southside  Total
----------- -------- -------- ------ ------------ ---------- --------- -------

  27,392     14,480   92,394  8,308     71,297      28,229    43,319   404,689
   1,347        845    6,443    829      3,768       4,449     1,472    28,466
      12          0       29     33        193          14       232       536
       0          0        0      0          0           0         0       243
     261         75       15     91        547           0       169     1,981
  ------     ------   ------  -----     ------      ------    ------   -------
  29,012     15,400   98,881  9,261     75,805      32,692    45,192   435,915


  26,976     14,210   88,315  7,915     68,684      27,619    42,156   392,777
   1,302        835    6,089    801      3,678       4,167     1,412    27,313
      12          0       28     30        182          14       217       504
       0          0        0      0          0           0         0       236
     258         75       18     90        516           0       150     1,897
  ------     ------   ------  -----     ------      ------    ------   -------
  28,548     15,120   94,450  8,836     73,060      31,800    43,935   422,727


  26,545     13,931   85,028  7,680     66,257      27,090    40,968   382,383
   1,292        826    5,692    779      3,561       3,938     1,375    26,179
      10          0       25     28        170          13       206       471
       0          0        0      0          0           0         0       223
     243         75       19     87        466           0       142     1,753
  ------     ------   ------  -----     ------      ------    ------   -------
  28,090     14,832   90,764  8,574     70,454      31,041    42,691   411,009

                                    TABLE 3

                       OLD DOMINION ELECTRIC COOPERATIVE

        ANNUAL MEGAWATT-HOUR SALES BY CUSTOMER CLASS OF EACH MEMBER/*/


                                          A&N    BARC   Choptank Community Delaware
                                        ------- ------- -------- --------- --------
2000
----
Residential service (farm and non-farm) 101,650 106,006 482,329   127,674  658,847
Commercial and industrial--Small.......  24,040  29,597 134,679    17,623  113,859
Commercial and industrial--Large.......  72,790  17,691  77,753     2,764   10,536
Irrigation.............................     721       0       0       205      771
Other electric service.................   1,677       0     205     7,111    5,444
                                        ------- ------- -------   -------  -------
   Total megawatt-hour sales........... 200,878 153,294 694,966   155,377  789,457

1999
----
Residential service (farm and non-farm)  97,284 101,772 470,997   119,730  630,960
Commercial and industrial--Small.......  22,613  25,855 132,458    17,827  107,286
Commercial and industrial--Large.......  67,759  20,280  72,564     1,561    9,725
Irrigation.............................     858       0       0       135    2,478
Other electric service.................   1,627       0     352     6,628    5,009
                                        ------- ------- -------   -------  -------
   Total megawatt-hour sales........... 190,141 147,907 676,371   145,881  755,458

1998
----
Residential service (farm and non-farm)  92,388  99,176 451,092   118,826  589,520
Commercial and industrial--Small.......  21,541  25,281 123,995    19,629   94,838
Commercial and industrial--Large.......  62,557  19,658  66,167     1,700    9,316
Irrigation.............................     768       0       0       332    1,989
Other electric service.................   1,573       0     430     6,239    4,726
                                        ------- ------- -------   -------  -------
   Total megawatt-hour sales........... 178,827 144,115 641,684   146,726  700,389

*These statistics were compiled from RUS Form 7 Financial and Statistical
 Reports.

                       OLD DOMINION ELECTRIC COOPERATIVE

        ANNUAL MEGAWATT-HOUR SALES BY CUSTOMER CLASS OF EACH MEMBER/*/

            Northern Northern  Prince               Shenandoah
Mecklenburg   Neck   Virginia  George  Rappahannock   Valley   Southside   Total
----------- -------- --------- ------- ------------ ---------- --------- ---------
  306,040   164,760  1,275,375 133,127  1,051,670    408,656    560,760  5,376,894
   60,987    30,786    618,612   8,982     99,945     95,156     19,730  1,253,996
  116,043         0    261,955  60,400    936,254    167,782     85,789  1,809,757
        0         0          0       0          0          0          0      1,697
   25,036     1,443      2,678  30,046      6,082          0     11,069     90,791
  -------   -------  --------- -------  ---------    -------    -------  ---------
  508,106   196,989  2,158,620 232,555  2,093,951    671,594    677,348  8,533,135


  299,011   158,183  1,276,941 122,488    971,747    388,920    527,393  5,165,426
   58,859    30,564    601,058   8,178     95,343     97,472     18,720  1,216,233
  103,205         0    186,621  53,989    884,887    160,099     78,690  1,639,380
        0         0          0       0          0          0          0      3,471
   23,880     1,365      2,462  28,979      5,292          0      7,936     83,530
  -------   -------  --------- -------  ---------    -------    -------  ---------
  484,955   190,112  2,067,082 213,634  1,957,269    646,491    632,739  8,108,040


  292,933   152,751  1,222,181 113,135    923,571    380,516    513,275  4,949,364
   58,875    29,633    535,691  10,371     92,148    103,958     19,186  1,135,146
   99,708         0    186,674  46,935    884,397    148,883     78,646  1,604,641
        0         0          0       0          0          0          0      3,089
   20,086     1,334      2,376  22,589      7,155          0     13,190     79,698
  -------   -------  --------- -------  ---------    -------    -------  ---------
  471,602   183,718  1,946,922 193,030  1,907,271    633,357    624,297  7,771,938

                                    TABLE 4

                       OLD DOMINION ELECTRIC COOPERATIVE

              ANNUAL REVENUES BY CUSTOMER CLASS OF EACH MEMBER/*/

                                            A&N        BARC      Choptank    Community   Delaware
                                        ----------- ----------- ----------- ----------- -----------
2000
----
Residential service (farm and non-farm) $ 8,812,142 $ 9,594,712 $45,058,674 $10,534,632 $57,712,465
Commercial and industrial--Small.......   2,111,398   2,275,994  11,440,508   1,575,090   8,849,499
Commercial and industrial--Large.......   4,228,437   1,222,104   4,587,028     169,772     644,569
Irrigation.............................      71,110           0           0      31,015      58,810
Other electric service.................     166,815           0      78,648     556,784     687,221
                                        ----------- ----------- ----------- ----------- -----------
   Total electric sales................  15,389,902  13,092,810  61,164,858  12,867,293  67,952,564
Other operating revenue................     256,752     214,945     927,203     132,419     793,366
                                        ----------- ----------- ----------- ----------- -----------
   Total operating revenue............. $15,646,654 $13,307,755 $62,092,061 $12,999,712 $68,745,930
                                        =========== =========== =========== =========== ===========
1999
----
Residential service (farm and non-farm) $ 8,382,377 $ 9,124,529 $44,267,321 $ 9,802,323 $54,683,608
Commercial and industrial--Small.......   1,979,307   2,185,473  11,191,047   1,568,465   8,159,393
Commercial and industrial--Large.......   3,806,501   1,174,965   4,217,028      89,902     619,971
Irrigation.............................      78,954           0           0      29,023     213,400
Other electric service.................     160,298           0      67,163     523,373     629,093
                                        ----------- ----------- ----------- ----------- -----------
   Total electric sales................  14,407,437  12,484,967  59,742,559  12,013,086  64,305,465
Other operating revenue................     236,940     212,978     841,094     121,290     789,707
                                        ----------- ----------- ----------- ----------- -----------
   Total operating revenue............. $14,644,377 $12,697,945 $60,583,653 $12,134,376 $65,095,172
                                        =========== =========== =========== =========== ===========
1998
----
Residential service (farm and non-farm) $ 7,874,713 $ 8,791,660 $42,353,307 $ 9,579,406 $52,565,413
Commercial and industrial--Small.......   1,826,306   2,103,651  10,796,929   1,664,861   7,610,172
Commercial and industrial--Large.......   3,484,444   1,160,032   4,079,939     108,336     579,138
Irrigation.............................      63,693           0           0      32,945     179,935
Other electric service.................     145,465           0      64,091     501,685     600,785
                                        ----------- ----------- ----------- ----------- -----------
   Total electric sales................  13,394,621  12,055,343  57,294,266  11,887,233  61,535,443
Other operating revenue................     221,672     212,764     274,844     115,988     801,869
                                        ----------- ----------- ----------- ----------- -----------
   Total operating revenue............. $13,616,293 $12,268,107 $57,569,110 $12,003,221 $62,337,312
                                        =========== =========== =========== =========== ===========

*These statistics were compiled from RUS Form 7 Financial and Statistical
 Reports.

                       OLD DOMINION ELECTRIC COOPERATIVE

              ANNUAL REVENUES BY CUSTOMER CLASS OF EACH MEMBER/*/

             Northern     Northern                              Shenandoah
Mecklenburg    Neck       Virginia   Prince George Rappahannock   Valley     Southside     Total
----------- ----------- ------------ ------------- ------------ ----------- ----------- ------------
$26,032,950 $14,876,158 $113,915,590  $10,451,665  $ 93,927,535 $29,585,909 $50,751,772 $471,254,204
  4,834,196   2,588,116   48,480,651      734,859     9,095,678   7,407,798   1,690,076  101,083,863
  5,997,707           0   13,654,104    3,227,972    37,689,528   8,222,205   5,617,040   85,260,466
          0           0            0            0             0           0           0      160,935
  1,702,272     125,819      431,646    1,790,177       602,628           0     811,885    6,953,895
----------- ----------- ------------  -----------  ------------ ----------- ----------- ------------
 38,567,125  17,590,093  176,481,991   16,204,673   141,315,369  45,215,912  58,870,773  664,713,363
    294,781     334,472    1,897,892      158,306     1,279,555     501,629     356,497    7,147,817
----------- ----------- ------------  -----------  ------------ ----------- ----------- ------------
$38,861,906 $17,924,565 $178,379,883  $16,362,979  $142,594,924 $45,717,541 $59,227,270 $671,861,180
=========== =========== ============  ===========  ============ =========== =========== ============


$25,254,275 $14,136,475 $112,867,376  $ 9,586,863  $ 85,356,386 $28,274,468 $46,571,914 $448,307,915
  4,594,485   2,539,307   44,032,101      670,615     8,524,201   7,538,881   1,562,249   94,545,524
  5,434,199           0   11,700,727    2,744,291    34,686,527   7,250,156   5,154,752   76,879,019
          0           0            0            0             0           0           0      321,377
  1,593,952     118,099      395,181    1,713,493       514,624           0     642,921    6,358,197
----------- ----------- ------------  -----------  ------------ ----------- ----------- ------------
 36,876,911  16,793,881  168,995,385   14,715,262   129,081,738  43,063,505  53,931,836  626,412,032
    300,695     322,288    2,122,353      133,271     1,415,495     408,776     304,870    7,209,757
----------- ----------- ------------  -----------  ------------ ----------- ----------- ------------
$37,177,606 $17,116,169 $171,117,738  $14,848,533  $130,497,233 $43,472,281 $54,236,706 $633,621,789
=========== =========== ============  ===========  ============ =========== =========== ============


$24,112,765 $13,505,741 $102,902,794  $ 8,770,764  $ 79,625,506 $26,747,093 $44,797,327 $421,626,489
  4,459,867   2,406,048   42,856,142      796,903     8,130,650   7,409,346   1,565,127   91,626,002
  4,802,831           0   11,656,197    2,443,479    32,059,883   6,965,956   4,990,317   72,330,552
          0           0            0            0             0           0           0      276,573
  1,290,656     114,195      388,057    1,357,545       662,555           0     998,418    6,123,452
----------- ----------- ------------  -----------  ------------ ----------- ----------- ------------
 34,666,119  16,025,984  157,803,190   13,368,691   120,478,594  41,122,395  52,351,189  591,983,068
    295,731     312,708    2,122,069      130,111     1,125,528     375,928     300,021    6,289,233
----------- ----------- ------------  -----------  ------------ ----------- ----------- ------------
$34,961,850 $16,338,692 $159,925,259  $13,498,802  $121,604,122 $41,498,323 $52,651,210 $598,272,301
=========== =========== ============  ===========  ============ =========== =========== ============

                                    TABLE 5

                       OLD DOMINION ELECTRIC COOPERATIVE

                     SELECTED STATISTICS OF EACH MEMBER/*/
                              (AS OF DECEMBER 31)

                                    A&N        BARC      Choptank    Community   Delaware
                                ----------- ----------- ----------- ----------- -----------
2000
----
Operating revenue and patronage
  capital...................... $15,646,655 $13,307,755 $62,092,062 $12,999,712 $68,745,930
Depreciation and amortization..   1,959,462   1,200,492   4,580,392   1,238,079   8,136,360
Other operating expenses.......  12,726,863  10,671,646  51,739,205  10,338,783  57,157,098
                                ----------- ----------- ----------- ----------- -----------
   Electric operating margins..     960,330   1,435,617   5,772,465   1,422,850   3,452,472
Other income...................     368,829     321,815   1,298,628     420,636   3,448,261
                                ----------- ----------- ----------- ----------- -----------
Gross operating margins........   1,329,159   1,757,432   7,071,093   1,843,486   6,900,733
Interest on long-term debt.....     834,577   1,268,673   4,326,002     651,839   2,837,668
Other deductions...............      35,378      15,698     345,358       9,946      67,285
                                ----------- ----------- ----------- ----------- -----------
   Net margins................. $   459,204 $   473,061 $ 2,399,733 $ 1,181,701 $ 3,995,780
                                =========== =========== =========== =========== ===========
1999
----
Operating revenue and patronage
  capital...................... $14,644,377 $12,697,945 $60,595,103 $12,134,376 $65,095,173
Depreciation and amortization..   1,908,152   1,226,685   4,391,634   1,085,966   7,815,899
Other operating expenses.......  11,920,349  10,249,244  48,348,103   9,853,878  51,785,047
                                ----------- ----------- ----------- ----------- -----------
   Electric operating margins..     815,876   1,222,016   7,855,366   1,194,532   5,494,227
Other income...................     331,423     314,262   1,577,445     441,970   1,793,171
                                ----------- ----------- ----------- ----------- -----------
Gross operating margins........   1,147,299   1,536,278   9,432,811   1,636,502   7,287,398
Interest on long-term debt.....     733,564   1,141,861   4,333,116     661,365   2,823,508
Other deductions...............      41,955       4,302      72,664       3,653      47,427
                                ----------- ----------- ----------- ----------- -----------
   Net margins................. $   371,780 $   390,115 $ 5,027,031 $   971,484 $ 4,416,463
                                =========== =========== =========== =========== ===========
1998
----
Operating revenue and patronage
  capital...................... $13,616,291 $12,268,107 $57,569,106 $12,003,221 $62,337,312
Depreciation and amortization..   1,313,381   1,167,669   4,038,660     867,737   7,406,176
Other operating expenses.......  11,133,982   9,686,907  45,175,214   9,817,316  49,472,494
                                ----------- ----------- ----------- ----------- -----------
   Electric operating margins..   1,168,928   1,413,531   8,355,232   1,318,168   5,458,642
Other income...................     308,904     310,019   1,900,604     447,095   1,695,974
                                ----------- ----------- ----------- ----------- -----------
Gross operating margins........   1,477,832   1,723,550  10,255,836   1,765,263   7,154,616
Interest on long-term debt.....     719,040   1,114,455   4,038,660     695,946   2,920,613
Other deductions...............      61,501       3,611      72,377       8,759      62,238
                                ----------- ----------- ----------- ----------- -----------
   Net margins................. $   697,291 $   605,484 $ 6,144,799 $ 1,060,558 $ 4,171,765
                                =========== =========== =========== =========== ===========

*These statistics were compiled from RUS Form 7 Financial and Statistical
 Reports.

                       OLD DOMINION ELECTRIC COOPERATIVE
                     SELECTED STATISTICS OF EACH MEMBER/*/
                              (AS OF DECEMBER 31)

             Northern     Northern                               Shenandoah
Mecklenburg    Neck       Virginia    Prince George Rappahannock   Valley     Southside     Total
----------- ----------- ------------  ------------- ------------ ----------- ----------- ------------

$38,861,906 $17,924,565 $178,550,033   $16,362,979  $142,594,924 $45,717,541 $59,227,270 $672,031,332
  2,668,175   1,894,486   11,130,605       996,970    10,332,017   3,599,265   5,079,389   52,815,692
 32,738,287  15,051,705  145,329,096    14,240,889   117,687,193  37,726,723  47,378,603  552,786,091
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
  3,455,444     978,374   22,090,332     1,125,120    14,575,714   4,391,553   6,769,278   66,429,549
    568,526     312,264    6,900,702       309,856     2,547,284     928,300   1,056,056   18,481,157
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
  4,023,970   1,290,638   28,991,034     1,434,976    17,122,998   5,319,853   7,825,334   84,910,706
  2,283,679     852,474   10,071,664       577,877     8,053,535   2,821,390   5,323,929   39,903,307
     97,270      31,690      (44,125)       27,069       197,945      27,104      48,051      858,669
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
$ 1,643,021 $   406,474 $ 18,963,495   $   830,030  $  8,871,518 $ 2,471,359 $ 2,453,354 $ 44,148,730
=========== =========== ============   ===========  ============ =========== =========== ============

$37,177,606 $17,116,169 $171,082,535   $14,848,533  $130,497,233 $43,472,281 $54,236,706 $633,598,037
  3,482,584   2,149,929   10,553,904       796,968     9,502,850   3,415,113   4,808,931   51,138,615
 30,989,960  14,170,618  133,603,682    13,230,558   110,033,767  36,997,999  44,837,970  516,021,175
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
  2,705,062     795,622   26,924,949       821,007    10,960,616   3,059,169   4,589,805   66,438,247
    594,582     402,109    6,644,552       338,010     3,751,433   1,059,049   1,294,139   18,542,145
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
  3,299,644   1,197,731   33,569,501     1,159,017    14,712,049   4,118,218   5,883,944   84,980,392
  2,094,928     773,826   10,094,130       474,951     8,154,165   2,365,066   4,875,455   38,525,935
     56,832      20,518      761,734        64,023       246,135      94,513      43,399    1,457,155
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
$ 1,147,884 $   403,387 $ 22,713,637   $   620,043  $  6,311,749 $ 1,658,639 $   965,090 $ 44,997,302
=========== =========== ============   ===========  ============ =========== =========== ============

$34,961,850 $16,338,692 $159,925,259   $13,498,802  $121,604,122 $41,498,314 $52,651,210 $598,272,286
  2,351,498   1,652,161   10,283,141       763,601     8,273,019   3,251,724   4,542,231   45,910,998
 29,245,084  13,201,039  120,919,840    12,081,661   100,832,018  34,696,339  41,597,965  477,859,859
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
  3,365,268   1,485,492   28,722,278       653,540    12,499,085   3,550,251   6,511,014   74,501,429
    967,120     393,157    7,044,467       314,491     4,283,403   1,024,332   1,235,386   19,924,952
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
  4,332,388   1,878,649   35,766,745       968,031    16,782,488   4,574,583   7,746,400   94,426,381
  1,962,124     756,465   10,421,594       429,425     8,543,072   2,252,788   4,624,074   38,478,256
     43,174      55,850       53,578        41,502       303,430      44,389      99,282      849,691
----------- ----------- ------------   -----------  ------------ ----------- ----------- ------------
$ 2,327,090 $ 1,066,334 $ 25,291,573   $   497,104  $  7,935,986 $ 2,277,406 $ 3,023,044 $ 55,098,434
=========== =========== ============   ===========  ============ =========== =========== ============

                                                                      APPENDIX B

                         SPECIMEN OF INSURANCE POLICY

Ambac                                   Ambac Assurance Corporation
                                        One State Street Plaza, 15th Floor
                                        New York, New York 10004
Financial Guaranty Insurance Policy     Telephone: (212) 668-0340

Obligor:                                   Policy Number:

Obligations:                               Premium:

THE WORD SPECIMEN APPEARS DIAGONALLY ON FACE OF POLICY

Ambac Assurance Corporation (Ambac), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to The Bank of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Holders, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following written notification to Ambac of Nonpayment. Upon a Holder's presentation and surrender to the Insurance Trustee of such unpaid Obligations or related coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Holder the amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and/or coupons and shall be fully subrogated to all of the Holder's rights to payment thereon.

In cases where the Obligations are issued in registered form, the Insurance Trustee shall disburse principal to a Holder only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee duly executed by the Holder or such Holder's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. The Insurance Trustee shall disburse interest to a Holder of a registered Obligation only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee, duly executed by the Holder or such Holder's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Holders' rights to payment on registered Obligations to the extent of any insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Holder" means any person other than (i) the Obligor or
(ii) any person whose obligations constitute the underlying security or source of payment for the Obligations who, at the time of Nonpayment, is the owner of an Obligation or of a coupon relating to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the scheduled maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the scheduled date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the trustee or paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ Robert J. XXXXX        AMBAC ASSURANCE CORPORATION        /s/ Anne G. Gill
                                    CORPORATE

President                             -----                   Secretary
                                      SEAL
                                      -----

Effective Date:                     WISCONSIN                 Authorized Representative

THE BANK OF NEW YORK acknowledges that it has agreed          /s/ Noraida Lauro
to perform the duties of Insurance Trustee under this Policy.

Form No.: 2B-0012(1/01)                                       Authorized Officer of Insurance Trustee

                    --------------------------------------
                    --------------------------------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the 2001 Series A Bonds only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the 2001 Series A Bonds.

                               -----------------

                               TABLE OF CONTENTS
                                                          Page
                                                          ----
                 Summary.................................   3
                 Background..............................  11
                 Plan of Finance and Use of Proceeds.....  13
                 Selected Financial Data.................  15
                 Management's Discussion and Analysis
                   of Financial Condition and Results of
                   Operations............................  16
                 Quantitative and Qualitative Disclosures
                   About Market Risk.....................  30
                 Business................................  32
                 Power Supply Resources..................  43
                 Regulation and Legal Proceedings........  53
                 Management..............................  57
                 Bond Insurance..........................  63
                 Description of The Bonds................  65
                 Federal Income Tax Matters..............  80
                 Underwriting............................  81
                 Legal Opinions..........................  81
                 Experts.................................  82
                 Where to Find Additional Information
                   About Us..............................  82
                 Index to Financial Statements........... F-1
                 Appendix A--Member Financial and
                   Statistical Information............... A-1
                 Appendix B--Specimen Insurance
                   Policy................................ B-1
                               -----------------


   Until    , 2001, all dealers that effect transaction in our 2001 Series A
Bonds, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    --------------------------------------
                    --------------------------------------

                    --------------------------------------
                    --------------------------------------


                                 $220,000,000


                                 Old Dominion
                             Electric Cooperative

                         2001 Series A Bonds Due 2011

[LOGO] Old Dominion logo

                               -----------------


                                  PROSPECTUS


                               -----------------

                                   JP Morgan

                        Banc of America Securities LLC

                    --------------------------------------
                    --------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

I. Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by Old Dominion, in connection with this offering. All amounts shown are estimates except for the registration fee.


                   SEC registration fee........... $   55,000
                   Blue Sky fees and expenses.....     15,000
                   Printing and engraving expenses     95,000
                   Legal fees and expenses........  1,093,000
                   Accounting fees and expenses...    165,000
                   Trustee fees...................      1,500
                   Insurance premium..............  2,172,000
                   Miscellaneous expenses.........      4,000
                                                   ----------
                      Total....................... $3,600,500
                                                   ==========




II. Item 14. Indemnification of Officers and Directors

   Pursuant to Article 8 of our Certificate of Incorporation we will indemnify our officers and directors for all costs and expenses in connection with the defense of any action, suit or proceeding in which such officer or director may be a party as a result of conduct performed within the scope of his or her duties. We will not, however, indemnify an officer or director in relation to a matter in which such officer or director shall be finally adjudicated in an action, suit or proceeding to have acted negligently or with misconduct in the performance of his or her duty.

   In addition, Article 10.01 of our Bylaws requires that we indemnify and defend an officer or director who is a party, or threatened to be made a party, to a civil, criminal or administrative proceeding, including for expenses, including attorneys' fees, judgments, fines and settlements, actually and reasonably incurred. An officer or director will only receive such indemnification if the acts complained of were in the scope of such officer's or director's duties. We may pay the expenses incurred by any director or officer entitled to indemnification in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any such action, suit or proceeding, if we receive an undertaking from such officer or director that such officer or director will repay such amount if it is ultimately determined that such officer or director is not entitled to be indemnified by us as authorized by law.

III. Item 15. Recent Sales of Unregistered Securities

   In all of the following transactions, the securities involved were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering. Each of these transactions involved the offering of our securities to a limited number of offerees, all of whom were sophisticated investors.

   A. Issuance of First Mortgage Bonds To Partially Refund 1992 Series C Bonds

   A portion of the funds necessary to construct Clover has been financed through the issuance of $60,210,000 in Exempt Facility Revenue Bonds (Old Dominion Electric Cooperative), Series 1992 (the "1992 Tax-Exempt Bonds") by the Industrial Development Authority of Halifax County, Virginia (the "Halifax Authority"). The 1992 Tax-Exempt Bonds are limited obligations of the Halifax Authority.

   As security for the 1992 Tax-Exempt Bonds, we issued $60,210,000 of First Mortgage Bonds, 1992 Series C Bonds (the "1992 Series C Bonds"), under the Indenture. The 1992 Tax-Exempt Bonds and the 1992 Series C Bonds provide for partial principal reductions aggregating $5,675,000, maturing December 1 of 1997, 1998, 1999, 2000 and 2001.

   At our request, the Halifax Authority issued its Exempt Facility Refunding Revenue Bonds (Old Dominion Electric Cooperative Project), Series 1998 (the "1998 Tax-Exempt Bonds") in the principal amount of $1,075,000 to refund the 1992 Tax-Exempt Bonds maturing on December 1, 1998. As security for the 1998 Tax-Exempt Bonds, on November 18, 1998 we issued $1,075,000 in principal amount of First Mortgage Bonds, 1998 Series A to the Halifax Authority. Scott & Stringfellow, Inc. acted as our private placement agent in this transaction, for which it received a fee of $12,900.

   At our request, the Halifax Authority issued its Exempt Facility Refunding Revenue Bonds (Old Dominion Electric Cooperative Project), Series 1999 (the "1999 Tax-Exempt Bonds") in the principal amount of $1,130,000 to refund the 1992 Tax-Exempt Bonds maturing on December 1, 1999. As security for the 1999 Tax-Exempt Bonds, on November 17, 1999 we issued $1,130,000 in principal amount of First Mortgage Bonds, 1999 Series A to the Halifax Authority. BB&T Capital Markets acted as our private placement agent in this transaction, for which it received a fee of $12,430.

   At our request, the Halifax Authority issued its Exempt Facility Refunding Revenue Bonds (Old Dominion Electric Cooperative Project), Series 2000 (the "2000 Tax-Exempt Bonds") in the principal amount of $1,190,000 to refund the 1992 Tax-Exempt Bonds maturing on December 1, 2000. As security for the 2000 Tax-Exempt Bonds, on November 17, 2000 we issued $1,190,000 in principal amount of First Mortgage Bonds, 2000 Series A to the Halifax Authority. Morgan Keegan & Company, Inc. acted as our private placement agent in this transaction, for which it received a fee of $12,194.

   B. Issuance of 1998 Series B Bonds

   To assist us in financing solid waste facilities located at Clover, the Industrial Development Authority of Goochland County, Virginia (the "Goochland Authority") issued $5,000,000 in Exempt Facility Revenue Bonds (Old Dominion Electric Cooperative), Series 1998 (the "1998 Goochland Tax-Exempt Bonds"). The 1998 Goochland Tax-Exempt Bonds are limited obligations of the Goochland Authority. As security for the 1998 Goochland Tax-Exempt Bonds, on December 23, 1998 we issued $5,000,000 in principal amount of First Mortgage Bonds, 1998 Series B Bonds to the Goochland Authority. Scott & Stringfellow, Inc. acted as our private placement agent in this transaction, for which it received a fee of $42,500.

IV. Item 16. Exhibits and Financial Statement Schedules

   A. Exhibits

   Listed below are the exhibits which are filed as part of this Registration
Statement:


Exhibit
Number                                             Description
------                                             -----------

  1.1   Underwriting Agreement between the Registrant and J.P. Morgan Securities Inc., as Representative.

 *3.1   Amended and Restated Articles of Incorporation of Old Dominion Electric Cooperative (filed as exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended June 30, 2000 File No. 33-46795, filed on August 11, 2000).

 *3.2   Bylaws of Old Dominion Electric Cooperative, Amended and Restated (filed as exhibit 3.2 to the
        Registrant's Form 10-Q for the quarter ended June 30, 2000 File No. 33-46795, filed on August 11,
        2000).

Exhibit
Number                                               Description
------                                               -----------

  *4.1  Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric
        Cooperative and Crestar Bank, as trustee (filed as exhibit 4.1 to the Registrant's Form 10-K for the year ended December 31, 1992, File No. 33-46795, filed on March 30, 1993).

  *4.2  First Supplemental Indenture, dated as of August 1, 1992, to the Indenture of Mortgage and Deed of
        Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as
        trustee (filed as exhibit 4.2 to the Registrant's Form 10-K for the year ended December 31, 1992, File
        No. 33-46795, filed on March 30, 1993).

  *4.3  Second Supplemental Indenture, dated as of December 1, 1992, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.3 to the Registrant's Form 10-K for the year ended December 31,
        1992, File No. 33-46795, filed on March 30, 1993).

  *4.4  Third Supplemental Indenture, dated as of May 1, 1993, to the Indenture of Mortgage and Deed of
        Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as
        trustee (filed as exhibit 4.4 to the Registrant's Form 10-Q for the quarter ended June 30, 1993, File
        No. 33-46795, filed on August 10, 1993).

  *4.5  Fourth Supplemental Indenture, dated as of December 15, 1994, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.5 to the Registrant's Form 10-K for the year ended December 31,
        1996, File No. 33-46795, filed on March 20, 1997).

  *4.6  Fifth Supplemental Indenture, dated as of February 29, 1996, to the Indenture of Mortgage and Deed
        of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as
        trustee (filed as exhibit 4.6 to the Registrant's Form 10-K for the year ended December 31, 1996, File
        No. 33-46795, filed on March 20, 1997).

  *4.7  Sixth Supplemental Indenture, dated as of November 28, 1997, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.7 to the Registrant's Form 10-K for the year ended December 31,
        1998, File No. 33-46795, filed on March 25, 1999).

  *4.8  Seventh Supplemental Indenture, dated as of November 1, 1998, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.8 to the Registrant's Form 10-K for the year ended December 31,
        1998, File No. 33-46795, filed on March 25, 1999).

  *4.9  Eighth Supplemental Indenture, dated as of November 30, 1998, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.9 to the Registrant's Form 10-K for the year ended December 31,
        1998, File No. 33-46795, filed on March 25, 1999).

 *4.10  Ninth Supplemental Indenture, dated as of November 1, 1999, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.10 to the Registrant's Form 10-K for the year ended December 31,
        1999, File No. 33-46795, filed on March 22, 2000).

 *4.11  Tenth Supplemental Indenture, dated as of November 1, 2000, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Suntrust
        Bank (formerly Crestar Bank), as trustee (filed as exhibit 4.11 to the Registrant's Form 10-K for the year ended December 31, 2000, File No. 33-46795, filed on March 19, 2001).

  4.12  Eleventh Supplemental Indenture, dated as of September 1, 2001, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and SunTrust
        Bank (Successor by Merger to Crestar Bank), as Trustee.

Exhibit
Number                                               Description
------                                               -----------

  4.13  Form of 2001 Series A Bond.

  5.1   Opinion of LeClair Ryan.

*10.1   Nuclear Fuel Agreement between Virginia Electric and Power Company and Old Dominion Electric
        Cooperative, dated as of December 28, 1982, amended and restated October 17, 1983 (filed as exhibit 10.1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on March
        27, 1992).

*10.2   Purchase, Construction and Ownership Agreement between Virginia Electric and Power Company and Old Dominion Electric Cooperative, dated as of December 28, 1982, amended and restated
        October 17, 1983 (filed as exhibit 10.2 to the Registrant's Form S-1 Registration Statement, File
        No. 33-46795, filed on March 27, 1992).

*10.3   Amended and Restated Interconnection and Operating Agreement between Virginia Electric and
        Power Company and Old Dominion Electric Cooperative, dated as of July 29, 1997 (filed as exhibit
        10.3 to the Registrant's Form 10-K for the year ended December 31, 1999, File No. 33-46795, filed on March 22, 2000).

*10.4   Service Agreement for Network Integration Transmission Service to Old Dominion Electric
        Cooperative between Virginia Electric and Power Company and Old Dominion Electric Cooperative,
        dated as of July 29, 1997 (filed as exhibit 10.4 to the Registrant's Form 10-K for the year ended
        December 31, 1998, File No. 33-46795, filed on March 25, 1999).

*10.5   Network Operating Agreement between Virginia Electric and Power Company and Old Dominion
        Electric Cooperative, dated as of July 29, 1997 (filed as exhibit 10.5 to the Registrant's Form 10-K for the year ended December 31, 1998, File No. 33-46795, filed on March 25, 1999).

*10.6   Clover Purchase, Construction and Ownership Agreement between Old Dominion Electric
        Cooperative and Virginia Electric and Power Company, dated as of May 31, 1990 (filed as exhibit
        10.6 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on March 27,
        1992).

*10.7   Amendment No. 1 to the Clover Purchase, Construction and Ownership Agreement between Old
        Dominion Electric Cooperative and Virginia Electric and Power Company, effective March 12, 1993
        (filed as exhibit 10.7 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on April 19, 1993).

*10.8   Clover Operating Agreement between Virginia Electric and Power Company and Old Dominion
        Electric Cooperative, dated as of May 31, 1990 (filed as exhibit 10.4 to the Registrant's Form S-1
        Registration Statement, File No. 33-46795, filed on March 27, 1992).

*10.9   Amendment to the Clover Operating Agreement between Virginia Electric and Power Company and
        Old Dominion Electric Cooperative, effective January 17, 1995 (filed as Exhibit 10.8 to the
        Registrant's Form 10-K for the year ended December 31, 1994, File No. 33-46795, on March 15,
        1995).

*10.10  Coal-Fired Unit Turnkey Contract (Volume 1), dated April 6, 1989, and the Unit 2 Amendment
        (Volume 1), dated May 31, 1990, between Virginia Electric and Power Company and Old Dominion
        Electric Cooperative, Westinghouse Electric Corporation, Black & Veatch Engineers-Architects,
        Combustion Engineering, Inc. and H.B. Zachry Company (Volumes 2-11 contain technical specifications only) (filed as exhibit 10.7 to the Registrant's Form S-1 Registration Statement, File
        No. 33-46795, filed on March 27, 1992).

*10.11  Electric Service Agreement between Old Dominion Electric Cooperative and Appalachian Power
        Company, dated July 2, 1990 (filed as exhibit 10.8 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

Exhibit
Number                                               Description
------                                               -----------

*10.12  Electric Service Agreement between Old Dominion Electric Cooperative and Appalachian Power
        Company, dated March 6, 1991 (filed as exhibit 10.9 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

*10.13  Electric Service Agreement between The Potomac Edison Company and Old Dominion Electric
        Cooperative, dated October 4, 1991 (filed as exhibit 10.11 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

*10.14  Amendment to Electric Service Agreement between The Potomac Edison Company and Old
        Dominion Electric Cooperative, dated October 4, 1991 (filed as exhibit 10.36 to Amendment No. 2 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 26, 1993).

*10.15  Lease Agreement between Old Dominion Electric Cooperative and Regional Headquarters, Inc.,
        dated July 29, 1986 (filed as exhibit 10.27 to the Registrant's Form S-1 Registration Statement, File
        No. 33-46795, filed on March 27, 1992).

*10.16  Credit Agreement between Virginia Electric and Power Company and Old Dominion Electric
        Cooperative, dated as of December 1, 1985 (filed as exhibit 10.28 to the Registrant's Form S-1
        Registration Statement, File No. 33-46795, filed on March 27, 1992).

*10.17  Nuclear Decommissioning Trust Agreement between Old Dominion Electric Cooperative and
        Bankers Trust Company, dated March 1, 1991 (filed as exhibit 10.29 to the Registrant's Form S-1
        Registration Statement, File No. 33-46795, filed on March 27, 1992).

*10.18  Form of Salary Continuation Plan (filed as exhibit 10.31 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

*10.19  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        A&N Electric Cooperative, dated April 24, 1992 (filed as exhibit 10.34 to Amendment No. 2 to the
        Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 27, 1992).

*10.20  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        BARC Electric Cooperative, dated April 22, 1992 (filed as exhibit 10.35 to Amendment No. 1 to the
        Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.21  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Choptank Electric Cooperative, dated April 20, 1992 (filed as exhibit 10.36 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.22  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Community Electric Cooperative, dated April 28, 1992 (filed as exhibit 10.37 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.23  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Delaware Electric Cooperative, dated April 22, 1992 (filed as exhibit 10.38 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.24  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Mecklenburg Electric Cooperative, dated April 15, 1992 (filed as exhibit 10.39 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.25  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Northern Neck Electric Cooperative, dated April 21, 1992 (filed as exhibit 10.40 to Amendment No.
        1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.26  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Northern Virginia Electric Cooperative, dated April 17, 1992 (filed as exhibit 10.41 to Amendment
        No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

Exhibit
Number                                               Description
------                                               -----------

*10.27  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Prince George Electric Cooperative, dated May 6, 1992 (filed as exhibit 10.42 to Amendment No. 2 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 27, 1992).

*10.28  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Rappahannock Electric Cooperative, dated April 17, 1992 (filed as exhibit 10.43 to Amendment No.
        1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.29  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Shenandoah Valley Electric Cooperative, dated April 23, 1992 (filed as exhibit 10.44 to Amendment
        No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.30  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Southside Electric Cooperative, dated April 22, 1992 (filed as exhibit 10.45 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.31  Capacity and Energy Sales Agreement between Old Dominion Electric Cooperative and Public
        Service Electric and Gas, dated December 17, 1992, effective January 1, 1995 (filed as exhibit 10.30 to the Registrant's Form 10-K for the fiscal year ended December 31, 1992, File No. 33-46795, filed on March 30, 1993).

*10.32  First Supplement to Capacity and Energy Sales Agreement between Old Dominion Electric
        Cooperative and Public Service Electric & Gas, dated March 26, 1993 (filed as exhibit 10.32 to the
        Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on April 19, 1993).

*10.33  Interconnection Agreement between Delmarva Power & Light Company and Old Dominion Electric
        Cooperative, dated November 30, 1999 (filed as exhibit 10.33 to the Registrant's Form 10-K for the fiscal year ended December 31, 2000, File No. 33-46795, filed on March 19, 2001).

*10.34  Transmission Service Agreement between Delmarva Power & Light Company and Old Dominion
        Electric Cooperative, effective January 1, 1995 (filed as exhibit 10.39 to the Registrant's Form 10-K for the fiscal year ended December 31, 1994, File No. 33-46795, filed on March 15, 1995).

*10.35  Participation Agreement, dated as of February 29, 1996, among Old Dominion Electric Cooperative,
        State Street Bank and Trust Company, the Owner Participant named therein and Utrecht-America
        Finance Co. (filed as exhibit 10.35 to the Registrant's Form 10-K for the fiscal year ended December
        31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.36  Clover Unit 1 Equipment Interest Lease Agreement, dated as of February 29, 1996, between Old
        Dominion Electric Cooperative, as Equipment Head Lessor, and State Street Bank and Trust
        Company, as Equipment Head Lessee (filed as exhibit 10.36 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.37  Equipment Operating Lease Agreement, dated as of February 29, 1996, between State Street Bank and Trust Company, as Lessor, and Old Dominion Electric Cooperative, as Lessee (filed as exhibit
        10.37 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.38  Corrected Option Agreement to Lease, dated as of February 29, 1996, among Old Dominion Electric
        Cooperative and State Street Bank and Trust Company (filed as exhibit 10.38 to the Registrant's
        Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20,
        1997).

*10.39  Clover Agreements Assignment and Assumption Agreement, dated as of February 29, 1996, between
        Old Dominion Electric Cooperative, as Assignor, and State Street Bank and Trust Company, as
        Assignee (filed as exhibit 10.39 to the Registrant's Form 10-K for the fiscal year ended December
        31, 1996, File No. 33-46795, filed on March 20, 1997).

Exhibit
Number                                               Description
------                                               -----------

*10.40  Deposit Agreement, dated as of February 29, 1996, between Old Dominion Electric Cooperative, as
        Depositor, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland," New
        York Branch, as Issuer (filed as exhibit 10.40 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.41  Deposit Pledge Agreement, dated as of February 29, 1996, between Old Dominion Electric
        Cooperative, as Pledgor, and State Street Bank and Trust Company, as Pledgee (filed as exhibit 10.41 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.42  Payment Undertaking Agreement, dated as of February 29, 1996, between Old Dominion Electric
        Cooperative and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland,"
        New York Branch (filed as exhibit 10.42 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.43  Payment Undertaking Pledge Agreement, dated as of February 29, 1996, between Old Dominion
        Electric Cooperative, as Payment Undertaking Pledgor, and State Street Bank and Trust Company, as
        Payment Undertaking Pledgee (filed as exhibit 10.43 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.44  Pledge Agreement, dated as of February 29, 1996, between Old Dominion Electric Cooperative, as
        Pledgor, and State Street Bank and Trust Company, as Pledgee (filed as exhibit 10.44 to the
        Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on
        March 20, 1997).

*10.45  Tax Indemnity Agreement, dated as of February 29, 1996, among Old Dominion Electric
        Cooperative, State Street Bank and Trust Company, the Owner Participant named therein and
        Utrecht-America Finance Co. (filed as exhibit 10.45 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.46  Participation Agreement, dated as of July 1, 1996, among Old Dominion Electric Cooperative,
        Clover Unit 2 Generating Trust, Wilmington Trust Company, the Owner Participant named therein and Utrecht-America Finance Co. (filed as exhibit 10.46 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.47  Clover Unit 2 Equipment Interest Agreement, dated as of July 1, 1996, between Old Dominion
        Electric Cooperative and Clover Unit 2 Generating Trust (filed as exhibit 10.47 to the Registrant's
        Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20,
        1997).

*10.48  Operating Equipment Agreement, dated as of July 1, 1996, between Clover Unit 2 Generating Trust and Old Dominion Electric Cooperative (filed as exhibit 10.48 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.49  Clover Agreements Assignment and Assumption Agreement, dated as of July 1, 1996, between Old
        Dominion Electric Cooperative, as Assignor, and Clover Unit 2 Generating Trust, as Assignee (filed as exhibit 10.49 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No.
        33-46795, filed on March 20, 1997).

*10.50  Deed of Ground Lease and Sublease Agreement, dated as of July 1, 1996, between Old Dominion
        Electric Cooperative, as Ground Lessor, and Clover Unit 2 Generating Trust, as Ground Lessee (filed as exhibit 10.50 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No.
        33-46795, filed on March 20, 1997).

*10.51  Guaranty Agreement, dated as of July 1, 1996, between Old Dominion Electric Cooperative and
        AMBAC Indemnity Corporation (filed as exhibit 10.51 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

Exhibit
Number                                              Description
------                                              -----------

*10.52  Investment Agreement, dated as of July 1, 1996, among AMBAC Capital Funding, Inc., Old
        Dominion Electric Cooperative and AMBAC Indemnity Corporation (filed as exhibit 10.52 to the
        Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on
        March 20, 1997).

*10.53  Investment Agreement Pledge Agreement, dated as of July 1, 1996, among Old Dominion Electric
        Cooperative, as Investment Agreement Pledgor, AMBAC Indemnity Corporation, the Owner
        Participant named therein and Clover Unit 2 Generating Trust (filed as exhibit 10.53 to the
        Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on
        March 20, 1997).

*10.54  Equity Security Pledge Agreement, dated as of July 1, 1996, between Old Dominion Electric
        Cooperative, as Pledgor, and Wilmington Trust Company, as Collateral Agent (filed as exhibit 10.54 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.55  Payment Undertaking Agreement, dated as of July 1, 1996, between Old Dominion Electric
        Cooperative and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland,"
        New York Branch (filed as exhibit 10.55 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.56  Payment Undertaking Pledge Agreement, dated as of July 1, 1996, between Old Dominion Electric
        Cooperative, as Payment Undertaking Pledgor, and Clover Unit 2 Generating Trust, as Payment
        Undertaking Pledgee (filed as exhibit 10.56 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.57  Subordinated Deed of Trust and Security Agreement, dated as of July 1, 1996, among Old Dominion
        Electric Cooperative, Richard W. Gregory, trustee, and Michael P. Drzal, trustee (filed as exhibit
        10.57 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.58  Subordinated Security Agreement, dated as of July 1, 1996, among Old Dominion Electric
        Cooperative, the Owner Participant named therein, AMBAC Indemnity Corporation and Clover Unit
        2 Generating Trust (filed as exhibit 10.58 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.59  Tax Indemnity Agreement, dated as of July 1, 1996, between Old Dominion Electric Cooperative and the Owner Participant named therein (filed as exhibit 10.59 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

 10.60  Special Terms & Conditions of Purchase, dated June 29, 2000, between Old Dominion Electric
        Cooperative and General Electric Company.

 10.61  Special Terms & Conditions of Purchase, dated July 14, 2000, between Old Dominion Electric
        Cooperative and General Electric Company.

 10.62  Special Terms & Conditions of Purchase, dated November 9, 2000, between Old Dominion Electric
        Cooperative and General Electric Company.

 10.63  Employment Agreement, dated November 23, 1998, between Old Dominion Electric Cooperative and Jackson E. Reasor (previously filed as an exhibit to this Registration Statement).

 10.64  Executive Severance Agreement, dated January 1, 2001, between Old Dominion Electric
        Cooperative and Daniel M. Walker (previously filed as an exhibit to this Registration Statement).

 10.65  Executive Severance Agreement, dated January 1, 2001, between Old Dominion Electric
        Cooperative and Konstantinos Kappatos (previously filed as an exhibit to this Registration
        Statement).

 12.1   Old Dominion Electric Cooperative Computation of Ratio of Earnings to Fixed Charges and Other
        Ratios (previously filed as an exhibit to this Registration Statement).

Exhibit
Number                                               Description
------                                               -----------

 21     Subsidiaries of Old Dominion Electric Cooperative (not included because Old Dominion Electric
        Cooperative's subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a
        "significant subsidiary" under Rule 1-02(W) of Regulation S-X).

 23.1   Consent of Ernst & Young LLP.

 23.2   Consent of PricewaterhouseCoopers LLP.

 23.3   Consent of LeClair Ryan (included in their opinion filed as Exhibit 5.1).

 24     Powers of Attorney (included on the signature page of this Registration Statement).

 25     Form T-1, Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
        SunTrust Bank, as Trustee (previously filed as an exhibit to this Registration Statement).

--------
*  Incorporated herein by reference.

   B. Financial Statement Schedules

   All financial statement schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes.

V. Item 17. Undertakings

   Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of us pursuant to the provisions described in Item 14 above or otherwise, Old Dominion has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Old Dominion of expenses incurred or paid by a director, officer, or controlling person of Old Dominion in the successful defense of any action, suit, or proceeding) is asserted by such director, officer; or controlling person in connection with the securities being registered, Old Dominion will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   Old Dominion hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Old Dominion pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendent No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Henrico, Commonwealth of Virginia, on the 10th day of September, 2001.


                                          OLD DOMINION ELECTRIC COOPERATIVE


                                             /s/ JACKSON E. REASOR

                                          By: _________________________________

                                             Jackson E. Reasor


                                             President and Chief Executive
                                             Officer

                                  SIGNATURES





   Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



       Signature                        Title                       Date
       ---------                        -----                       ----

 /s/ JACKSON E. REASOR   President and Chief Executive       September 10, 2001
------------------------   Officer
   Jackson E. Reasor

           **            Senior Vice President of Accounting September 10, 2001
------------------------   and Finance
    Daniel M. Walker

           **            Senior Vice President of            September 10, 2001
------------------------   Engineering and Operations
Konstantinos N. Kappatos

           **            Senior Vice President of Retail and September 10, 2001
------------------------   Alliance Management
    Gregory W. White

           **            Director                            September 10, 2001
------------------------
   William M. Alphin

           **            Director                            September 10, 2001
------------------------
   E. Paul Bienvenue

           **            Director                            September 10, 2001
------------------------
     Frank W. Blake

           **            Director                            September 10, 2001
------------------------
   John E. Bonfadini

           **            Director                            September 10, 2001
------------------------
     Dick D. Bowman

           **            Director                            September 10, 2001
------------------------
   M. Johnson Bowman

           **            Director                            September 10, 2001
------------------------
    M Dale Bradshaw

           **            Director*                           September 10, 2001
------------------------
   Vernon N. Brinkley

           **            Director                            September 10, 2001
------------------------
    Calvin P. Carter

           **            Director                            September 10, 2001
------------------------
   Glenn F. Chappell

           **            Director                            September 10, 2001
------------------------
     Carl R. Eason

                     Signature         Title          Date
                     ---------         -----          ----


                        **            Director September 10, 2001
              -----------------------
               Stanley C. Feuerberg

                        **            Director September 10, 2001
              -----------------------
              Hunter R. Greenlaw, Jr.

                        **            Director September 10, 2001
              -----------------------
                  Bruce A. Henry

                        **            Director September 10, 2001
              -----------------------
               Frederick L. Hubbard

                        **            Director September 10, 2001
              -----------------------
                  David J. Jones

                        **            Director September 10, 2001
              -----------------------
               William M. Leech, Jr.

                        **            Director September 10, 2001
              -----------------------
                M. Larry Longshore

                        **            Director September 10, 2001
              -----------------------
                 James M. Reynolds

                        **            Director September 10, 2001
              -----------------------
               Charles R. Rice, Jr.

                        **            Director September 10, 2001
              -----------------------
              Cecil E. Viverette, Jr.

                        **            Director September 10, 2001
              -----------------------
                 Richard L. Weaver

                        **            Director September 10, 2001
              -----------------------
                 Carl R. Widdowson

                        **            Director September 10, 2001
              -----------------------
                  C. Douglas Wine



*Class A Director and Class B Director. All other directors are Class A
 Directors.


**By his signature set forth below, the undersigned, pursuant to authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 1 to the Registration Statement on behalf of the persons indicated.





By:


     /s/ JACKSON E. REASOR

    ------------------------



Jackson E. Reasor (Attorney In-Fact)

   Listed below are the exhibits which are filed as part of this Registration
Statement:


Exhibit
Number                                               Description
------                                               -----------

  1.1   Underwriting Agreement between the Registrant and J.P. Morgan Securities Inc., as Representative.

 *3.1   Amended and Restated Articles of Incorporation of Old Dominion Electric Cooperative (filed as exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended June 30, 2000 File No. 33-46795, filed on August 11, 2000).

 *3.2   Bylaws of Old Dominion Electric Cooperative, Amended and Restated (filed as exhibit 3.2 to the
        Registrant's Form 10-Q for the quarter ended June 30, 2000 File No. 33-46795, filed on August 11,
        2000).

 *4.1   Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric
        Cooperative and Crestar Bank, as trustee (filed as exhibit 4.1 to the Registrant's Form 10-K for the year ended December 31, 1992, File No. 33-46795, filed on March 30, 1993).

 *4.2   First Supplemental Indenture, dated as of August 1, 1992, to the Indenture of Mortgage and Deed of
        Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as
        trustee (filed as exhibit 4.2 to the Registrant's Form 10-K for the year ended December 31, 1992, File
        No. 33-46795, filed on March 30, 1993).

 *4.3   Second Supplemental Indenture, dated as of December 1, 1992, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.3 to the Registrant's Form 10-K for the year ended December 31,
        1992, File No. 33-46795, filed on March 30, 1993).

 *4.4   Third Supplemental Indenture, dated as of May 1, 1993, to the Indenture of Mortgage and Deed of
        Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as
        trustee (filed as exhibit 4.4 to the Registrant's Form 10-Q for the quarter ended June 30, 1993, File
        No. 33-46795, filed on August 10, 1993).

 *4.5   Fourth Supplemental Indenture, dated as of December 15, 1994, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.5 to the Registrant's Form 10-K for the year ended December 31,
        1996, File No. 33-46795, filed on March 20, 1997).

 *4.6   Fifth Supplemental Indenture, dated as of February 29, 1996, to the Indenture of Mortgage and Deed
        of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar Bank, as
        trustee (filed as exhibit 4.6 to the Registrant's Form 10-K for the year ended December 31, 1996, File
        No. 33-46795, filed on March 20, 1997).

 *4.7   Sixth Supplemental Indenture, dated as of November 28, 1997, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.7 to the Registrant's Form 10-K for the year ended December 31,
        1998, File No. 33-46795, filed on March 25, 1999).

 *4.8   Seventh Supplemental Indenture, dated as of November 1, 1998, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.8 to the Registrant's Form 10-K for the year ended December 31,
        1998, File No. 33-46795, filed on March 25, 1999).

 *4.9   Eighth Supplemental Indenture, dated as of November 30, 1998, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.9 to the Registrant's Form 10-K for the year ended December 31,
        1998, File No. 33-46795, filed on March 25, 1999).

Exhibit
Number                                               Description
------                                               -----------

 *4.10  Ninth Supplemental Indenture, dated as of November 1, 1999, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Crestar
        Bank, as trustee (filed as exhibit 4.10 to the Registrant's Form 10-K for the year ended December 31,
        1999, File No. 33-46795, filed on March 22, 2000).

 *4.11  Tenth Supplemental Indenture, dated as of November 1, 2000, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and Suntrust
        Bank (formerly Crestar Bank), as trustee (filed as exhibit 4.11 to the Registrant's Form 10-K for the year ended December 31, 2000, File No. 33-46795, filed on March 19, 2001).

  4.12  Eleventh Supplemental Indenture, dated as of September 1, 2001, to the Indenture of Mortgage and
        Deed of Trust, dated as of May 1, 1992, between Old Dominion Electric Cooperative and SunTrust
        Bank (Successor by Merger to Crestar Bank), as Trustee.

  4.13  Form of 2001 Series A Bond.

  5.1   Opinion of LeClair Ryan.

*10.1   Nuclear Fuel Agreement between Virginia Electric and Power Company and Old Dominion Electric
        Cooperative, dated as of December 28, 1982, amended and restated October 17, 1983 (filed as exhibit 10.1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on March
        27, 1992).

*10.2   Purchase, Construction and Ownership Agreement between Virginia Electric and Power Company and Old Dominion Electric Cooperative, dated as of December 28, 1982, amended and restated
        October 17, 1983 (filed as exhibit 10.2 to the Registrant's Form S-1 Registration Statement, File
        No. 33-46795, filed on March 27, 1992).

*10.3   Amended and Restated Interconnection and Operating Agreement between Virginia Electric and
        Power Company and Old Dominion Electric Cooperative, dated as of July 29, 1997 (filed as exhibit
        10.3 to the Registrant's Form 10-K for the year ended December 31, 1999, File No. 33-46795, filed on March 22, 2000).

*10.4   Service Agreement for Network Integration Transmission Service to Old Dominion Electric
        Cooperative between Virginia Electric and Power Company and Old Dominion Electric Cooperative,
        dated as of July 29, 1997 (filed as exhibit 10.4 to the Registrant's Form 10-K for the year ended
        December 31, 1998, File No. 33-46795, filed on March 25, 1999).

*10.5   Network Operating Agreement between Virginia Electric and Power Company and Old Dominion
        Electric Cooperative, dated as of July 29, 1997 (filed as exhibit 10.5 to the Registrant's Form 10-K for the year ended December 31, 1998, File No. 33-46795, filed on March 25, 1999).

*10.6   Clover Purchase, Construction and Ownership Agreement between Old Dominion Electric
        Cooperative and Virginia Electric and Power Company, dated as of May 31, 1990 (filed as exhibit
        10.6 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on March 27,
        1992).

*10.7   Amendment No. 1 to the Clover Purchase, Construction and Ownership Agreement between Old
        Dominion Electric Cooperative and Virginia Electric and Power Company, effective March 12, 1993
        (filed as exhibit 10.7 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on April 19, 1993).

*10.8   Clover Operating Agreement between Virginia Electric and Power Company and Old Dominion
        Electric Cooperative, dated as of May 31, 1990 (filed as exhibit 10.4 to the Registrant's Form S-1
        Registration Statement, File No. 33-46795, filed on March 27, 1992).

Exhibit
Number                                               Description
------                                               -----------

*10.9   Amendment to the Clover Operating Agreement between Virginia Electric and Power Company and
        Old Dominion Electric Cooperative, effective January 17, 1995 (filed as Exhibit 10.8 to the
        Registrant's Form 10-K for the year ended December 31, 1994, File No. 33-46795, on March 15,
        1995).

*10.10  Coal-Fired Unit Turnkey Contract (Volume 1), dated April 6, 1989, and the Unit 2 Amendment
        (Volume 1), dated May 31, 1990, between Virginia Electric and Power Company and Old Dominion
        Electric Cooperative, Westinghouse Electric Corporation, Black & Veatch Engineers-Architects,
        Combustion Engineering, Inc. and H.B. Zachry Company (Volumes 2-11 contain technical specifications only) (filed as exhibit 10.7 to the Registrant's Form S-1 Registration Statement, File
        No. 33-46795, filed on March 27, 1992).

*10.11  Electric Service Agreement between Old Dominion Electric Cooperative and Appalachian Power
        Company, dated July 2, 1990 (filed as exhibit 10.8 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

*10.12  Electric Service Agreement between Old Dominion Electric Cooperative and Appalachian Power
        Company, dated March 6, 1991 (filed as exhibit 10.9 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

*10.13  Electric Service Agreement between The Potomac Edison Company and Old Dominion Electric
        Cooperative, dated October 4, 1991 (filed as exhibit 10.11 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

*10.14  Amendment to Electric Service Agreement between The Potomac Edison Company and Old
        Dominion Electric Cooperative, dated October 4, 1991 (filed as exhibit 10.36 to Amendment No. 2 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 26, 1993).

*10.15  Lease Agreement between Old Dominion Electric Cooperative and Regional Headquarters, Inc.,
        dated July 29, 1986 (filed as exhibit 10.27 to the Registrant's Form S-1 Registration Statement, File
        No. 33-46795, filed on March 27, 1992).

*10.16  Credit Agreement between Virginia Electric and Power Company and Old Dominion Electric
        Cooperative, dated as of December 1, 1985 (filed as exhibit 10.28 to the Registrant's Form S-1
        Registration Statement, File No. 33-46795, filed on March 27, 1992).

*10.17  Nuclear Decommissioning Trust Agreement between Old Dominion Electric Cooperative and
        Bankers Trust Company, dated March 1, 1991 (filed as exhibit 10.29 to the Registrant's Form S-1
        Registration Statement, File No. 33-46795, filed on March 27, 1992).

*10.18  Form of Salary Continuation Plan (filed as exhibit 10.31 to the Registrant's Form S-1 Registration
        Statement, File No. 33-46795, filed on March 27, 1992).

*10.19  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        A&N Electric Cooperative, dated April 24, 1992 (filed as exhibit 10.34 to Amendment No. 2 to the
        Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 27, 1992).

*10.20  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        BARC Electric Cooperative, dated April 22, 1992 (filed as exhibit 10.35 to Amendment No. 1 to the
        Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.21  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Choptank Electric Cooperative, dated April 20, 1992 (filed as exhibit 10.36 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.22  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Community Electric Cooperative, dated April 28, 1992 (filed as exhibit 10.37 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

Exhibit
Number                                               Description
------                                               -----------

*10.23  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Delaware Electric Cooperative, dated April 22, 1992 (filed as exhibit 10.38 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.24  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Mecklenburg Electric Cooperative, dated April 15, 1992 (filed as exhibit 10.39 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.25  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Northern Neck Electric Cooperative, dated April 21, 1992 (filed as exhibit 10.40 to Amendment
        No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.26  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Northern Virginia Electric Cooperative, dated April 17, 1992 (filed as exhibit 10.41 to Amendment
        No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.27  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Prince George Electric Cooperative, dated May 6, 1992 (filed as exhibit 10.42 to Amendment No. 2 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 27, 1992).

*10.28  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Rappahannock Electric Cooperative, dated April 17, 1992 (filed as exhibit 10.43 to Amendment
        No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.29  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Shenandoah Valley Electric Cooperative, dated April 23, 1992 (filed as exhibit 10.44 to Amendment
        No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.30  Amended and Restated Wholesale Power Contract between Old Dominion Electric Cooperative and
        Southside Electric Cooperative, dated April 22, 1992 (filed as exhibit 10.45 to Amendment No. 1 to the Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on May 6, 1992).

*10.31  Capacity and Energy Sales Agreement between Old Dominion Electric Cooperative and Public
        Service Electric and Gas, dated December 17, 1992, effective January 1, 1995 (filed as exhibit 10.30 to the Registrant's Form 10-K for the fiscal year ended December 31, 1992, File No. 33-46795, filed on March 30, 1993).

*10.32  First Supplement to Capacity and Energy Sales Agreement between Old Dominion Electric
        Cooperative and Public Service Electric & Gas, dated March 26, 1993 (filed as exhibit 10.32 to the
        Registrant's Form S-1 Registration Statement, File No. 33-46795, filed on April 19, 1993).

*10.33  Interconnection Agreement between Delmarva Power & Light Company and Old Dominion Electric
        Cooperative, dated November 30, 1999 (filed as exhibit 10.33 to the Registrant's Form 10-K for the fiscal year ended December 31, 2000, File No. 33-46795, filed on March 19, 2001).

*10.34  Transmission Service Agreement between Delmarva Power & Light Company and Old Dominion
        Electric Cooperative, effective January 1, 1995 (filed as exhibit 10.39 to the Registrant's Form 10-K for the fiscal year ended December 31, 1994, File No. 33-46795, filed on March 15, 1995).

*10.35  Participation Agreement, dated as of February 29, 1996, among Old Dominion Electric Cooperative,
        State Street Bank and Trust Company, the Owner Participant named therein and Utrecht-America
        Finance Co. (filed as exhibit 10.35 to the Registrant's Form 10-K for the fiscal year ended December
        31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.36  Clover Unit 1 Equipment Interest Lease Agreement, dated as of February 29, 1996, between Old
        Dominion Electric Cooperative, as Equipment Head Lessor, and State Street Bank and Trust
        Company, as Equipment Head Lessee (filed as exhibit 10.36 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

Exhibit
Number                                               Description
------                                               -----------

*10.37  Equipment Operating Lease Agreement, dated as of February 29, 1996, between State Street Bank and Trust Company, as Lessor, and Old Dominion Electric Cooperative, as Lessee (filed as exhibit
        10.37 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.38  Corrected Option Agreement to Lease, dated as of February 29, 1996, among Old Dominion Electric
        Cooperative and State Street Bank and Trust Company (filed as exhibit 10.38 to the Registrant's
        Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20,
        1997).

*10.39  Clover Agreements Assignment and Assumption Agreement, dated as of February 29, 1996, between
        Old Dominion Electric Cooperative, as Assignor, and State Street Bank and Trust Company, as
        Assignee (filed as exhibit 10.39 to the Registrant's Form 10-K for the fiscal year ended December
        31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.40  Deposit Agreement, dated as of February 29, 1996, between Old Dominion Electric Cooperative, as
        Depositor, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland," New
        York Branch, as Issuer (filed as exhibit 10.40 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.41  Deposit Pledge Agreement, dated as of February 29, 1996, between Old Dominion Electric
        Cooperative, as Pledgor, and State Street Bank and Trust Company, as Pledgee (filed as exhibit 10.41 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.42  Payment Undertaking Agreement, dated as of February 29, 1996, between Old Dominion Electric
        Cooperative and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland,"
        New York Branch (filed as exhibit 10.42 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.43  Payment Undertaking Pledge Agreement, dated as of February 29, 1996, between Old Dominion
        Electric Cooperative, as Payment Undertaking Pledgor, and State Street Bank and Trust Company, as
        Payment Undertaking Pledgee (filed as exhibit 10.43 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.44  Pledge Agreement, dated as of February 29, 1996, between Old Dominion Electric Cooperative, as
        Pledgor, and State Street Bank and Trust Company, as Pledgee (filed as exhibit 10.44 to the
        Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on
        March 20, 1997).

*10.45  Tax Indemnity Agreement, dated as of February 29, 1996, among Old Dominion Electric
        Cooperative, State Street Bank and Trust Company, the Owner Participant named therein and
        Utrecht-America Finance Co. (filed as exhibit 10.45 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.46  Participation Agreement, dated as of July 1, 1996, among Old Dominion Electric Cooperative,
        Clover Unit 2 Generating Trust, Wilmington Trust Company, the Owner Participant named therein and Utrecht-America Finance Co. (filed as exhibit 10.46 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.47  Clover Unit 2 Equipment Interest Agreement, dated as of July 1, 1996, between Old Dominion Electric
        Cooperative and Clover Unit 2 Generating Trust (filed as exhibit 10.47 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.48  Operating Equipment Agreement, dated as of July 1, 1996, between Clover Unit 2 Generating Trust and Old Dominion Electric Cooperative (filed as exhibit 10.48 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

Exhibit
Number                                              Description
------                                              -----------

*10.49  Clover Agreements Assignment and Assumption Agreement, dated as of July 1, 1996, between Old
        Dominion Electric Cooperative, as Assignor, and Clover Unit 2 Generating Trust, as Assignee (filed as exhibit 10.49 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No.
        33-46795, filed on March 20, 1997).

*10.50  Deed of Ground Lease and Sublease Agreement, dated as of July 1, 1996, between Old Dominion
        Electric Cooperative, as Ground Lessor, and Clover Unit 2 Generating Trust, as Ground Lessee (filed as exhibit 10.50 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No.
        33-46795, filed on March 20, 1997).

*10.51  Guaranty Agreement, dated as of July 1, 1996, between Old Dominion Electric Cooperative and
        AMBAC Indemnity Corporation (filed as exhibit 10.51 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.52  Investment Agreement, dated as of July 1, 1996, among AMBAC Capital Funding, Inc., Old
        Dominion Electric Cooperative and AMBAC Indemnity Corporation (filed as exhibit 10.52 to the
        Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on
        March 20, 1997).

*10.53  Investment Agreement Pledge Agreement, dated as of July 1, 1996, among Old Dominion Electric
        Cooperative, as Investment Agreement Pledgor, AMBAC Indemnity Corporation, the Owner
        Participant named therein and Clover Unit 2 Generating Trust (filed as exhibit 10.53 to the
        Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on
        March 20, 1997).

*10.54  Equity Security Pledge Agreement, dated as of July 1, 1996, between Old Dominion Electric
        Cooperative, as Pledgor, and Wilmington Trust Company, as Collateral Agent (filed as exhibit 10.54 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.55  Payment Undertaking Agreement, dated as of July 1, 1996, between Old Dominion Electric
        Cooperative and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland,"
        New York Branch (filed as exhibit 10.55 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.56  Payment Undertaking Pledge Agreement, dated as of July 1, 1996, between Old Dominion Electric
        Cooperative, as Payment Undertaking Pledgor, and Clover Unit 2 Generating Trust, as Payment
        Undertaking Pledgee (filed as exhibit 10.56 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.57  Subordinated Deed of Trust and Security Agreement, dated as of July 1, 1996, among Old Dominion
        Electric Cooperative, Richard W. Gregory, trustee, and Michael P. Drzal, trustee (filed as exhibit
        10.57 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.58  Subordinated Security Agreement, dated as of July 1, 1996, among Old Dominion Electric
        Cooperative, the Owner Participant named therein, AMBAC Indemnity Corporation and Clover Unit
        2 Generating Trust (filed as exhibit 10.58 to the Registrant's Form 10-K for the fiscal year ended
        December 31, 1996, File No. 33-46795, filed on March 20, 1997).

*10.59  Tax Indemnity Agreement, dated as of July 1, 1996, between Old Dominion Electric Cooperative and the Owner Participant named therein (filed as exhibit 10.59 to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, File No. 33-46795, filed on March 20, 1997).

 10.60  Special Terms & Conditions of Purchase, dated June 29, 2000, between Old Dominion Electric
        Cooperative and General Electric Company.

Exhibit
Number                                               Description
------                                               -----------

 10.61  Special Terms & Conditions of Purchase, dated July 14, 2000, between Old Dominion Electric
        Cooperative and General Electric Company.

 10.62  Special Terms & Conditions of Purchase, dated November 9, 2000, between Old Dominion Electric
        Cooperative and General Electric Company.

 10.63  Employment Agreement, dated November 23, 1998, between Old Dominion Electric Cooperative and Jackson E. Reasor (previously filed as an exhibit to this Registration Statement).

 10.64  Executive Severance Agreement, dated January 1, 2001, between Old Dominion Electric
        Cooperative and Daniel M. Walker (previously filed as an exhibit to this Registration Statement).

 10.65  Executive Severance Agreement, dated January 1, 2001, between Old Dominion Electric
        Cooperative and Konstantinos Kappatos (previously filed as an exhibit to this Registration
        Statement).

 12.1   Old Dominion Electric Cooperative Computation of Ratio of Earnings to Fixed Charges and Other
        Ratios (previously filed as an exhibit to this Registration Statement).

 21     Subsidiaries of Old Dominion Electric Cooperative (not included because Old Dominion Electric
        Cooperative's subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a
        "significant subsidiary" under Rule 1-02(W) of Regulation S-X).

 23.1   Consent of Ernst & Young LLP.

 23.2   Consent of PricewaterhouseCoopers LLP.

 23.3   Consent of LeClair Ryan (included in their opinion filed as Exhibit 5.1).

 24     Powers of Attorney (included on the signature page of this Registration Statement).

 25     Form T-1, Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
        SunTrust Bank, as Trustee (previously filed as an exhibit to this Registration Statement).

--------
* Incorporated by reference